EXHIBIT 2(d)

Execution Version

PURCHASE AND SALE AGREEMENT
by and among
BIG PELICAN LLC
and
PELICAN SOUTH CENTRAL LLC
as Purchasers,
and
SOUTH CENTRAL GENERATING LLC
and
CLECO CAJUN LLC,
as Sellers,
and,
solely for purposes of Section 13.18,
ATLAS CAPITAL RESOURCES IV LP
and
ATLAS CAPITAL RESOURCES (P) IV LP,
as Purchaser Parents

Dated as of November 22, 2023

TABLE OF CONTENTS
This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.
i

SCHEDULES
SELLERS DISCLOSURE SCHEDULE:

Section 1.01(a)    Co-Op Contracts
Section 1.01(b)    Knowledge Of Sellers
Section 1.01(d)    Permitted Liens
Section 1.01(e)    Projects
Section 1.01(f)    Business Employees
Section 2.04(b)(ix)    Joint Ownership Agreement Management Committee
Section 2.04(b)(x)    Officer and Manager Resignations
Section 2.04(b)(xi)    Liens to be Released
Section 3.03    No Conflicts - Seller
Section 3.05    Legal Proceedings – Seller
Section 4.03    No Conflicts - Company
Section 4.04    Post-Closing Consents
Section 4.05(a)    The Acquired Companies: Capitalization
Section 4.05(b)    The Acquired Companies: Subsidiaries
Section 4.07    No Undisclosed Liabilities
Section 4.08    Absence Of Changes
Section 4.09    Compliance with Laws
Section 4.10    Legal Proceedings - Company
Section 4.11(a)    Owned Real Property
Section 4.11(b)    Leased Real Property
Section 4.11(c)    Landlord Agreements
Section 4.11(d)    Easement Real Property
Section 4.11(f)    Purchase Rights
Section 4.12    Personal Property
Section 4.13(a)    Intellectual Property
Section 4.13(b)    Intellectual Property Agreements
Section 4.13(c)    Intellectual Property Rights
Section 4.13(g)    IT Systems
Section 4.14(a)    Company Contracts
Section 4.14(b)    Breaches of Company Contracts
Section 4.15    Taxes
Section 4.16    Employee Matters

Section 4.17    Insurance
Section 4.18    Environmental Matters
Section 4.21    Sufficiency of Assets
Section 4.23    Bank Accounts
Section 4.25    Indebtedness for Borrowed Money
Section 4.26    NRG Purchase Agreement – Indemnity Claims
Section 4.28    Support Obligations
Section 6.02    Conduct of Business
Section 6.03    Certain Restrictions
Section 6.07    Non-Solicitation – Designated Persons
Section 7.03    Continuing Support Obligations
Section 7.04    Tail Policy Terms
Section 7.05(a)    Certain Employee Matters
Section 8.05    Transferred Contracts
Section 9.05    Required Governmental Approvals and Required Governmental Notices (Purchaser)
PURCHASERS DISCLOSURE SCHEDULE:

Section 1.01(b)    Knowledge Of Purchasers
Section 5.03    No Conflicts
Section 5.04    Government or Regulatory Approvals; Filings
Section 7.06     R&W Insurance Policy

EXHIBITS

Exhibit A     Transition Services Agreement
Exhibit B    Membership Interest Assignment Agreement
Exhibit C    Illustrative Allocation Schedule
Exhibit D-1    Form of Non-Imputation Affidavit
Exhibit D-2    Owner’s Affidavit
Exhibit E    Form of NRG Purchase Agreement Assignment
Exhibit F    Estoppel Certificate
Exhibit G    Other Services Agreement
Exhibit H    Form of Retention Agreement

SCHEDULES

Schedule A        Accounting Principles
Schedule B        Sample Closing Statement
Schedule C        Sample Net Working Capital Amount

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 22, 2023 (the “Execution Date”) by and among Big Pelican LLC, a Delaware limited liability company (“LA Gen Purchaser”), Pelican South Central LLC, a Delaware limited liability company (“South Central Purchaser”, and together with LA Gen Purchaser, the “Purchasers”), South Central Generating LLC, a Delaware limited liability company (“LA Gen Seller”), Cleco Cajun LLC, a Louisiana limited liability company (“South Central Seller”, and together with LA Gen Seller, the “Sellers”), and, solely for purposes of Section 13.18, Atlas Capital Resources IV LP and Atlas Capital Resources (P) IV LP (each a “Purchaser Parent” and collectively the “Purchaser Parents”). The Purchasers and Sellers, and solely for the purposes of Section 13.18, Purchaser Parents, each a “Party” and collectively, the “Parties”.
WITNESSETH:
WHEREAS, LA Gen Seller directly owns one hundred percent (100%) of the membership interests (the “LA Gen Interests”) of Louisiana Generating LLC, a Delaware limited liability company (“LA Gen”);
WHEREAS, South Central Seller directly owns one hundred percent (100%) of the membership interests (the “South Central Interests”, and together with the LA Gen Interests, the “Interests”) of LA Gen Seller;
WHEREAS, at the Closing, but immediately prior to the consummation of the South Central Sale (defined below), LA Gen Seller desires to sell, and LA Gen Purchaser desires to purchase, the LA Gen Interests (the “LA Gen Sale”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, at the Closing, but immediately following the LA Gen Sale, South Central Seller desires to sell, and South Central Purchaser desires to purchase, the South Central Interests (the “South Central Sale”), on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Sellers and the Purchasers desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions thereto.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties and Purchaser Parents (solely for purposes of Purchaser Parents obligations expressly set forth in this Agreement) agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounting Principles” means the accounting principles set forth on Schedule A.
“Accounts Receivable” has the meaning ascribed thereto in Section 4.22.
“Acquired Companies” means, collectively, LA Gen Seller and each of its Subsidiaries, including each of Big Cajun, LA Gen, Bayou Power, Bayou Cove, New Roads, and Cottonwood.
“Acquired Companies Organizational Documents” means, with respect to each Acquired Company, each Acquired Company’s certificate of formation (or analogous document) and limited liability company operating agreement.
“Acquired Company Confidential Information” has the meaning ascribed thereto in Section 8.04(b).
“Actions or Proceedings” means any claim, action, demand, litigation, suit, audit, notice of violation, proceeding, arbitration or Governmental or Regulatory Authority inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Amount Excess” has the meaning set forth in Section 2.03(d).
“Adjustment Amount Recoupment” has the meaning set forth in Section 2.03(e).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Affiliate Contracts” means any Contract between (a) any Acquired Company, on the one hand, and (b) (i) Cleco Group LLC or any of its Affiliates (including South Central Seller, but excluding the Acquired Companies) or (ii) any director, manager, officer or employee of Cleco Group LLC or any of its Affiliates (including Sellers, but excluding the Acquired Companies), on the other hand; provided that Affiliates of Cleco Group LLC for purposes of this definition shall exclude private equity portfolio companies of any Affiliate of British Columbia Investment Management Corporation or Macquarie Infrastructure and Real Assets Inc. that may be engaged in providing goods or services to the Acquired Companies from time to time on an arms’ length basis in the ordinary course of business.
“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.
“Allocation Schedule” has the meaning ascribed thereto in Section 8.03.

“Anti-Money Laundering Laws” has the meaning ascribed thereto in Section 4.24.
“Applicable Laws” means all applicable supranational, national, federal, state, local or foreign laws, statutes, codes, acts, rules, regulations, ordinances, directives, judgments, Orders, decrees, approvals, directives, requirements, injunctions and writs of any Governmental or Regulatory Authority or any similar provisions having the force or effect of law.
“Asserting Governmental or Regulatory Authority” has the meaning ascribed thereto in Section 8.01(d).
“Assets” means, with respect to any Person, all right, title and interest of such Person in and to assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, inventory, Permits, Intellectual Property Assets, books and records, cash, accounts receivable, deposits, prepaid expenses, and the goodwill related thereto.
“Base Purchase Price” means five hundred million dollars ($500,000,000).
“Bayou Cove” means Bayou Cove LLC, a Delaware limited liability company.
“Bayou Cove Project” means that certain 225 MW natural gas fired simple cycle power generation facility consisting of combustion turbine generator units 2, 3 and 4 owned by Bayou Cove and located in Jennings, Louisiana.
“Bayou Power” means Bayou Cove Peaking Power, LLC, a Delaware limited liability company.
“Benefit Plans” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity or equity-based incentive or plan, deferred compensation, medical, dental, vision, prescription drug, disability, life, fringe, relocation, post-employment or retirement benefits, supplemental retirement, severance, vacation, paid leave or other similar benefit plans, programs, policies or arrangements and (ii) all employment, compensation, individual consulting, service, termination, change in control, transaction bonus, retention or severance plans, contracts, agreements, policies or arrangements but in all cases other than any plan or arrangement maintained or to which contributions are required by any Governmental or Regulatory Authority.
“Big Cajun” means Big Cajun I Peaking Power LLC, a Delaware limited liability company.
“Big Cajun I Project” means the project that includes those certain natural gas fired units (two (2) steam turbine generators with a capacity of 110 MW each) and which is located on land owned by LA Gen and Big Cajun in Pointe Coupee Parish, Louisiana.
“Big Cajun II Project” means those certain Units 1 and 2, and an undivided fifty-eight percent (58%) interest in Unit 3, of the 1,461 MW natural gas steam turbine power generation facility consisting of three (3) boiler units owned by LA Gen and located in Pointe Coupee Parish, Louisiana.
“Big Cajun Peaking Project” means the project that includes those certain natural gas fired units (two (2) combustion turbine generators with a capacity of 110 MW each) owned by Big Cajun and located on land owned by LA Gen and Big Cajun in Pointe Coupee Parish, Louisiana.
“Binder Agreement” has the meaning ascribed thereto in Section 7.06.
“Bottom Ash Basin” means the industrial surface impoundment permitted under LDEQ Permit Number P-0108R2 and described in the CCR Compliance Bottom Ash Basin Closure Plan (October 2016), located west of the Big Cajun II Project and bordered by the Fly Ash Basin on the west, and by wooded property on the north and south, and by the treatment ponds on the east.
“Business” means, with respect to each Acquired Company, its business of selling, marketing and distributing natural gas and coal fired power generation within MISO, as applicable.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Pineville, Louisiana or New York, New York are authorized or obligated to close.
“Business Employee” means each (i) employee who is set forth on Section 1.01(f) of the Sellers Disclosure Schedule and (ii) employee who, on or after the date of this Agreement but before thirty (30) days prior to the Closing Date, and subject to the terms of Section 6.03, is hired by or transferred to Cleco Cajun LLC or any of its Subsidiaries (including the Acquired Companies) and that performs services primarily for the Acquired Companies with respect to the Business.
“Business Employee on Leave” has the meaning ascribed thereto in Section 7.05(a).
“Cash and Cash Equivalents Amount” means, as of the Closing Effective Time, the aggregate amount of the Acquired Companies’ (a) money, currency or a credit balance in a deposit account at a financial institution and any deposits in transit or any other amounts that have been received by an Acquired Company but may not have cleared as of the Closing Effective Time and (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof, in each case maturing within one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation and (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the laws of the United States. Cash and Cash Equivalents Amount shall exclude: (1) all outstanding checks and wires, which are and will be included as a “current liability” for purposes of calculating the Net Working Capital Amount; (2) the temporary cash investments at Cottonwood (GL account 13600000), it being acknowledged that such cash investments were $3,333,333 as of August 31, 2023; (3) cash and cash equivalents held as security deposits; (4) cash and cash equivalents collateralizing any obligation or liability except to the extent such obligation or liability is accounted for in the Net Working Capital Amount; and (5) cash and cash equivalents to the extent subject to any legal or contractual restriction or limitation on the ability to freely distribute, transfer or use such cash, checks, marketable securities, short term instruments and other cash equivalents.
“Cash Balance Plan” means that certain Supplement to the Cleco Corporate Holdings, LLC Pension Plan for Certain Former NRG Energy, Inc. Employees.
“Casualty Loss” has the meaning ascribed thereto in Section 8.06(a).
“CCR” means coal combustion residuals, as defined in 40 C.F.R. § 257.53.
“Change of Control” means, and shall be deemed to have occurred upon, the occurrence of one or more of the following events with respect to a Purchaser: (i) the consummation of the sale, transfer or other disposition to any third party (but excluding Affiliates of a Purchaser), whether in a single transaction or a series of related transactions, involving the outstanding equity interests of such Purchaser (whether by direct transfer or by way of merger, division, exchange, consolidation or otherwise), in which the holders of the outstanding equity interests of such Purchaser as of immediately prior to such transaction(s) are not the holders in the aggregate, directly or indirectly, of at least a majority of the ordinary voting securities of the surviving Purchaser in such transaction(s) immediately after the consummation thereof or (ii) the consummation of the sale, transfer or other disposition by such Purchaser to any third party, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of such Purchaser.
“Change of Control Payment” means any transaction, retention, change in control or similar bonuses and other related change in control payments payable by any Acquired Company as of or after the Closing Date as a result of the consummation of the transactions contemplated by this Agreement, but excluding (x) any payments solely in respect of agreements or arrangements entered into after the Closing, (y) any amount pursuant to any “double trigger” provisions to the extent the obligation is ultimately triggered after Closing (as opposed to at or prior to Closing), and (z) any amounts that become due and payable due to events or actions by Purchasers or any of their respective Affiliates taken or occurring after the Closing, together with the employer portion of any payroll, employment or similar Taxes attributable to such amounts.
“Claims Period” has the meaning ascribed thereto in Section 7.02.
“Closing” has the meaning ascribed thereto in Section 2.04.
“Closing Adjustment Amount” means an amount, which may be a positive or negative amount, equal to the sum of (a) the Cash and Cash Equivalents Amount (for the avoidance of doubt, there shall be no cap on the Cash and Cash Equivalents Amount for purposes of this definition), minus (b) the Indebtedness Amount, minus (c) the Company Transaction Expenses, plus (d) the amount (if any) by which the Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (e) the amount (if any) by which the Net Working Capital

Amount is less than the Target Net Working Capital Amount minus (f) the Excess Coal Inventory Value, if any, plus (g) the Closing Excess Coal Payment Amount, if any, minus (h) the Net Indemnity Proceeds.
“Closing Date” means (a) the third (3rd) Business Day or (b) such other date as Purchasers and Sellers may mutually agree in writing, in each case following the date on which the last of the conditions set forth in Article IX and Article X are satisfied or waived by Purchasers and/or Sellers, as the case may be (except for such conditions which by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions in writing as provided herein).
“Closing Effective Time” has the meaning ascribed thereto in Section 2.04(a).
“Closing Excess Coal Payment Amount” means an amount equal to the product of (a) the Excess Coal Discount Factor multiplied by (b) the Excess Coal Inventory up to or equal to the “Threshold Amount” as identified in the table in item 9 of the Accounting Principles on Schedule A corresponding to the Closing Effective Time as provided for in such table multiplied by (c) $60.00, as such amount is ultimately determined pursuant to Section 2.03, subject to adjustment pursuant to this Agreement.
“Closing Statement” has the meaning ascribed thereto in Section 2.03(a).
“Closing Statement Date” has the meaning ascribed thereto in Section 2.03(a).
“Co-Op Contracts” means the Contracts set forth on Section 1.01(a) of the Sellers Disclosure Schedule.
“Code” means the Internal Revenue Code of 1986, as may be amended, modified, supplemented or replaced from time to time.
“Collective Bargaining Agreement” means any collective bargaining agreement or similar labor-related agreement with any labor union, trade union or labor organization.
“Company Benefit Plan” has the meaning ascribed thereto in Section 4.16(a).
“Company Contracts” has the meaning ascribed thereto in Section 4.14(a).
“Company Transaction Expenses” means, without duplication, all fees, costs and expenses incurred but unpaid, as of the Closing Effective Time, on behalf of Sellers or any Acquired Company on or prior to the Closing in connection with the negotiation, preparation, execution and delivery of this Agreement or the transactions contemplated by this Agreement or in furtherance of the marketing of the Acquired Companies for sale, in each case solely to the extent required to be paid or reimbursed by any of the Acquired Companies, including (i) the fees and expenses of K&E, Jefferies Group LLC and any other advisors and services providers, (ii) 50% of the cost of the Tail Policy, and (iii) any Change of Control Payments.
“Condemnation” has the meaning ascribed thereto in Section 8.06(a).

“Condemnation Value” has the meaning ascribed thereto in Section 8.06(b).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 9, 2022, by and between Atlas FRM LLC d/b/a Atlas Holdings LLC and Cleco Corporate Holdings LLC.
“Consent” means any consent, approval, license, Permit, Order, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.
“Continuing Employee” has the meaning ascribed thereto in Section 7.05(a).
“Continuing Union Employees” has the meaning ascribed thereto in Section 7.05(c).
“Contract” means any written or oral contract, subcontract, agreement, lease, sublease, license, instrument, note, warranty, bond, purchase order, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement, other than any Benefit Plans.
“Cottonwood” means Cottonwood Development, L.L.C., a Louisiana limited liability company.
“Cottonwood Lease” has the meaning ascribed thereto in Section 6.08(b)(i).
“Cottonwood Project” that certain 1,263 MW project indirectly owned by Cottonwood and located in Deweyville, Texas.
“Damaged Portion” has the meaning ascribed thereto in Section 8.06(a).
“DCS and SCADA Contracts” means each Contract related to those licenses identified on Section 4.13(b) of the Sellers Disclosure Schedules (including with respect to such Contract, the applicable purchase orders), including: (1) Miscellaneous Services Master Agreement, dated November 20, 2019, by and between Cleco Corporate Holdings LLC, its subsidiaries and affiliates, and Schneider Elective Systems USA, Inc., as amended and supplemented; and (2) Master Terms and Conditions for Sale of Products and Services dated April 20, 2020 by and between Cleco Corporate Holdings LLC and GE Steam Power, Inc., as amended and supplemented.
“Defined Benefit Pension Plan” means the Cleco Corporate Holdings LLC Pension Plan.
“Designated Accountant” has the meaning ascribed thereto in Section 2.03(c).
“Designated Persons” has the meaning ascribed thereto in Section 6.07.
“Designated Services Agreement” has the meaning set forth in Section 7.05(a).

“Dispute Statement” has the meaning set forth in Section 2.03(b).
“Disputed Item” has the meaning set forth in Section 2.03(b).
“DOL” means the United States Department of Labor, or any successor Governmental or Regulatory Authority.
“Easement Agreements” has the meaning ascribed thereto in Section 4.11(e).
“Easement Real Property” has the meaning ascribed thereto in Section 4.11(d).
“Employee Costs” means any and all out-of-pocket costs incurred by Sellers with respect to any Business Employee who is on authorized disability, medical or similar leave, including (i) payment of all wages, pay, salaries, bonuses, commissions, and other compensation earned under each applicable Benefit Plan as in place as of the Closing Date (collectively, “Compensation”); (ii) deducting all federal, state and local employment taxes and withholdings for each such Business Employee, including income taxes, FICA and unemployment insurance taxes, and other legally required deductions (such as in the nature of social security payments or judicially ordered deductions) related to such Compensation, paying all taxes on or with respect to such Compensation as may be required of an employer, filing all information and tax returns and issue all wage and tax statements related to such Compensation paid to such Business Employees; (iii) maintaining, administering, contributing to or paying (as applicable) all unemployment insurance, workers’ compensation, unemployment compensation, disability, retirement contributions, health insurance and all similar programs attributable to such Business Employees; and (iv) continuing the eligibility of the Business Employees to participate in Sellers’ Benefit Plans as in place as of the Closing Date.
“Employee Payment Period” has the meaning set forth in Section 7.05(a)(i).
“Employment Offer” has the meaning ascribed thereto in Section 7.05(a).
“Energy Control Center Project” means that control center facility owned by LA Gen and located in Pointe Coupee Parish, Louisiana.
“Environmental Laws” means any and all Laws enacted prior to the Closing Date that remain in effect as of the Closing Date relating to (a) pollution, preservation, or protection of the environment or natural resources, (b) the Release, generation, use, transportation, treatment, storage or disposal of Hazardous Substances, or (c) workplace human health and safety to the extent relating to exposure to Hazardous Substances.
“Environmental Permit” means any Permit required by or from a Governmental or Regulatory Authority under any Environmental Law.
“Equity Interests” means, with respect to any entity, any corporate stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other equity interests of, or other equity participation in, such entity that confers on any Person the right to receive a share of the profits and losses of, or distribution of the assets of, such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person with whom any Acquired Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Estimated Adjustment Amount” means an amount, which may be a positive or negative amount, equal to the sum of (a) the Estimated Cash and Cash Equivalents Amount (provided that in no event shall such amount be more than $5,000,000), minus (b) the Estimated Indebtedness Amount, minus (c) the Estimated Company Transaction Expenses, plus (d) the amount (if any) by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (e) the amount (if any) by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount minus (f) the Estimated Excess Coal Inventory Value, plus (g) the Estimated Closing Excess Coal Payment Amount minus (h) the Estimated Net Indemnity Proceeds.
“Estimated Cash and Cash Equivalents Amount” has the meaning set forth in Section 2.02.
“Estimated Closing Excess Coal Payment Amount” has the meaning set forth in Section 2.02.
“Estimated Closing Statement” has the meaning set forth in Section 2.02.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.02.
“Estimated Employee Costs” has the meaning set forth in Section 7.05(a).
“Estimated Excess Coal Inventory Value” has the meaning set forth in Section 2.02.
“Estimated Indebtedness Amount” has the meaning set forth in Section 2.02.
“Estimated Net Indemnity Proceeds” has the meaning set forth in Section 2.02.
“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.02.
“EWG” means an “exempt wholesale generator” as defined in Section 1262 of PUHCA and 18 C.F.R. § 366.1.
“Excess Coal Discount Factor” means (a) 85%, with respect to Excess Coal Inventory up to or equal to the “Threshold Amount” as identified in the table in item 9 of the Accounting Principles on Schedule A corresponding to the Closing Effective Time as provided for in such table and (b) 50%, with respect to Excess Coal Inventory in excess of the “Threshold Amount” as identified in the table in item 9 of the Accounting Principles on Schedule A corresponding to the Closing Effective Time as provided for in such table.

“Excess Coal Inventory” means any amount of actual coal inventory (measured in tons) in excess of the difference of (a) the Committed Coal, as identified in the table in item 9 of the Accounting Principles on Schedule A corresponding to the Closing Effective Time as provided for in such table, minus (b) any Future Coal Commitments. Excess Coal Inventory will be calculated in accordance with the Accounting Principles.
“Excess Coal Inventory Value” means the product of (a) sixty dollars ($60) multiplied by (b) the Excess Coal Inventory.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Future Agreements” means (a) the Coal Purchase and Sale Agreement, by and between Buckskin Mining Company and Cleco Cajun LLC, dated as of March 29, 2005, as may be supplemented and amended, subject to the restrictions contained in Section 6.03, (b) the Coal Transportation Agreement BNSF-C-12768, by and between BNSF Railway Company and Cleco Cajun LLC, dated as of October 16, 2014, as may be supplemented and amended, subject to the restrictions contained in Section 6.03, and (c) the Terminal Services and Affreightment Contract, by and between American Commercial Barge Line LLC and Cleco Cajun LLC, dated as of January 1, 2023, as may be supplemented and amended, subject to the restrictions contained in Section 6.03.
“FCC” means the Federal Communications Commission, and any successor thereto.
“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.
“Final Order” means an Order (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which any waiting period prescribed by Law before the transactions contemplated by this Agreement has expired, (iii) as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied, (iv) as to which the applicable Governmental or Regulatory Authority does not have the Order under reconsideration on its own motion and (v) as to which no appeal or request for stay of such Order is pending or in effect and the deadline for filing any such appeal or request has passed.
“Final Settlement Date” has the meaning set forth in Section 2.03(b).
“Financial Statements” has the meaning ascribed thereto in Section 4.06.
“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the debt financing relating to the transactions contemplated hereby and thereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and any Representatives of any of the foregoing.
“Fly Ash Basin” means the industrial surface impoundment permitted under LDEQ Permit Number P-0108R2 and described in the CCR Compliance Fly Ash Basin Closure Plan

(October 2016), located west of the Big Cajun II Project and bordered by the Bottom Ash Basin on the east, and by wooded property on the west, north and south.
“Forced Outage” means the shutdown of a generating unit, transmission line, or other facility for emergency reasons, or a condition in which the equipment is unavailable as a result of an unanticipated breakdown. For the avoidance of doubt, any scheduled outage for inspection, maintenance or refueling shall not be deemed to be a Forced Outage.
“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive brought against a party hereto based on a representation of such party contained in Article III, Article IV and Article V of this Agreement or in any certificate delivered hereto by such party, including the certificates to be delivered pursuant to Section 2.04(b)(iii); provided, however, that at the time such representation was made (a) such representation was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy or breach of such representation, (c) such party had the specific intent to deceive another party hereto, and (d) the other party acted in reliance on such inaccurate representation and suffered Losses as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“Future Coal Commitments” mean the number of tons of any contractual take-or-pay coal or coal transportation agreement (including the Existing Future Agreements) that is unpaid or not otherwise included as a liability in the Net Working Capital Amount, in each case, as calculated in accordance with the Accounting Principles. For the avoidance of doubt, contractual take-or-pay coal excludes any tonnage nominated by Entergy Louisiana LLC or an Affiliate thereof.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.
“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the electric generation industry in respect of electric generation facilities of comparable type and complexity to the Projects during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Law, reliability and safety. “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include a range of acceptable practices, methods, standards, procedures or acts that meet the foregoing qualifications.

“Governmental or Regulatory Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or Order of, or any notice to or registration by or with, any Governmental or Regulatory Authority.
“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, official, tribunal, court or arbitrator(s) (public or private) of competent jurisdiction or other instrumentality of any foreign or domestic, supranational or national, or federal, state, provincial, county, city or other political subdivision or similar governing entity thereof, including the FERC, the Federal Communications Commission, NERC, LPSC and any other governmental, quasi-governmental or non-governmental body, administering, regulating or having general oversight over gas and power markets, including any regional transmission operator, independent system operator and any market monitor thereof.
“Hazardous Substance” means any material, substance, chemical, compound, mixture, solid, liquid, gas, mineral, or waste that is (a) listed, classified, designated, regulated or defined pursuant to any Environmental Law to be a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance or other term of similar meaning due to its dangerous or deleterious properties or characteristics, (b) any petroleum product and any derivative or by-product thereof, (c) any asbestos-containing materials, (d) any radioactive materials, (e) any polychlorinated biphenyls, (f) any per-or polyfluoroalkyl substances and (g) CCR.
“Hedging Arrangements” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contract that are intended to benefit from, or reduce or eliminate the risk of, fluctuations in the price of commodities, including electric power, natural gas or securities, interest rates or currencies.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.
“Identified Claims” has the meaning set forth in Section 6.10(b).
“Illustrative Allocation Schedule” has the meaning ascribed thereto in Section 2.07.
“Indebtedness” means (without duplication) the following obligations: (a) any indebtedness for borrowed money of the Acquired Companies, (b) any obligations of the Acquired Companies evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations of the Acquired Companies for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business), (d) any reimbursement obligations of the Acquired Companies with respect to draws under outstanding letters of credit, surety bonds or similar instruments, (e) obligations of the Acquired Companies resulting from any holdback, earn-out, performance bonus or other contingent performance payment arrangement related to or arising out of any prior acquisitions or business combination, (f) any obligations of the Acquired

Companies required to be classified and accounted for as capital lease obligations on a balance sheet in accordance with GAAP, (g) unfunded or underfunded Liabilities of the Acquired Companies under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, retiree benefit plan, or any similar plan (including in each case, the employer portion of any employment, payroll or similar Taxes in respect of such amounts (computed as though all such payments were payable as of the Closing)), (h) outstanding and unpaid severance and accrued retention obligations (including in each case, the employer portion of any employment, payroll or similar Taxes in respect of such amounts (computed as though all such payments were payable at Closing) of the Acquired Companies, but for the avoidance of doubt, excluding with respect to severance, contingent obligations for employees that have not yet been terminated), (i) all earned but unpaid bonuses and commissions (including in each case the employer portion of any employment, payroll or similar Taxes in respect of such amounts (computed as though all such payments were payable at Closing)) owed to the Business Employees, (j) all accrued but unpaid income Taxes payable by the Acquired Companies attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date for which a Tax Return is not yet due as of the Closing Date (taking into account any estimated payments and available credits or other offsets with respect to such income Taxes), (k) any obligations of the Acquired Companies arising under any interest rate, currency and any other arrangement designed to provide protection against fluctuations in interest, currency rates or commodities, (l) solely to the extent proceeds are actually received by the Acquired Companies, the Sellers or their Affiliates pre-Closing related to the sale of cooperative assets identified in item #3 of Section 6.03 of the Sellers Disclosure Schedule, an amount equal to (1) $1,380.93 multiplied by (2) the number of days during the period commencing on the Closing and ending on March 27, 2025, (m) any guaranty by any of the Acquired Companies of any of the obligations described in clauses (a) through (l), or (n) any obligations of the Acquired Companies in the nature of accrued fees, interest, premiums, breakage or make-whole payments or penalties with respect to any of the foregoing, and, for the avoidance of doubt, “Indebtedness” excludes (i) any Liability of the Acquired Companies with respect to Taxes other than income Taxes payable, (ii) any intercompany obligations between or among the Acquired Companies, (iii) any fees or expenses of the Acquired Companies incurred after the Closing Date, and any fees or expenses or any other liabilities, obligations, or amounts incurred or initiated at the direction or request of any Purchaser or any of its Affiliates, whether related to their respective financing activities, the transactions contemplated by this Agreement or otherwise, (iv) any undrawn amounts under letters of credit, unused commitments or mark-to-market valuation of or breakage costs associated with interest rate swaps of the Acquired Companies, (v) LTICP liabilities (GL account 25300021 and 25300020), (vi) workers compensation liabilities (GL account 22820280), (vii) OPEB (GL 24200040), (viii) asset retirement obligations or (ix) any Liabilities included in the Net Working Capital Amount or Company Transaction Expenses.
“Indebtedness Amount” means, as of the Closing, the aggregate amount of Indebtedness.
“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (a) and (b) of the definition of Indebtedness.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (b)

trademarks, service marks, trade dress, corporate names, logos and slogans, and Internet domain names, together with all goodwill associated with each of the foregoing and all registrations and applications therefor, (c) copyrights and registrations and applications therefor, whether or not copyrightable, (d) trade secrets, know-how and inventions (whether patentable or not), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein, (e) rights in computer Software (including rights in source code, executable code, and data, databases), (f) all telephone numbers, electronic mail addresses and social media accounts and registrations, (g) all confidential information, customer lists, technical information, process technology, plans, drawings, and blueprints, and (h) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, or required for the exercise of, any of the foregoing, and all applications of any of the foregoing.
“Intellectual Property Agreements” means all licenses, sublicenses, joint development, research, sponsored research and other agreements by or through which other Persons grants an Acquired Company or an Acquired Companies grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property or IT System that is used in or necessary to the Business (other than (i) the license of non-exclusive, commercially available “off-the-shelf” third party software products and services and (ii) licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business).
“Intellectual Property Assets” means all Intellectual Property that is owned by any of the Acquired Companies and used in connection with the operation of the Business.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental or Regulatory Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Interests” has the meaning ascribed thereto in the recitals of this Agreement.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“Interim Period” has the meaning set forth in Section 6.02.
“IRS” means the United States Internal Revenue Service, or any successor Governmental or Regulatory Authority.
“IT Systems” means all Software, information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, and all other information technology equipment, including all Supervisory Control and Data Acquisition (SCADA) systems and associated equipment, and all associated documentation, in each case, owned, licensed, or leased by or on behalf of the Acquired Companies.
“K&E” has the meaning ascribed thereto in Section 13.17.

“Knowledge of Purchasers” means the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge), after due inquiry, of those Persons listed in Section 1.01(b) of the Purchasers Disclosure Schedule.
“Knowledge of Sellers” means the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge), after due inquiry, of those Persons listed in Section 1.01(b) of the Sellers Disclosure Schedule.
“LA Gen” means Louisiana Generating LLC, a Delaware limited liability company.
“LA Gen Interests” has the meaning ascribed thereto in the Recitals.
“LA Gen Purchaser” has the meaning ascribed thereto in the Preamble.
“LA Gen Sale” has the meaning ascribed thereto in the Preamble.
“LA Gen Seller” has the meaning ascribed thereto in the Preamble.
“Landlord Agreements” has the meaning ascribed thereto in Section 4.11(c).
“Laws” means all laws, constitutions, treaties, statutes, rules, regulations, ordinances, codes, directives, guidance documents, Orders and other pronouncements or requirements of any Governmental or Regulatory Authority having the force or effect of law.
“Leased Real Property” has the meaning ascribed thereto in Section 4.11(b).
“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property or Easement Real Property which are owned by the Acquired Companies.
“Leases” has the meaning ascribed thereto in Section 4.11(e).
“Liabilities” means any obligations and other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, easement, restrictive covenant, license, encroachment, protrusion, right-of-way, right-of-first offer or refusal, royalty, franchise, defect to title or other encumbrance, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.
“Loss” means any and all losses, damages, fines, penalties, deficiencies, liabilities, interest payments and other costs and expenses (including documented out-of-pocket costs and expenses of Actions or Proceedings, amounts paid in connection with any assessments, judgments or settlements relating thereto, court costs, and reasonable fees of attorneys, accountants and other experts incurred in connection with defending against any such Actions or Proceedings).

“Loss Proceeds” has the meaning ascribed thereto in Section 8.06(b).
“LPSC” means the Louisiana Public Service Commission, and any successor thereto.
“LPSC Notice” means that certain notice to the LPSC as required by Order No. U-34794 issued by the LPSC on January 31, 2019, in LPSC Docket No. U-34794.
“Major Loss Amount” has the meaning ascribed thereto in Section 8.06(b).
“Material Adverse Effect” means any circumstance, change, fact, event, occurrence or development that, alone, or together with any other circumstance, change, fact, event, occurrence or development, has had, has or would reasonably be expected to have, a material adverse effect on (a) the ability of Sellers to consummate the transactions contemplated by this Agreement by the Termination Date or (b) the business, assets, liabilities, financial condition or results of operations of any of the Acquired Companies, taken as a whole; provided that, in the case of this clause (b), none of the following shall constitute or be deemed to contribute to a “Material Adverse Effect” or shall otherwise be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which any of the Acquired Companies operate (including the electric generating, transmission, power or distribution industries), whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local markets for, or costs of, commodities, raw materials or other supplies, products or services used, generated or provided by any of the Acquired Companies, including electric power, capacity, and ancillary products or services, natural gas, or other fuel supply, emissions, water, or transportation or related products or services, including, in each case, changes due to or arising out of actions by competitors and regulators, including any change in the design or pricing of the wholesale or retail electric power and natural gas markets (including any either bilateral or MISO administered energy or ancillary services markets); (iii) changes in general regulatory, political or geopolitical conditions, including any acts of war, whether or not declared, armed hostilities, sabotage or terrorist activities (including any electronic or digital attack by any Person on any electric generating, transmission or distribution infrastructure), civil unrest, riots and any governmental instability, government shutdown, failure to raise the borrowing limit of any Governmental or Regulatory Authority or the results of any elections for government office or the appointment or confirmation of any Person to any Governmental or Regulatory Authority, (iv) changes in international, national, regional, state, provincial or local electric transmission or distribution systems, generally, including with respect to any local wholesale or retail market for electric power, (v) any earthquakes, hurricanes, floods, acts of God or other effects of weather, geological or meteorological events or natural disasters, epidemics, pandemics or other public health emergencies, (vi) changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) changes or adverse conditions in the currency, financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Purchasers or any of their Affiliates or any communication by Purchasers or any of their

Affiliates regarding its plans, proposals or projections with respect to any Acquired Company (including any impact on the relationship of any Acquired Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers or other agents), (ix) changes in accounting requirements or principles, including any changes in GAAP, (x) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (xi) new generating facilities and their effect on pricing or transmission, (xii) actions or omissions expressly required to be taken or not taken by Sellers or any of their Affiliates in accordance with this Agreement or any other Transaction Document to which it is a party, or consented to in writing by Purchasers or any of their Affiliates, (xiii) any breach by Purchasers or any of their Affiliates of any provision of this Agreement or any other Transaction Document to which it is a party, (xiv) any failure of any Acquired Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Acquired Company (it being understood that this clause (xiv) shall not exclude any circumstance, change, fact, event, occurrence or development giving rise to such failure to the extent that any such circumstance, change, fact, event, occurrence or development is not otherwise excluded from clause (a) of this definition of Material Adverse Effect), (xv) any Casualty Loss or Condemnation or (xvi) any changes in or effects on the Assets or Contracts of any Acquired Company that are cured (including by the payment of money) by Sellers or any Acquired Company prior to the Closing, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), or (vii), to the extent such circumstance, change, fact, event, occurrence, or development has, or would be expected to have, a disproportionate effect on any of the Acquired Companies as compared to other businesses in the same industry.
“MBR Authority” means (a) authorization by FERC pursuant to Section 205 of the FPA to make wholesale sales of electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC pursuant to Section 205 of the FPA of a tariff providing for such sales, and (c) the granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to “persons,” as defined in the FPA, authorized to sell electric energy, capacity and/or ancillary services at market-based rates, including blanket authorization under Section 204 of the FPA and Part 34 of FERC’s regulations, 18 C.F.R. Part 34, to issue securities and assume liabilities.
“Membership Interest Assignment Agreement” means that certain membership interest assignment agreement, substantially in the form attached hereto as Exhibit B.
“MISO” means Midcontinent Independent System Operator, Inc.
“Net Indemnity Proceeds” means any cash or other consideration (a) received by Sellers or any of their Affiliates prior to the Closing Effective Time, including the Acquired Companies, or (b) paid to third parties on behalf of Sellers or any of their Affiliates prior to the Closing Effective Time, including the Acquired Companies, in each case with respect to any indemnification claims for Specific Environmental Indemnification Items made or submitted by South Central Seller or any of its Affiliates under or pursuant to the NRG Purchase Agreement, that has the effect of reducing the Losses (as defined in the NRG Purchase Agreement) recoverable by the purchaser thereunder pursuant to Section 11.01(c) of the NRG Purchase Agreement as a result of the $25 million cap set forth in Section 11.04(d) therein, less the aggregate amount of any cash disbursements paid by the Sellers or any of their Affiliates, including the Acquired

Companies, to any third parties from the date of the Interim Financial Statements to the Closing Effective Time that (i) reduce the asset retirement obligation liabilities related to such claims and/or (ii) serve to benefit or progress the remediation and closure of the ponds (including engineering designs, studies, and reports; environmental assessment; permitting activities, monitoring activities, closure activities such as mobilization, water management, landscape shaping, liner installment, and other related expenses that advance the remediation and/or closure of the ash ponds); provided, however, in no event shall Net Indemnity Proceeds ever be a negative number.
“Net Working Capital Amount” means an amount, which may be positive or negative, by which (a) the sum of total current assets (and as specified in the Accounting Principles, certain non-current assets) of the Acquired Companies exceeds (b) the sum of the total current liabilities (and as specified in the Accounting Principles, certain non-current liabilities) of the Acquired Companies, in each case, as calculated as of the Closing Effective Time, determined without duplication of any amounts, consistent with the methodology described on, and used in the preparation of, Schedule C and in accordance with the Accounting Principles. In the event of any conflict between the methodology described on, and used in the preparation of Schedule C and the Accounting Principles, the Accounting Principles shall prevail. For purposes of calculating the Net Working Capital Amount, Net Working Capital Amount shall expressly exclude (i) the Indebtedness Amount, (ii) the Cash and Cash Equivalents Amount and (iii) Company Transaction Expenses.
“New Roads” means New Roads Holdings LLC, a Delaware limited liability company.
“New Roads Project” means that certain property surrounding the Big Cajun I Project and not specifically used for any of the other Projects, including the properties referred to as “Lease Site C”, the “Farmland Property” and the “Ballpark Tract”.
“Non-Party Affiliates” has the meaning ascribed thereto in Section 13.11(b).
“NRG Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of February 6, 2018, by and among NRG Energy, Inc, LA Gen Seller (f/k/a NRG South Central Generating LLC) and South Central Seller (f/k/a Cleco Energy LLC).
“NRG Purchase Agreement Assignment” means the assignment agreement, substantially in the form attached hereto as Exhibit E, assigning the NRG Purchase Agreement to LA Gen Seller.
“Order” means any binding order, decision, ruling, writ, judgment, injunction, decree, stipulation, determination, award, assessment or agreement issued, promulgated or entered by or with any Governmental or Regulatory Authority.
“Other Services Agreement” means that services agreement in the form attached hereto as Exhibit G, and which shall be duly executed as of the Closing by South Central Seller and, if desired by South Central Seller, one or more Affiliates thereof, on the one hand, and Purchasers and if desired by Purchasers, one or more Affiliates thereof.

“Owned Real Property” has the meaning ascribed thereto in Section 4.11(a).
“Pass-Through Tax Matter” means any matter relating to the determination of Taxes with respect to the income, operations, or assets of the business of an Acquired Company if Seller (or its direct or indirect owners) could be liable as a matter of law for such Taxes, which for the avoidance of doubt, includes franchise taxes.
“Permits” means all licenses, consents, permits, certificates of authority, authorizations, approvals, registrations, franchises, waivers, variances, exemptions and similar consents granted by, or certificate of, any Governmental or Regulatory Authority.
“Permitted Liens” means (a) Liens imposed by Law, including mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business for sums not yet due and payable or, if due and payable, that are being contested in good faith, provided that for such Liens that are being contested in good faith and appropriate reserves have been established in accordance with GAAP, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments, governmental charges or levies that are not due and payable or, if due and payable, the amount or validity of which is being contested in good faith by appropriate Actions or Proceedings and for which appropriate reserves have been established in accordance with GAAP, (d) Liens or similar encumbrances to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar Laws or to secure public or statutory obligations, (e) Liens affecting the interest of the lessor in leased property, (f) Liens or similar encumbrances to secure the performance of bids, trade contracts, leases, Permits, surety and appeal bonds, performance bonds and other obligations of a similar nature, (g) judgment Liens the payment of which is covered in full by adequate reserves, bonds or other security or insurance, (h) customary rights of setoff or bankers’ or similar liens upon deposits of cash or investments in favor of banks or other financial institutions, (i) with respect to the Real Property: (1) applicable zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are not violated by the current use or occupancy of such Real Property or the operation of any Project thereon; (2) exceptions set forth in the Title Policy Proforma, including easements, covenants, rights-of-way and other similar restrictions affecting title to such Real Property and any Liens shown on any survey made available to Purchasers or obtained by Purchasers in connection with the transactions contemplated by this Agreement; and (3) Liens or other imperfections of title, if any, that, in the case of each of clauses (1) through (3), would not, individually or in the aggregate, reasonably be expected to materially impair the value, occupancy or continued use of the Real Property subject thereto, as currently conducted, including operation of the Projects, (j) Liens created by Purchasers or any of their Affiliates, or otherwise consented to in writing by Purchasers or any of their Affiliates, (k) Liens arising under this Agreement or (l) Liens that are set forth on Section 1.01(d) of the Sellers Disclosure Schedule.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental or Regulatory Authority).

“Personal Information” means all information that identifies or could reasonably be used to identify an individual person, device, or household, and any other information defined as “personal information,” “personal data,” “personally identifiable information” or “PII” under Applicable Law.
“Pointe Coupee Parish Tax Matter” means the ongoing contested taxes and/or any reassessments for tax years 2020-2022 in Pointe Coupee Parish, Louisiana.
“Post-Closing Representation” has the meaning ascribed thereto in Section 13.17.
“Preliminary Purchase Price” means an amount equal to (a) the Base Purchase Price plus (b) the Estimated Adjustment Amount (whether positive or negative) less (c) any adjustment required pursuant to Section 8.06(d), if any.
“Privacy Laws” means all Applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure, or transfer (including cross-border) of any Personal Information.
“Prohibitive Order” means (a) any law, rule or regulation that is enacted by a Governmental or Regulatory Authority of competent jurisdiction that renders the performance of this Agreement or the consummation of any of the material transactions contemplated by this Agreement illegal or (b) any injunction or other Order issued by a Governmental or Regulatory Authority of competent jurisdiction that is in effect and prohibits the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement
“Projects” means, collectively, (a) the Cottonwood Project, (b) the Big Cajun Peaking Project, (c) the Big Cajun I Project, (d) the Big Cajun II Project, (e) the Bayou Cove Project, (f) the Energy Control Center Project, and (g) the New Roads Project and (h) those other jointly owned projects set forth on Section 1.01(e) of the Sellers Disclosure Schedule. Each of the Projects may be referred to as “Project” individually.
“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§16451 et seq., and the rules and regulations promulgated thereunder.
“Purchaser Parents” has the meaning ascribed thereto in the preamble to this Agreement.
“Purchaser Parents Guaranty” has the meaning set forth in Section 13.18.
“Purchaser Released Claims” has the meaning ascribed thereto in Section 11.02(b).
“Purchaser Released Person” has the meaning ascribed thereto in Section 11.02(b).
“Purchaser Releasing Person” has the meaning set forth in Section 11.02(a).

“Purchaser Restricted Period” has the meaning ascribed thereto in Section 7.08.
“Purchasers” has the meaning ascribed thereto in the preamble to this Agreement.
“Purchasers Disclosure Schedule” means the disclosure schedule delivered by Purchasers to Sellers concurrently with the execution and delivery of this Agreement.
“Purchasers Material Adverse Effect” means any circumstance, change, fact, event, occurrence or development that, alone, or together with any other circumstance, change, fact, event, occurrence or development, has had or would reasonably be expected to have, a material adverse effect on the ability of Purchasers to consummate the transactions contemplated by this Agreement or Purchaser Parents to fulfill their obligations in respect of the Purchaser Parents Guaranty.
“R&W Costs” has the meaning ascribed thereto in Section 7.06.
“R&W Insurance Policy” has the meaning ascribed thereto in Section 7.06.
“Real Property” has the meaning set forth in Section 4.11(d).
“Regulatory Termination Fee Amount” means thirty million dollars ($30,000,000).
“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, or dispersing into or through the indoor or outdoor environment of any Hazardous Substances, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other closed receptacles.
“Remaining Excess Coal Payment Amount” means an amount equal to the product of (a) the Excess Coal Discount Factor multiplied by (b) the Excess Coal Inventory in excess of the “Threshold Amount” as identified in the table in item 9 of the Accounting Principles on Schedule A corresponding to the Closing Effective Time as provided for in such table multiplied by (c) $60.00, as such amount is ultimately determined pursuant to Section 2.03, subject to adjustment pursuant to this Agreement.
“Remaining Purchase Price” means the sum of one hundred million dollars ($100,000,000), plus the Remaining Excess Coal Payment Amount, if any.
“Representatives” means, with respect to any Person, such Person’s members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.
“Required Governmental Approvals” has the meaning ascribed thereto in Section 9.05.
“Restoration Cost” has the meaning ascribed thereto in Section 8.06(b).

“Right” means any option, warrant, convertible or exchangeable security or other right to subscribe for, purchase or otherwise acquire any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.
“Sample Closing Statement” means the sample calculation, prepared for illustrative purposes only, of the Closing Adjustment Amount, determined as if the Closing had occurred on June 30, 2023, and as set forth on Schedule B.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Released Claims” has the meaning ascribed thereto in Section 11.02(a).
“Seller Released Person” has the meaning ascribed thereto in Section 11.02(a).
“Seller Releasing Person” has the meaning ascribed thereto in Section 11.02(b).
“Sellers” has the meaning ascribed thereto in the preamble to this Agreement.
“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Purchasers concurrently with the execution and delivery of this Agreement.
“Sellers Fundamental Representations” means, collectively, the representations and warranties of Sellers set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.06, Section 3.07, Section 4.01, Section 4.02, Section 4.03(a), Section 4.05 and Section 4.20.
“Sellers’ Marks” has the meaning ascribed thereto in Section 8.04(b).
“Software” means all means any and all computer programs (including firmware), including any and all software implementations of algorithms, models, applications, utilities, development tools, diagnostics and methodologies, whether in source code, object code, or other form, and any data, data bases, and collections of data, together with all documentation related to any of the foregoing.
“South Central Purchaser” has the meaning ascribed thereto in the Preamble.
“South Central Sale” has the meaning ascribed thereto in the Recitals.
“South Central Seller” has the meaning ascribed thereto in the Preamble.
“Specific Environmental Indemnification Items” has the meaning given to such term in the NRG Purchase Agreement.
“Specified Approval” has the meaning ascribed thereto in Section 8.01(d).
“Spin-off Cash Balance Plan” has the meaning set forth in Section 6.12(a).

“Subsidiary” means, with respect to any Person, any entity in which it owns or controls a majority of the interests having voting power under ordinary circumstances to elect at least a majority of the board of directors, board of managers, general partner, manager, managing member or other Persons performing similar functions (regardless of whether, at the time, interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or in which it serves as the general partner, manager or managing member.
“Support Obligation” means any letter of credit, guarantee, surety, performance bond, escrow arrangement, cash collateral, security arrangement or other credit support.
“Support Obligor” has the meaning ascribed thereto in Section 4.28.
“Tail Policy” has the meaning ascribed thereto in Section 7.04(b).
“Tangible Personal Property” means all machinery, mobile or otherwise, equipment, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, meter equipment and other tangible personal property owned or leased by the Acquired Companies for use in connection with the Projects and such Acquired Company’s business as currently conducted.
“Target Net Working Capital Amount” means an amount equal to $148,839,000.
“Tax” means any and all federal, state, provincial, local, and foreign taxes, assessments, charges, duties, fees, levies, and other similar governmental charges in the nature of a tax, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, disability, unemployment compensation, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, alternative or add-on minimum, estimated, gross receipts, value-added and all other similar charges in the nature of a tax imposed by any Governmental or Regulatory Authority, however denominated (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto).
“Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Governmental or Regulatory Authority responsible for the administration, assessment, collection, or determination of Taxes.
“Taxing Authority” shall mean any Governmental or Regulatory Authority having jurisdiction with respect to any Tax.
“Termination Date” has the meaning ascribed thereto in Section 12.01(b)(i).
“Termination Fee Amount” means sixty million dollars ($60,000,000).
“Title Company” means First American Title Insurance Company.
“Title Policy” means a title insurance policy, issued by the Title Company, insuring the applicable Acquired Company’s interest in the Real Property and any Leasehold Improvements.

“Title Policy Matters” has the meaning ascribed thereto in Section 6.08(b)(v).
“Title Policy Proforma” means, for each Project, an ALTA 2006 Owner’s Policy of Title Insurance, in form and substance reasonably acceptable to Purchasers, committing to insure the applicable Acquired Company’s interest in the Real Property in the amount of (i) twenty five million dollars ($25,000,000) with respect to the Bayou Cove Project, (ii) fifteen million dollars ($15,000,000) with respect to the Big Cajun I Project, (iii) fifteen million dollars ($15,000,000) with respect to the Big Cajun II Project, (iv) fifteen million dollars ($15,000,000) with respect to the Cottonwood Project, (v) one hundred seventy five million dollars ($175,000,000) with respect to the Energy Control Center Project, (vi) five million ($5,000,000) with respect to the Big Cajun Peaking Project, and (vii) fifteen million dollars ($15,000,000) with respect to the New Roads Project, or other amount specified by Purchasers in their reasonable discretion (provided that any departures from the policy amount set forth in this definition must be based on an independent third party appraisal of the Real Property) and issued by the Title Company, subject only to the Permitted Liens, together with such endorsements (subject to Section 6.08(a)) and affirmative coverages as Purchasers may reasonably request from the Title Company that are available in the State where the Project is located, dated as of the date of the Closing and issued to Purchasers on the date of the Closing.
“Total Purchase Price” means six hundred million dollars ($600,000,000).
“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Transition Services Agreement, the Other Services Agreement, the Membership Interest Assignment Agreement, and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.
“Transfer Taxes” has the meaning ascribed thereto in Section 8.02(b).
“Transferred Contract” has the meaning ascribed thereto in Section 8.05(a).
“Transition Services Agreement” means the transition services agreement by and among Purchasers and Sellers in the form attached hereto as Exhibit A.
“U.S. Dollars” means the lawful currency of the United States.
“Waiving Parties” has the meaning ascribed thereto in Section 13.17.
Section 1.02    Certain Principles of Interpretation.
(a)    All references in this Agreement to Exhibits, Schedules (including the Sellers Disclosure Schedule and Purchasers Disclosure Schedule), Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules (including the Sellers Disclosure Schedule and Purchasers Disclosure Schedule), Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The Exhibits and Schedules (including the Sellers Disclosure Schedule and Purchasers Disclosure Schedule) to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(c)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation.”
(d)    All references to “$,” “U.S. Dollars,” “Dollars” and “dollars” and other monetary figures shall be deemed to refer to U.S. currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under the Accounting Principles.
(e)    Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.
(f)    Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental or Regulatory Authority, to any Person(s) succeeding to its functions and capacities, (ii) any Affiliates of any Person shall be deemed to refer to such Person’s Affiliates at the time of determination and (iii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder.
(g)    Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.
(h)    The words or phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of Sellers or any of their respective Affiliates (including the Acquired Companies), posted at least two (2) Business Days prior to the execution and delivery of this Agreement to the online virtual data room established by or on behalf of the Sellers in connection with the transactions contemplated hereby).
(i)    The phrases “ordinary course” or “ordinary course of business” when used with respect to any Person means taking or refraining to take any action, if such action by such Person is (i) consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the operations of such Person or (ii) consistent in all material respects with the then-current ordinary course operations of similarly situated Persons operating in the industries and markets in which such Person operates, to the extent that any action taken in response to required or recommended quarantines, shutdowns, interruptions, travel restrictions, or similar guidelines, in each case, issued by a Governmental or Regulatory Authority or related to or resulting from any epidemic, pandemic or other public health emergency is inconsistent in any material respect with past practices of such Person or its ordinary course operations.
(j)    The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
ARTICLE II
PURCHASE AND SALE OF INTERESTS; CLOSING
Section 2.01    Purchase and Sale.
(a)    LA Interests Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but immediately prior to the South Central Sale, LA Gen Seller agrees to sell, assign, transfer and convey to LA Gen Purchaser, and LA Gen Purchaser agrees to purchase and acquire from LA Gen Seller, all of the right, title and interest of LA Gen Seller in and to the LA Gen Interests free and clear of all Liens (other than (i) Liens imposed under the organizational documents of LA Gen, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, and (iii) encumbrances that arise solely out of any actions taken by Purchasers or their respective Affiliates, or taken on Purchasers’ behalf by Purchasers’ Representatives or by any other Person at the written request of Purchasers or their Affiliates) at the Closing on the terms and subject to the conditions set forth in this Agreement.
(b)    South Central Interests Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but immediately following the LA Gen Sale, South Central Seller agrees to sell, assign, transfer and convey to South Central Purchaser, and South Central Purchaser agrees to purchase and acquire from South Central Seller, all of the right, title and interest of South Central Seller in and to the South Central Interests free and clear of all Liens (other than (i) Liens imposed under the organizational documents of South Central Seller, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, and (iii) encumbrances that arise solely out of any actions taken by Purchasers or their respective Affiliates, or taken on Purchasers’ behalf by Purchasers’ Representatives or by any other Person at the written request of Purchasers or their Affiliates) at the Closing on the terms and subject to the conditions set forth in this Agreement.
Section 2.02    Estimated Closing Statement. No later than three (3) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchasers (a) a written statement (the “Estimated Closing Statement”), prepared in a manner consistent with the Sample Closing Statement, setting forth in reasonable detail (i) Sellers’ good faith estimate (along with reasonable supporting documentation), of (1) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (2) the Indebtedness Amount (the “Estimated Indebtedness Amount”), (3) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (4) the Cash and Cash Equivalents Amount (the “Estimated Cash and Cash Equivalents Amount”), (5) the Excess Coal Inventory Value (the “Estimated Excess Coal

Inventory Value”), (6) the Closing Excess Coal Payment Amount (the “Estimated Closing Excess Coal Payment Amount”), (7) the Net Indemnity Proceeds (the “Estimated Net Indemnity Proceeds”), and (8) the resulting Estimated Adjustment Amount, (ii) Sellers’ good faith estimate (along with reasonable supporting documentation), of the Remaining Excess Coal Payment Amount, and (iii) any adjustment required pursuant to Section 8.06(d), and (iv) the resulting Preliminary Purchase Price, and (b) wire transfer instructions for payment of the Preliminary Purchase Price. From the delivery of the Estimated Closing Statement until the Closing, Sellers shall (to the extent reasonably requested by Purchasers in connection with Purchasers’ review of the Estimated Closing Statement and the calculations set forth therein) (a) give Purchasers and their Representatives reasonable access to (i) the books and records, trial balances and other supporting information relating to the Estimated Closing Statement and the calculations set forth therein and (ii) the Sellers’ and the Acquired Companies’ personnel and accountants, (b) cooperate with and respond in good faith to Purchasers’ reasonable requests related thereto, (c) consider in good faith any proposed adjustments of Purchasers and their Representatives to the Estimated Closing Statement and make any reasonable and appropriate changes thereto in Sellers’ reasonable discretion, and (d) upon request by Purchasers, shall discuss in good faith any proposed changes that Purchasers may have to the Estimated Closing Statement. Notwithstanding the foregoing, Sellers’ estimate of the Estimated Adjustment Amount (and components thereof) the Estimated Closing Excess Coal Payment Amount, and any adjustment required pursuant to Section 8.06(d) set forth in the Estimated Closing Statement delivered to Purchasers hereunder shall control and be binding for purposes of the Closing except to the extent adjustments thereto have been agreed to in writing by the Parties. The Estimated Closing Statement shall be final and binding on the Parties solely for purposes of determining the Preliminary Purchase Price to be paid by Purchasers to Sellers at the Closing.
Section 2.03    Post-Closing Purchase Price Adjustment.
(a)    No later than ninety (90) days after the Closing Date (the “Closing Statement Date”), Purchasers shall prepare and deliver to South Central Seller a written statement (the “Closing Statement”) setting forth in reasonable detail Purchasers’ good faith determination of (i) the Closing Adjustment Amount, (ii) the Remaining Excess Coal Payment Amount, and (iii) any adjustment required pursuant to Section 8.06(d), together with source documents with respect to each of the calculations reflected in the Closing Statement and a reconciliation delineating any differences between such amounts and the estimated amounts provided by Sellers in the Estimated Closing Statement, along with reasonable supporting calculations and documents used in the preparation of the Closing Statement, which shall be prepared in a manner consistent in all material respects with the Sample Closing Statement, and if Purchasers thereafter fails to deliver the Closing Statement pursuant to this Section 2.03(a) on or before the Closing Statement Date, without limiting the remedies of South Central Seller hereunder (including under Section 2.03(b)), the Estimated Closing Statement shall be deemed to be the Closing Statement. Purchasers and the Acquired Companies, on the one hand, and South Central Seller, on the other hand, shall, prior to and until the Final Settlement Date, provide to each other Party and its respective Representatives reasonable access during normal business hours to their respective Representatives and to their respective books and records as may be reasonably requested by the other Party for purposes of Purchasers’ preparation of the Closing Statement and South Central Seller’s and their respective Representatives’ review of the Closing Statement, as applicable; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of

Purchasers or the Acquired Companies, and Purchasers shall not be required to provide any information the disclosure of which is restricted by Contract in place as of the date hereof or due to applicable Law (including competition or antitrust Law) (provided, that Purchasers shall use commercially reasonable efforts to obtain the consent to such disclosure of the affected third party) or which would, based on the advice of counsel, result in the waiver of any privileges (provided that Purchasers and South Central Seller shall cooperate to permit such disclosure in a manner consistent with the preservation of privilege). Purchasers shall be prohibited from amending the Closing Statement after it has been delivered to the South Central Seller, absent manifest error. Each Party acknowledges and agrees that the purpose of preparing the Closing Statement and the components thereof, is to measure changes in such amounts relative to the amounts included within the Estimated Closing Statement solely to the extent that new facts or events become known to either Sellers or Purchasers subsequent to the delivery of the Estimated Closing Statement and, applying the same Accounting Principles and definitions herein, would result in such a change, provision, accrual or increase (including levels of reserves used by the Acquired Companies with respect thereto).
(b)    The Closing Statement and all items set forth therein shall become final and binding on the Parties on the date (the “Final Settlement Date”) that is either the earlier to occur of (i) thirty (30) days after South Central Seller’s receipt thereof or (ii) the date, after Purchasers’ delivery of the Closing Statement, that South Central Seller delivers a written notice to Purchasers waiving its rights to deliver a Dispute Statement or dispute any item set forth on the Closing Statement, unless, in the case of clause (i), South Central Seller delivers written notice to Purchasers disputing any item set forth on the Closing Statement on or before the Final Settlement Date (such notice, a “Dispute Statement,” and each such item, a “Disputed Item”). Any Dispute Statement shall specify in reasonable detail the then known basis of any disagreement so asserted, and South Central Seller shall be entitled to amend the Dispute Statement from time to time (but not to add any additional Disputed Items). If a Dispute Statement is received by Purchasers, then the Closing Statement (as revised in accordance with Section 2.03(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (1) the date on which Purchasers and South Central Seller agree to a resolution with respect to all Disputed Items (which resolution of all Disputed Items shall be in writing and signed by Purchasers and South Central Seller and shall be final and binding on the Parties) and (2) the date on which the Designated Accountant issues its final determination pursuant to and in accordance with Section 2.03(c).
(c)    If South Central Seller delivers a Dispute Statement pursuant to and in accordance with Section 2.03(b), then Purchasers and South Central Seller shall negotiate in good faith a resolution of all Disputed Items during the thirty (30) days following the date of delivery of the Dispute Statement, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If South Central Seller and Purchasers reach agreement on the final resolution of any Disputed Item during such thirty (30)-day period, the resolution of such Disputed Item shall be in writing and signed by South Central Seller and Purchasers shall be final and binding upon the Parties. If at the end of such thirty (30)-day period South Central Seller and Purchasers shall have not reached agreement with respect to any Disputed Items, then the remaining Disputed Items (and only such remaining Disputed Items) shall be submitted as promptly as practicable to Deloitte Touche LLP (the “Designated Accountant”). The Designated Accountant’s decision with respect to any remaining Disputed

Items shall be based solely on (i) the provisions set forth in this Agreement, including the Accounting Principles and the definitions contained herein and (ii) a single written brief provided to the Designated Accountant by Purchasers (including Purchasers’ calculations with respect to each of the remaining Disputed Items) and a single written brief provided to the Designated Accountant by South Central Seller (including South Central Seller’s calculations with respect to each of the remaining Disputed Items), each of which shall be delivered within ten (10) days after the Parties’ engagement of the Designated Accountant, and not on any independent review. No discovery shall be permitted and no hearing shall be held. No Party or its Representatives shall engage in ex parte communications with the Designated Accountant. Purchasers and South Central Seller shall instruct the Designated Accountant to, and the Designated Accountant shall, (A) act solely as an accounting expert and not as an arbitrator, (B) render a written determination of all remaining Disputed Items, which shall (x) include a written statement of such findings and conclusions, including a written explanation in reasonable detail of its reasoning with respect to such findings and conclusions and (y) absent manifest error, actual and intentional common law fraud, or willful misconduct, be final and binding on, and non-appealable by, the Parties, and no Party shall seek further recourse to courts or other tribunals other than to enforce such determination (provided, that in the case of the Designated Accountant’s manifest error, actual and intentional common law fraud, or willful misconduct, such determination shall be returned to the Designated Accountant for correction and such corrected determination shall be final and binding on, and non-appealable by, the Parties), and (C) prepare a definitive Closing Statement setting forth a definitive Closing Adjustment Amount, the Closing Excess Coal Payment Amount, the Remaining Excess Coal Payment Amount and any adjustment required pursuant to Section 8.06(d) taking into account its determination with respect to the Disputed Items submitted to it and any other Disputed Items previously resolved in writing by Purchasers and South Central Sellers; provided, that to the extent that the determination of any Disputed Items affects the determination of any other item set forth in the Closing Statement, such effect shall be taken into account in the determination of the definitive Closing Adjustment Amount, the Remaining Excess Coal Payment Amount and any adjustment required pursuant to Section 8.06(d), as applicable. Purchasers and South Central Seller shall instruct the Designated Accountant (1) to, and the Designated Accountant shall, render its determination as soon as practicable and in any event within thirty (30) days after the submission of the written briefs to the Designated Accountant in accordance with clause (ii) above and only with respect to the Disputed Items submitted to it; unless South Central Seller and Purchasers reach agreement (which agreement shall be shall be in writing and signed by Purchasers and South Central Seller and shall be final and binding on the Parties) with respect to any Disputed Items prior thereto and withdraw such Disputed Items from resolution by the Designated Accountant, and (2) not to, and the Designated Accountant shall not, assign a value to any particular Disputed Item greater than the greatest value for such Disputed Item claimed by Purchasers or South Central Seller, as applicable, or less than the lowest value for such Disputed Item claimed by Purchasers or South Central Seller, as applicable. Notwithstanding anything herein to the contrary, the failure of the Designated Accountant to strictly conform to any deadline or time period contained herein shall not render its determination invalid and shall not be a basis for seeking to overturn any determination rendered by it. Any fees, costs or expenses of the Designated Accountant incurred pursuant to this Section 2.03(c) shall be borne proportionally between Purchasers, on the one hand, and South Central Seller, on the other hand, in inverse proportion to the final allocation of such Disputed Items such that the prevailing Party pays the lesser proportion of such fees, costs and expenses (for example, if South Central Seller claim that the appropriate adjustments are $1,000 greater than the amount determined by Purchasers and the Designated Accountant ultimately resolves the dispute by awarding to South Central Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Designated Accountant, giving effect to any initial engagement fee already paid, will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to Purchasers and thirty percent (30%) (i.e., 300 ÷ 1,000) to South Central Seller); provided, that any initial engagement fee owed to the Designated Accountant shall initially (but subsequently adjusted accordingly) be paid fifty percent (50%) by South Central Seller and fifty percent (50%) by Purchasers.
(d)    If the Closing Adjustment Amount, together with any adjustment required pursuant to Section 8.06(d), in each case as finally determined pursuant to and in accordance with this Section 2.03 exceeds the Estimated Adjustment Amount and the estimated adjustment required pursuant to Section 8.06(d) (such excess, the “Adjustment Amount Excess”), then Purchasers shall pay, within five (5) Business Days after the Final Settlement Date, to South Central Seller an aggregate amount in cash equal to the Adjustment Amount Excess by wire transfer of immediately available funds in U.S. Dollars to such accounts specified by South Central Sellers to Purchasers in writing.
(e)    If the Estimated Adjustment Amount together with any adjustment required pursuant to Section 8.06(d) exceeds the Closing Adjustment Amount and the estimated adjustment required pursuant to Section 8.06(d), in each case as finally determined pursuant to and in accordance with this Section 2.03 (such excess, the “Adjustment Amount Recoupment”), the Adjustment Amount Recoupment shall be:
(i)    If less than or equal to ten million dollars ($10,000,000), offset against and from the Remaining Purchase Price. Notwithstanding anything to the contrary, any such offset of the Adjustment Amount Recoupment against and from the Remaining Purchase Price contemplated by the immediately preceding sentence shall be Purchasers’ sole and exclusive remedy with respect to any such Adjustment Amount Recoupment, and in no event shall the Adjustment Amount Recoupment exceed the Remaining Purchase Price; or
(ii)    If greater than ten million dollars ($10,000,000), paid by Sellers, within five (5) Business Days after the Final Settlement Date, to Purchasers an aggregate amount in cash equal to the Adjustment Amount Recoupment by wire transfer of immediately available funds in U.S. Dollars to such accounts specified by Purchasers to Sellers in writing, provided, however, that in no event shall the Adjustment Amount Recoupment exceed the Remaining Purchase Price.
(f)    If any payment is to be made by Purchasers to South Central Seller, in each case, pursuant to and in accordance with Section 2.03(d) or Section 2.03(e), then such payment shall be made by way of adjustment of the consideration paid by Purchasers for the Interests under this Agreement, which shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.
(g)    The procedures set forth in this Section 2.03 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be reflected in the Closing Statement or considered in the calculation of the Closing Adjustment Amount based on such amounts, are not intended to correct or amend the Financial Statements, and in no event shall Purchasers be entitled to any duplicative recovery as a result of the rights and remedies afforded herein. For the avoidance of doubt, the Excess Coal Inventory Value, Excess Coal Inventory and the Excess Coal Discount Factor shall be calculated subject to the terms of the Accounting Principles set forth on Schedule A.
Section 2.04    Closing; Closing Deliveries.
(a)    The closing of the transactions described in Section 2.01 (the “Closing”) shall take place at the offices of K&E, at 609 Main Street, Houston, Texas 77002, or at such other place as Purchasers and Sellers shall mutually agree, at 10:00 A.M. Central time, on the Closing Date; provided that, the Closing shall be deemed effective for all purposes hereunder as of 12:01 A.M. Central time on the Closing Date (the “Closing Effective Time”). At the Closing, (i) Purchasers shall pay, or cause to be paid, to (A) Sellers an aggregate amount in cash, by wire transfer of immediately available funds, equal to (1) the Preliminary Purchase Price as determined pursuant to Section 2.02 and (B) the Persons designated by Sellers at least five (5) Business Days prior to the Closing, in accordance with payment instructions delivered by Sellers to Purchasers at least five (5) Business Days prior to the Closing, the Estimated Company Transaction Expenses and (ii) (x) LA Gen Seller will assign and transfer to LA Gen Purchaser all of LA Gen Seller’s right, title and interest in and to the LA Gen Interests and (y) immediately thereafter, South Central Seller will assign and transfer to South Central Purchaser all of South Central Seller’s right, title and interest in and to the South Central Interests. At the Closing, Purchasers and Sellers shall cause to be delivered to the other the documents and instruments required to be delivered under Article IX and Article X.
(b)    At the Closing, Sellers shall deliver to Purchasers:
(i)    Membership Interest Assignment Agreements, duly executed by LA Gen Seller with respect to the LA Gen Interests, and South Central Seller with respect to the South Central Interests, or, if the LA Gen Interests or the South Central Interests are certificated, a certificate evidencing the LA Gen Interests or the South Central Interests, as applicable, duly endorsed in blank or accompanied by unit powers duly executed in blank, in form reasonably satisfactory to Purchasers;
(ii)    certificates dated within ten (10) days of the Closing Date from the appropriate office of the jurisdiction of organization of each of the Acquired Companies certifying that the Acquired Companies are validly existing and in good standing in their respective jurisdictions;
(iii)    an officer’s certificate, dated the Closing Date, certifying that all of the conditions set forth in Sections 9.01 and 9.02 have been satisfied;
(iv)    the Transition Services Agreement, duly executed by South Central Seller;
(v)    the Other Services Agreement, duly executed by South Central Seller, and if desired by South Central Seller, an Affiliate thereof;

(vi)    the Illustrative Allocation Schedule;
(vii)    an updated Title Policy Proforma insuring the Real Property of each Project, evidencing the Title Company’s commitment to issue the Title Policy upon Purchasers’ payment of the Title Policy premium, (1) which has been updated to reflect the survey required hereunder, (2) listing, other than preprinted exceptions, no Liens, other than Permitted Liens, (3) effective as of the Closing Date, and (4) in form and substance reasonably required by Purchasers (subject to Section 6.08(a)); notwithstanding the foregoing or anything herein to the contrary, if (x) as of a specified date the last of the conditions set forth in Article IX have been satisfied or waived by Purchasers, as the case may be (except for such conditions which by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions in writing as provided herein) and (y) as of such specified date, Purchasers and/or Sellers have been unable to finalize the Title Policy Proforma required by this Section 2.04(b)(vii) (provided, that such lack of finalization is not attributable to a willful breach of Sellers’ express obligations under Section 6.08 which breach remains uncured ten (10) Business Days after notice of such breach is provided by Purchasers to Sellers in writing), then receipt of a Title Policy Proforma shall no longer as of such specified date be a closing deliverable or a condition precedent to Closing and this Section 2.04(b)(vii) shall automatically and without any further action by any Person be null and void and of no further force or effect;
(viii)    the NRG Purchase Agreement Assignment, duly executed by South Central Seller;
(ix)    (A) letters of resignations from the Persons set forth on Section 2.04(b)(ix) of the Sellers Disclosure Schedule who are representatives of Bayou Cove Peaking Power, LLC on the management committee under that certain Joint Ownership Agreement, between Bayou Cove Peaking Power, LLC and the City of Alexandria and (B) letter of resignation from Jack Grant in his capacity as an officer or manager of South Central Seller or any of its controlled Affiliates;
(x)    letters of resignations from those officers and managers set forth on Section 2.04(b)(x) of the Sellers Disclosure Schedule;
(xi)    evidence of the release of all Liens (other than any Permitted Liens) set forth in Section 2.04(b)(xi) of the Sellers Disclosure Schedule;
(xii)    an estoppel certificate executed by South Central Seller in the form attached hereto as Exhibit F; and
(xiii)    all other documents and certificates expressly required to be delivered by Sellers or their respective Affiliates on or prior to the Closing pursuant to this Agreement.
(c)    At the Closing, Purchasers shall deliver, or cause to delivered, to Sellers:
(i)    the Transition Services Agreement, duly executed by Purchasers;

(ii)    the Other Services Agreement, duly executed by Purchasers, and, if desired by Purchaser, an Affiliate thereof;
(iii)    an officer’s certificate, dated the Closing Date, certifying that all of the conditions set forth in Sections 10.01 and 10.02 have been satisfied; and
(iv)    all other documents and certificates expressly required to be delivered by Purchasers or their respective Affiliates on or prior to the Closing pursuant to this Agreement.
Section 2.05    Further Assurances; Post-Closing Cooperation.
(a)    Subject to the terms and conditions of this Agreement, from time to time after the Closing each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.
(b)    From and after the Closing for a period of seven years after the Closing, Purchasers shall (and shall cause its Affiliates to) provide South Central Seller and their Representatives reasonable access (including electronic access, to the extent available) upon reasonable prior written notice, during normal business hours, to the personnel, books and records of the Acquired Companies (and Purchasers and their Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing as may be necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any audit or Actions or Proceedings (other than an Action or Proceeding involving a Purchasers or an Acquired Company as an adverse party to one another), (b) preparing reports to equity holders or Governmental or Regulatory Authorities or (c) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit or Actions or Proceedings, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under this Agreement or any other Transaction Document; provided, however, that any confidential information acquired in the course of such access shall be deemed Acquired Company Confidential Information subject to South Central Seller’s non-disclosure obligations in Section 8.04(b). Notwithstanding anything to the contrary in this Section 2.05, South Central Seller shall have no right of access to, and neither Purchasers nor any of their Affiliates or Representatives shall have any obligation to disclose any information which would be reasonably likely to (1) result in the waiver of any privilege available to Purchasers or any of their Affiliates or (2) result in a violation of Law; provided, that, to the extent necessary, Purchasers shall reasonably cooperate with South Central Seller in seeking, and use reasonable best efforts to secure, any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in any violation, contravention or loss of privilege. Purchasers shall (and shall cause its Affiliates to), for a period of seven years following the Closing Date, maintain and preserve all books and records of the Acquired Companies (and Purchasers and their Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing.

Section 2.06    Withholding. If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under this Agreement to Sellers, such Tax shall be deducted by Purchasers from the amounts required to be paid under this Agreement; provided that Purchasers shall use commercially reasonable efforts to provide reasonable notice to Sellers prior to closing of any intended deduction or withholding (other than any withholding required due to Sellers’ failure to deliver the documentation required by Section 8.02(c)) and shall cooperate in good faith with Sellers (at Sellers’ request) to reduce or eliminate any such deduction or withholding and shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Governmental or Regulatory Authority and shall promptly provide the relevant Seller(s) with the appropriate receipts for such payments. All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to the relevant Seller(s) for purposes of this Agreement.
Section 2.07    Illustrative Allocation Schedule. Attached hereto as Exhibit C is a hypothetical and illustrative statement of a draft allocation of the Total Purchase Price (including any assumed liabilities and other relevant items) and Target Net Working Capital Amount, with respect to acquisition of LA Gen and the other Acquired Companies contemplated hereunder (the “Illustrative Allocation Schedule”), in each case, calculated and determined as if the Closing occurred on June 30, 2023 in accordance with the terms hereof; provided, that any amounts and allocations set forth in the Illustrative Allocation Schedule shall be deemed to be provided strictly for illustrative purposes. The Illustrative Allocation Schedule shall not result in any recourse or Liability to any Person (including Sellers or any Affiliate thereof), and represents solely estimates of such amounts as of such date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS
Sellers hereby, jointly and severally, represent and warrant to Purchasers that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date:
Section 3.01    Legal Existence. Each Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite organizational power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted, except as would not have a Material Adverse Effect. Each Seller is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by Applicable Laws, except such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
Section 3.02    Authority. Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or other action on the part of such Seller. Each Seller has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party, and each of this Agreement and the other Transaction Documents to which it is a party constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.
Section 3.03    No Conflicts. Except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchasers or any of their Affiliates and assuming all Consents set forth on Section 3.03 of the Sellers Disclosure Schedule, the Required Governmental Approvals and Required Governmental Notices have been obtained, taken or given the execution and delivery by Sellers of this Agreement and the other Transaction Documents to which it is a party, the performance by Sellers of the terms hereof and thereof, the consummation by Sellers of the transactions contemplated hereby and thereby, and compliance by Sellers with the terms hereof and thereof do not and will not (a) conflict with the organizational documents and governing instruments of Sellers, (b) conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the properties or assets of Sellers under any provision of any Contract to which any Seller is a party or by which any of its properties or assets are bound, excluding for the avoidance of doubt the Acquired Companies or (c) violate any Applicable Laws applicable to Sellers or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any items that would not have a Material Adverse Effect.
Section 3.04    Governmental or Regulatory Approvals; Filings(a)    . No Consent of, with or to any Governmental or Regulatory Authority is required to be obtained or made by Sellers in connection with the execution and delivery by Sellers of this Agreement or any other Transaction Document to which it is a party, or the consummation by Sellers of the transactions contemplated hereby or thereby, other than (a) the Required Governmental Approvals and Required Governmental Notices, (b) Consents that, if not obtained or made, would not have a Material Adverse Effect, (c) Consents not required to be obtained or made until after the Closing or (d) requirements applicable as a result of the legal or regulatory status of Purchasers or any of their respective Affiliates, or as a result of any other fact that specifically relates to the business or activities in which any of the foregoing is engaged or proposes to be engaged (other than the business of the Acquired Companies).
Section 3.05    Legal Proceedings. Except as set forth on Section 3.05 of the Sellers Disclosure Schedule, there are no (a) Actions or Proceedings by or against either Seller pending or, to the Knowledge of Sellers, threatened by or against Sellers or affecting any of its assets or (b) Orders by which either Seller or any of its assets is bound, in the case of each of clauses (a) and (b), that would reasonably be expected to have a Material Adverse Effect.
Section 3.06    Company Interests. (a) LA Gen Seller is the sole legal and beneficial owner of the LA Gen Interests and (b) South Central Seller is the sole legal and beneficial owner of the South Central Interests, in the case of each of clauses (a) and (b), free and clear of all Liens (other than (i) Liens imposed under the applicable Acquired Companies Organizational Documents and (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws).

Section 3.07    Brokers. No broker, finder, investment banker, financial advisor, agent or other Person acting on behalf of any Seller or its Affiliates (including the Acquired Companies) is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission with respect to the execution and delivery by Sellers of this Agreement or the other Transaction Documents to which any Seller is a party, or the consummation of the transactions contemplated hereby or thereby, that is or will be payable by any Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies), excluding, in each case, any Liabilities that are included within Company Transaction Expenses.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO THE ACQUIRED COMPANIES
Sellers hereby, jointly and severally, represent and warrant to Purchasers that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date:
Section 4.01    Legal Existence. Each Acquired Company is (a) a legal entity duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, and (b) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. Each Acquired Company is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by Applicable Laws, except as would not have a Material Adverse Effect.
Section 4.02    Authority. Each Acquired Company has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by such Acquired Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action. Each Acquired Company has duly executed and delivered the Transaction Documents to which it is a party, and each of the Transaction Documents to which it is a party constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.
Section 4.03    No Conflicts. Except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchasers or any of their Affiliates and assuming all Consents and other actions set forth on Section 4.03 of the Sellers Disclosure Schedule, the Required Governmental Approvals and Required Governmental Notices have been obtained, taken or given, the execution and delivery by Sellers of this Agreement and the other Transaction Documents to which Sellers are a party, and the consummation by Sellers or the Acquired Companies of the transactions contemplated hereby and thereby, does not and will not (a) conflict with the Acquired Companies Organizational Documents, (b) conflict with, result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a violation of, breach or default under), or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, or result in a loss of benefit to which any Acquired Company is entitled under any Company Contract, (c) violate any Applicable Laws applicable to any Acquired Company or its properties or assets, or (d) result in the imposition of any Liens on any of the Interests or, other than Permitted Liens, any of the assets or properties of any of the Acquired Companies, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Companies (taken as a whole).
Section 4.04    Governmental or Regulatory Approvals; Filings. Except as set forth on Section 4.04 of the Sellers Disclosure Schedule, no Consent of, with or to any Governmental or Regulatory Authority is required to be obtained or made by any Acquired Company in connection with the execution and delivery by Sellers of this Agreement or any other Transaction Document to which they are a party, or the consummation by Sellers or the Acquired Companies of the transactions contemplated hereby or thereby, other than (a) the Required Governmental Approvals or the Required Governmental Notices, (b) Consents or notices that, if not made or given, would not, individually or in the aggregate, reasonably be expected to be materially adverse to any of the Acquired Companies, or (c) requirements applicable as a result of the legal or regulatory status of Purchasers or any of their Affiliates, or as a result of any other facts that specifically relate to the business or activities in which any of the foregoing is engaged or proposes to be engaged (other than the business of the Acquired Companies).
Section 4.05    The Acquired Companies: Capitalization
(a)    Section 4.05(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the Acquired Companies and, with respect to each Acquired Company, (a) its legal name and jurisdiction of organization, (b) its form of organization and (c) the number of issued and outstanding Equity Interests thereof and the owner of such issued and outstanding Equity Interests.
(b)    Section 4.05(b) of the Sellers Disclosure Schedule sets forth a true and complete list of the subsidiaries of the Acquired Companies and, with respect to each subsidiary, (a) its legal name and jurisdiction of organization, (b) its form of organization and (c) the number of issued and outstanding Equity Interests thereof and the owner of such issued and outstanding Equity Interests. Other than as set forth on Section 4.05(b) of the Sellers Disclosure Schedule, none of the Acquired Companies (i) have any subsidiaries, or (ii) owns, directly or indirectly, any Equity Interests in any Person.
(c)    Except for this Agreement, there are no Rights or Contracts to which Sellers or any Acquired Company is a party or by which it is bound (a) obligating it to issue, sell, transfer or otherwise dispose of, or cause to be issued, sold, transferred or otherwise disposed of, any Equity Interests in any Acquired Company or (b) obligating such Acquired Company to issue or grant a Right. There are no Liabilities for, or obligations with respect to, any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any of the Interests.
(d)    The Equity Interests of the Acquired Companies reflected as directly owned by LA Gen Seller or South Central Seller or another Acquired Company, (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in compliance with Applicable Laws and the Acquired Companies Organizational Documents, and not in violation of the preemptive rights or other rights of any other Person and (iii) are owned free and clear of all Liens (other than Liens arising under the Acquired Companies Organizational Documents and applicable securities

Laws, encumbrances that arise solely out of any actions taken by Purchasers or their Affiliates or taken on Purchasers’ behalf by Purchasers’ Representatives or by any other Person at the request of Purchasers or their Affiliates and such other Liens as will be discharged in full prior to or at the Closing). The South Central Interests represent all of the authorized, issued and outstanding membership interests in LA Gen Seller and the LA Gen Interests represent all of the authorized, issued and outstanding membership interests in LA Gen.
Section 4.06    Financial Statements and Condition. True, correct and complete copies of unaudited combined carve-out statements of operations and net assets of the Acquired Companies taken as a whole, as of December 31, 2021 and December 31, 2022, and the interim unaudited combined carve-out statements of operations and net assets for the six (6) months ended June 30, 2023 (the “Interim Financial Statements”) have been made available to Purchasers (collectively, the “Financial Statements”). Except as set forth in the notes thereto, all Financial Statements were prepared from the applicable books and records of the Acquired Companies on a consistent basis using the Accounting Principles and fairly present in all material respects the financial condition and results of operations of each Acquired Company and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject to normally recurring year-end audit adjustments and the absence of footnotes thereto, which, in each case, shall not be material in the aggregate. The Acquired Companies’ system of internal controls over financial reporting is designed to provide reasonable assurance in all material respects that transactions in respect of the business of the Acquired Companies are recorded only in accordance with the authorization of management of the Acquired Companies. To the Knowledge of Sellers, (i) there has not been in the last three (3) years any fraud with respect to any Acquired Company or Sellers that involves the management, officers, or any other current or former employee, director or manager of either Seller or an Acquired Company who has (or had) an active role in the preparation of financial statements or the internal accounting controls used by an Acquired Company and (ii) no Acquired Company has received any written claim or allegation regarding any of the foregoing.
Section 4.07    No Undisclosed Liabilities. There are no undisclosed Liabilities relating to any Acquired Company that would be required under the Accounting Principles to be reflected or recorded in a consolidated balance sheet of the Acquired Companies, except (i) set forth in, reflected in, recorded in or disclosed in the Financial Statements, to the extent so set forth in, reflected in, recorded in or disclosed therein, (ii) Liabilities set forth in Section 4.07 of the Sellers Disclosure Schedule, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, (v) any Tax Liabilities, which are exclusively addressed in Section 4.15, (vi) other Liabilities that are not, individually or in the aggregate, material to the Acquired Companies (taken as a whole) or (vii) any Liabilities that are included within Company Transaction Expenses, Indebtedness Amount or the Net Working Capital Amount.
Section 4.08    Absence of Changes. Except as set forth in Section 4.08 of the Sellers Disclosure Schedule, since December 31, 2022, (i) each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) each Acquired Company has not taken any action (or failed to take any action) that would be prohibited by Section 6.03 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing, and (iii) there has not been any change, event, effect or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.09    Compliance with Laws(a)    . Each Acquired Company is, and for the past three (3) years has been, in compliance with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Companies (taken as a whole). Except as set forth in Section 4.09 of the Sellers Disclosure Schedule, during the past three (3) years, no Acquired Company has received any written communication from any Governmental or Regulatory Authority alleging any material non-compliance with any Applicable Laws by any Acquired Company, and in the past three (3) years no Actions or Proceedings or, to the Knowledge of Sellers, audit or investigation regarding a violation of any Applicable Law has been pending or, to the Knowledge of Sellers, threatened in writing, except in the case of audits or investigations as would not or would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Acquired Companies, taken as a whole.
Section 4.10    Legal Proceedings. Except as set forth on Section 4.10 of the Sellers Disclosure Schedule, there are not any (a) Orders by which any Acquired Company or any of its assets is bound, (b) Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against the Acquired Companies or affecting any of their properties or assets, or (c) investigations by any Governmental or Regulatory Authority that are pending or, to the Knowledge of Sellers, threatened in writing against the Acquired Companies that, in the case of each of clauses (a), (b) and (c), that would, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Companies (taken as a whole). As of the Execution Date, no Actions or Proceedings by or against the Acquired Companies are pending or, to the Knowledge of Sellers, threatened in writing, which would reasonably be expected to affect the legality, validity or enforceability of this Agreement against Sellers or the Acquired Companies or the ability of Sellers or the Acquired Companies to consummate the transactions contemplated by this Agreement.
Section 4.11    Real Property.
(a)    Section 4.11(a) of the Sellers Disclosure Schedule sets forth a true and complete list, including a legal description, of all real property in which any of the Acquired Companies has fee title (or equivalent) interest (the “Owned Real Property”). Neither of the Sellers nor the Acquired Companies have received written notice from any Governmental or Regulatory Authority of any actual proceedings of forfeiture, condemnation or eminent domain and, to the Knowledge of Sellers, there are no proceedings of forfeiture, condemnation or eminent domain threatened in writing by any Governmental or Regulatory Authority with respect to any Owned Real Property.
(b)    Section 4.11(b) of the Sellers Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by any of the Acquired Companies, as tenant (the “Leased Real Property”), including a true, compete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).
(c)    Section 4.11(c) of the Sellers Disclosure Schedule sets forth a true and complete list of all leases of the Owned Real Property or subleases of the Leased Real Property by any Acquired Company as landlord or subtenant, as the case may be (the “Landlord Agreements”). Except as set forth in Section 4.11(c) of the Sellers Disclosure Schedule, none of the Acquired Companies has leased, licensed or otherwise granted any Person the right to use or occupy such Owned Real Property, Leased Real Property or Easement Real Property which right includes material obligations of any Acquired Company or materially affects the Acquired Company’s actual use of or ability to use such Owned Real Property, Leased Real Property or Easement Real Property.
(d)    Section 4.11(d) of the Sellers Disclosure Schedule sets forth a true and complete list of all real property in which any Acquired Company has an easement, servitude, right-of-way, permit, license, right-of-entry, crossing agreement or similar real property interest (the “Easement Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), including a true, compete and correct list of all Easement Agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).
(e)    Each Acquired Company (i) has good, indefeasible, marketable and valid fee simple title to the Owned Real Property described in Section 4.11(a) of the Sellers Disclosure Schedule as being owned by such Acquired Company, (ii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Leased Real Property described in Section 4.11(b) of the Sellers Disclosure Schedule as being leased by such Acquired Company, pursuant to the leases set forth in Section 4.11(b) of the Sellers Disclosure Schedule (the “Leases”) and (iii) has a good and valid interest in the Easement Real Property described in Section 4.11(d) of the Sellers Disclosure Schedule as belonging to such Acquired Company, pursuant to the easement, right-of-way, permit, license, right-of-entry, crossing agreement or similar real property documents set forth in Section 4.11(d) of the Sellers Disclosure Schedule (collectively, with respect to each Acquired Company, the “Easement Agreements”), in the case of each of clauses (i) through (iii) above, free and clear of all Liens (except for Permitted Liens).
(f)    Except as set forth in Section 4.11(f) of the Sellers Disclosure Schedule, no interest of any Acquired Company in the Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to grant, sell, assign or dispose of such interest in the Real Property or any unrecorded easement.
(g)    True and complete copies of all deeds, leases (including the Leases), Easement Agreements, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, zoning reports, surveys and similar documents, and all amendments thereof in the Acquired Companies’ possession, with respect to Real Property have been made available to Purchasers.
(h)    With respect to the Leases, Landlord Agreements, and Easement Agreements, neither of the Sellers nor any Acquired Company has received written notice of termination and no action is being taken by Sellers or any Acquired Company, or to the Knowledge of Sellers, any other Person to terminate or materially modify any Leases, Landlord Agreements, and Easement Agreements.
(i)    No Acquired Company has breached, violated or otherwise defaulted in any material respect under any Lease, Landlord Agreement or Easement Agreement and, to the Knowledge of Sellers, (i) no other party thereto is in default in any material respect under any Lease, Landlord Agreement or Easement Agreement and (ii) there is no event that, with giving of notice or lapse of time, would give rise to any material default or breach under any Lease, Landlord

Agreement or Easement Agreement. Neither of the Sellers nor any Acquired Company has received a written notice of default under any of the Leases, Landlord Agreements or Easement Agreements which has not been either waived, cured, resolved or remedied. To the Knowledge of Sellers, neither of the Sellers nor any of the Acquired Companies is in material violation of any Applicable Law with respect to its interests in the Real Property comprising the Project or the rights granted to the Acquired Companies under the Leases, Landlord Agreements or Easement Agreements.
(j)    Section 4.11(d) of the Sellers Disclosure Schedule sets forth a true and complete list of all Leasehold Improvements for each Leased Real Property described in Section 4.11(b) of the Sellers Disclosure Schedule as being leased by such Acquired Company and Easement Real Property described in Section 4.11(b) of the Sellers Disclosure Schedule as belonging to such Acquired Company, pursuant to the Leases. Each Acquired Company has good and marketable title to all Leasehold Improvements described in Section 4.11(b) of the Sellers Disclosure Schedule, free and clear of all Liens except Permitted Liens, and other than the rights of Purchasers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. None of the Leasehold Improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property where the Leasehold Improvements are located.
(k)    To the Knowledge of Sellers, there are no zoning, building or development violations or any zoning or other land use proceedings either instituted or to the Knowledge of Sellers, planned to be instituted, that would reasonably be expected to detrimentally affect the use of the Real Property for the Project.
(l)    The Real Property constitutes all of the real property used or held for use in the business of the Acquired Companies and is sufficient for the operation and maintenance of the Projects in accordance with Sellers’ customary practices and Applicable Laws and Permits and along with public road, is sufficient to provide the Project with contiguous access for the operation and maintenance thereof as contemplated as of the date hereof.
(m)    To the Knowledge of Sellers, there are no material proposals, plans, studies, or investigations of any Governmental or Regulatory Authority which has or could reasonably be expected to have a material effect on the current use of the Real Property.
(n)    The Projects have legal access to all utilities, including electricity, sanitary storm sewers, potable water, natural gas and other utilities, in each case, to the extent necessary for the operation of the Projects as currently conducted in all material respects.
(o)    All buildings, structures, Projects or other improvements located on the Real Property are in sufficiently good condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) to allow the Projects and business of the Acquired Companies to be operated in all material respects in the ordinary course of business as currently operated and to the Knowledge of Sellers, there is no defect in the improvements or the structural elements thereof that adversely impacts the business and activities of the Acquired Companies in any material respect. During the last twelve months, the Projects have been maintained by the applicable Acquired Company in accordance with prudent industry practices. To the Knowledge of Sellers, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving such Real Property that would impact the use of the Real Property.
Section 4.12    Personal Property.
(a)    Each Acquired Company has good title to, or valid leasehold interests in, all material Tangible Personal Property, free and clear of all Liens other than Permitted Liens or Liens that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Companies (taken as a whole). Except as set forth on Section 4.12(a) of the Sellers Disclosure Schedule, the Tangible Personal Property (a) is in all material respects, taking into account the age and use of such property and ordinary wear and tear and routine maintenance excepted, (i) in good operating condition and (ii) in a state of good maintenance and repair, in each case, consistent with standards generally followed in the industry excepted, (b) capable of being used for its intended purposes and, to the Knowledge of Sellers, conforms in all material respects to all Applicable Laws, and (c) is not in need of immediate renewal or replacement in any material respect, except for renewal or replacement in the ordinary course of business.
(b)    Except as set forth in Section 4.12(b) of the Sellers Disclosure Schedule, and except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, none of the Acquired Companies has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by an Acquired Company under any lease of personal property thereof that is material to the business of such Acquired Company. To the Knowledge of Sellers, no other party is in default of any lease of personal property of any Acquired Company that is material to the business thereof, and no party to any such lease has exercised any termination rights with respect thereto.
Section 4.13    Intellectual Property.
(a)    Section 4.13(a) of the Sellers Disclosure Schedule sets forth a true and complete list of all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. Except as set forth in Section 4.13(a) of the Sellers Disclosure Schedule the Acquired Companies own the Intellectual Property Registrations, free and clear of all Liens, other than Permitted Liens.
(b)    Section 4.13(b) of the Sellers Disclosure Schedule lists all Intellectual Property Agreements. Sellers have provided Purchasers with true and complete copies of all such Intellectual Property Agreements, including, without limitation, all modifications, amendments and supplements thereto and waivers thereunder. To the Knowledge of Sellers, each Intellectual Property Agreement is legal, valid, binding, and enforceable.

(c)    Except as set forth in Section 4.13(c) of the Sellers Disclosure Schedule, each Acquired Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property necessary for the conduct of the business of the Acquired Companies as currently conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material and adverse impact on the business, condition, assets or operation of such Acquired Company.
(d)    The Acquired Companies have not knowingly infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and in the past three (3) years, no Acquired Company has received any written notice or other written communication that any Acquired Company is infringing any Intellectual Property of any other Person. To the Knowledge of Sellers, no Person has infringed upon, misappropriated, or otherwise violated any Intellectual Property rights the Acquired Companies use in connection with the Business. No Actions or Proceedings are pending or, to the Knowledge of Sellers, threatened against the Acquired Companies in connection with the Business that challenge the validity, enforceability or ownership of any Intellectual Property rights the Acquired Companies use in connection with the Business.
(e)    To the Knowledge of Sellers, no current or former employee, consultant or contractor of the Acquired Companies or any other Person has any valid right, claim or interest to any Intellectual Property Assets.
(f)    The Acquired Companies have taken reasonable steps to maintain and protect its Intellectual Property Assets and have taken reasonable precautions to protect the secrecy and confidentiality of the confidential Intellectual Property Assets including, without limitation, any material trade secrets included in the Intellectual Property Assets, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material and adverse impact on the business, condition, assets or operation of such Acquired Company. To the Knowledge of Sellers, there are no unauthorized uses or disclosures of any such material trade secrets included in the Intellectual Property Assets.
(g)    Except as set forth on Section 4.13(g) of the Sellers Disclosure Schedule, the Acquired Companies own or have a right to access and use, the IT Systems used to operate the Business as currently conducted. To the Knowledge of Sellers, the IT Systems (i) are sufficient to meet the needs of the Acquired Companies, (ii) are in good working condition subject to normal wear and tear and obsolescence; (iii) include a sufficient number of license seats for any software of the IT Systems as currently conducted; and (iv) do not contain any harmful or malicious code. The Acquired Companies use commercially reasonable efforts to (x) protect the confidentiality, integrity and security of the IT Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption, or modification by any Person and (y) to provide for the security, continuity and integrity of the IT Systems.
(h)    There are no Software escrow agreements that have or are currently in existence that will be conveyed to Purchasers in connection with this Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by Sellers or any other Person to any third party.
(i)    In the past three (3) years, the Acquired Companies have complied with all Privacy Laws in all material respects. In the past three (3) years, none of the Acquired Companies have been involved in any Actions or Proceedings related to or alleging the violation of any Privacy Laws. The Acquired Companies have implemented and maintained commercially reasonable safeguards designed to protect Personal Information against loss, theft, unauthorized access, use, modification, alteration, destruction or disclosure.
Section 4.14    Company Contracts.
(a)    Section 4.14(a) of the Sellers Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any Acquired Company is a party or by which any of their Assets are bound (collectively, along with the Intellectual Property Agreements, the “Company Contracts”):
(i)    All Contracts for the purchase, sale, exchange, storage, transmission or delivery of natural gas, coal or other fuel supply, electric power, capacity or ancillary services, in each case, that involve consideration in excess of $1,000,000 in any twelve month period (excluding, in each case, any related confirms, orders, invoices or similar arrangements arising under such Contracts);
(ii)    all Contracts for the operation, maintenance and management of the properties or assets of the Acquired Companies that are material to the operation of the business of any of the Acquired Companies;
(iii)    interconnection Contracts;
(iv)    all Hedging Arrangements, and any modifications thereto;
(v)    all Contracts under which any Acquired Company has (A) created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness, (B) granted a Lien on its assets to secure such Indebtedness or (C) extended credit to any Person, or that contemplate that such Acquired Company may do any of the foregoing items (A), (B) or (C), in the case of clauses (A), (B) or (C), in excess of $750,000;
(vi)    Contracts containing any covenant that materially limits the conduct of the business of the Acquired Companies (excluding Contracts regarding the disclosure or use of confidential information entered into in the ordinary course of business), including any agreements that contemplate exclusivity arrangements or that restrict any Acquired Company from entering into or competing in any line of business or include any “most favored nation” provision, continuing, earn-out, deferred purchase price, or other similar contingency payment obligation or similar terms favoring a third party;
(vii)    Contracts providing for aggregate future payments to or from any Acquired Company in excess of $1,000,000 in the aggregate or $750,000 in any one calendar year,

other than such Contracts that can be terminated without material penalty by such any Acquired Company upon 90 days’ notice or less;
(viii)    Contracts, the primary purpose of which is for, any Acquired Company to indemnify any Person other than in the ordinary course of business;
(ix)    all Contracts that establish or govern a partnership, joint venture, or limited liability company, or similar arrangement involving the sharing of profits or losses, setting forth arrangements between the members or partners thereto, other than the Acquired Companies Organizational Documents;
(x)    all Co-Op Contracts;
(xi)    all of the Acquired Companies Organizational Documents;
(xii)    Contracts for the employment or engagement of any Business Employee or individual contractor who provide services to the Acquired Companies and providing for base salary in excess of $200,000;
(xiii)    settlement, conciliation or similar Contracts (i) with any Governmental or Regulatory Authority or (ii) pursuant to which any Acquired Company is obligated after the Closing Date to pay consideration in excess of $500,000 or to satisfy any material non-monetary obligations;
(xiv)    other than the Acquired Companies Organizational Documents, Contracts that place restrictions on dividends, distributions or loans by an Acquired Company or that require the retention of properties, assets, reserves, earnings or capital by an Acquired Company;
(xv)    all Contracts that require an Acquired Company or any other party to such Contract to purchase all of its requirements for a product or service from the other party;
(xvi)    all Contracts with a Governmental or Regulatory Authority (excluding Permits, crossing agreements, Contracts for water and other utilities and other immaterial agreements with state or local Governmental or Regulatory Authorities);
(xvii)    except as described above, all Contracts that require that any Support Obligation be maintained by or on behalf of any Acquired Company;
(xviii)    all Contracts providing for the acquisition or disposition of any business or division of any business (whether by merger, or purchase or sale of Equity Interests or assets or otherwise);
(xix)    all Contracts providing for the sale of any material assets of the Acquired Companies (other than sales of electricity power, inventory or obsolete equipment, in each case, in the ordinary course of business) or the grant of any preferential rights to purchase any such material assets, in each case, that involve consideration in excess of $1,000,000;

(xx)    all Contracts with any temporary employment agency, leasing agency, staffing agency, or similar service provider providing for, in each case, aggregate future payments from any Acquired Company in excess of $200,000 in any one calendar year;
(xxi)    any Collective Bargaining Agreements;
(xxii)    any Contract that is an Affiliate Contract (without taking into account the termination of any Affiliate Contract at Closing pursuant to Section 6.05);
(xxiii)    any Contract providing for payments from any Acquired Company related in whole or in part to a Change of Control Payment, including pursuant to any “double trigger” provisions;
(xxiv)    any Contract constituting an amendment, supplement or modification in respect of any of the Contracts in the foregoing clauses (i) through (xxiii);
(xxv)    any Contract to enter into any of the foregoing.
(b)    All Company Contracts are in full force and effect and are enforceable in accordance with their terms with respect to each Acquired Company party thereto and, to the Knowledge of Sellers, the other parties thereto, except (i) to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights and (ii) to the extent that any such Company Contracts have expired or terminated pursuant to and in accordance with their terms. Except as set forth in Section 4.14(b) of the Sellers Disclosure Schedule, no Acquired Company and, to the Knowledge of Sellers, no other party thereto, is in material breach of or material default under, and to the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time, or both would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any Company Contract or otherwise change any material rights or material obligations under such Company Contracts.
(c)    To the Knowledge of Sellers, neither of the Sellers nor any Acquired Company has, since January 1, 2023, received any written notice of non-renewal, termination or threatened termination with respect to a Company Contract from the other parties thereto.
Section 4.15    Taxes. Except as set forth in the corresponding subsection of Section 4.15 of the Sellers Disclosure Schedule:
(a)    Each Acquired Company has timely (i) filed all income and other material Tax Returns required to be filed by it and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all Taxes that are due and owing with respect thereto (whether or not shown on any Tax Return) (except any such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established consistent with GAAP).
(b)    There are no Tax audits, examinations, investigations, litigation or other proceedings ongoing, pending, or threatened in writing against any Acquired Company by any Governmental or Regulatory Authority. No Acquired Company has been subject to any claim by any Governmental or Regulatory Authority that such Acquired Company is subject to Tax in that jurisdiction, in which such Acquired Company does not currently file a Tax Return.
(c)    No waiver or extension of any statute of limitations with respect to the assessment or payment of any Tax owed by any Acquired Company is currently in effect.
(d)    There are no Liens for Taxes upon any Assets of any Acquired Company, other than Permitted Liens.
(e)    Each Acquired Company is, and at all times since its formation, has been properly treated as a disregarded entity for U.S. federal income tax purposes.
(f)    No Acquired Company is a party to or bound by any Tax allocation or Tax sharing or indemnity agreement or similar arrangement with any Person (excluding (i) any such agreement solely between Acquired Companies and (ii) any commercial agreements or contracts that are not primarily related to Taxes). None of the Acquired Companies has any liability for the Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), by Contract (other than contracts the primary purpose of which is not Taxes), by operation of law, or as a transferee or successor.
(g)    The Acquired Companies have not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(h)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) use prior to the Closing Date of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law) entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or (v) prepaid amount received outside the ordinary course of business prior to the Closing Date.
(i)    No Acquired Company has made an election under applicable state or local income Tax Law similar to the laws described in Section 2.02(3) of IRS Notice 2020-75 pursuant to which an Acquired Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law which liability would have been imposed instead (in whole or in part) on the direct or indirect equity owners of an Acquired Company had no such election been made.
(j)    No Acquired Company has deferred to any period after the Closing any “applicable employment taxes” (as defined in Section 2301(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or the U.S. presidential memorandum or executive order regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020.
(k)    No property owned by any Acquired Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.
(l)    Each Acquired Company has timely withheld and paid over all material Taxes required to have been withheld and paid over by it. Each Acquired Company has complied in all material respects with all sales Tax resale certificate exemption requirements and other exemption certification and documentation requirements for transactions for which an Acquired Company has either claimed an exemption from sales or use Taxes, or not collected sales tax from another Person in reliance on a purchase for resale exemption or other available exemption.
(m)    No Acquired Company has any material amount of liabilities with respect to escheat or unclaimed property obligations.
Section 4.16    Employee Matters.
(a)    Section 4.16(a) of the Sellers Disclosure Schedule sets forth a true and complete list of each material Benefit Plan (i) that is maintained, contributed to or required to be contributed to or sponsored by any of the Acquired Companies, (ii) for which any of the Acquired Companies has any Liability (fixed or contingent, including as an ERISA Affiliate), or (iii) pursuant to which any of the Acquired Companies has any obligation with respect to any current or former Business Employee, officer, director or individual independent contractor (including any dependents thereof) of any of the Acquired Companies (each, a “Company Benefit Plan”).
(b)    Except as set forth on Section 4.16(b) of the Sellers Disclosure Schedule or with respect to the Cleco Corporate Holdings LLC 2017 Long-Term Incentive Compensation Plan (and the award agreements thereunder) and/or the Cleco Corporate Holdings LLC Short Term Incentive Plan (and the award agreements thereunder), Sellers have made available to Purchasers true and complete copies of each Company Benefit Plan currently in effect (or a written description of material terms, if a Company Benefit Plan has not been reduced to writing) and any amendments thereto, and including (where applicable): (i) the current summary plan description and any summary of material modifications, (ii) the most recent favorable determination or opinion letter from the IRS, (iii) all current trusts, insurance contracts or other funding arrangements and any amendments thereto, (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the three (3) most recently completed plan years, and (v) all non-ordinary course documents and correspondence relating thereto received from or provided to the IRS, the DOL, the Pension Benefit Guaranty Corporation or any other Governmental or Regulatory Authority for the past three (3) years.
(c)    Each Company Benefit Plan (including any related trust) has been adopted, maintained, funded, administered and operated in compliance with its terms and Applicable Laws in all material respects, including ERISA and the Code, and, to the Knowledge of Sellers, no condition exists with respect to any Company Benefit Plan that would reasonably be expected to subject any of the Acquired Companies to any material Tax, material fine, material encumbrance or other material Liability imposed by ERISA, the Code or other Applicable Laws as a result of a material violation of any of the foregoing Laws.

(d)    There is no pending or, to the Knowledge of Sellers, threatened Action or Proceeding against or with respect to any Company Benefit Plan or the assets thereof (other than routine claims for benefits and appeals of denied routine claims) and, to the Knowledge of Sellers, no facts or circumstances exist that would reasonably be expected to give rise to any such Action or Proceeding. To the Knowledge of Sellers, no fiduciary has received written notice that any Company Benefit Plan is the direct or indirect subject of an audit, investigation or examination by any Governmental or Regulatory Authority and to the Knowledge of Sellers, no such audit, investigation or examination is or has been threatened, in each case, that would be reasonably likely to result in material Liability to the Acquired Companies.
(e)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS) that it is so qualified, and to the Knowledge of Sellers, no event has occurred and no conditions or circumstances exist that would reasonably be expected to result in the revocation of any such determination letter or opinion letter or that could materially adversely affect the qualified status.
(f)    All contributions, premiums, reimbursements and payments (including all employer contributions and payments) that are due or required to have been paid by the Acquired Companies, as applicable, to or on behalf of any Company Benefit Plan under the terms of any such Company Benefit Plan have been made within the time periods prescribed by the terms of such Company Benefit Plan, ERISA, the Code, and other Applicable Laws in all material respects and any premiums or contributions not yet due have been properly accrued in all material respects and reflected in the Acquired Companies’ financial statements in accordance with the Accounting Principles.
(g)    Except as set forth on Section 4.16(g) of Sellers Disclosure Schedule, no Company Benefit Plan is, and none of the Acquired Companies maintains, sponsors, or contributes to, is obligated to contribute to, or has any Liability (including on account of an ERISA Affiliate) with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code (including on account of an ERISA Affiliate); (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code; or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(h)    Except as set forth in Section 4.16(h) of Sellers Disclosure Schedule, the Acquired Companies do not sponsor, maintain, or have any Liability under or with respect to post-employment health or life insurance benefits for any former Business Employee, officer, director or individual independent contractor (including any dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state laws for which the covered individual(s) pays the full premiums other than as required by Applicable Law.
(i)    Except as set forth in Section 4.16(i) of Sellers Disclosure Schedule, neither the execution of this Agreement (nor the consummation of any of the transactions contemplated thereunder) will or may (either alone or together with any other event): (i) entitle any current or former Business Employee, officer, or individual independent contractor of the

Acquired Companies to severance, retention or change of control benefits or any other payment of compensation; (ii) entitle any current or former Business Employee, officer, or individual independent contractor of the Acquired Companies to change of control benefits or comparable payment of compensation for which Purchasers or Acquired Companies would be liable for the payment of or that would not otherwise receive an adjustment to the Base Purchase Price; (iii) otherwise accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; or (v) result in the payment of any “excess parachute payments” within the meaning of Section 280G(b) of the Code. Neither the Sellers nor the Acquired Companies have any obligation to gross up or indemnify any Person for any Tax, including any Tax incurred pursuant to Section 409A or 4999 of the Code.
(j)    No Company Benefit Plan provides benefits to any current or former Business Employee, officer, director or individual independent contractor (including any dependents thereof) residing in and working for the Acquired Companies outside of the United States, nor is any Company Benefit Plan primarily subject to any Laws of a jurisdiction outside of the United States.
(k)    Each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been established, administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1996, as applicable. No Acquired Company is subject to any Liability for Taxes or other material penalties as a result of such administration and operation. Any Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is, and has been, in compliance with the Patient Protection and Affordable Care Act, in all material respects. To the Knowledge of Sellers, no event has occurred and no condition or circumstance exists that would reasonably be expected to subject the Acquired Companies to material penalties or material excise Taxes under Section 4980D or 4980H of the Code.
(l)    Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. The consummation of the transactions contemplated hereunder will not result in a violation of Section 409A of the Code.
(m)    Section 4.16(m)(i) of the Sellers Disclosure Schedule sets forth a complete and accurate list of, for each Business Employee as of the date of this Agreement, such employee’s: (i) name or employee identification number; (ii) employing entity; (iii) date of hire; (iv) job title; (v) work location (city, state and country); (vi) status (full-time/part-time/seasonal/temporary); (vii) classification as exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938 and similar Laws; (viii) current annual base compensation (base salary or hourly rate); (ix) current year target incentive compensation (bonus and/or commission, as applicable); (x) leave status (if applicable and anticipated date of return, if known); (xi) visa status (if applicable); and (xii) union status. Except as set forth on Section 4.16(m)(ii) of the Sellers Disclosure Schedule, the employment of each Business Employee is terminable “at will” without requiring payment of any severance or provision of more than 30 days’ advance notice (without giving effect to any offer of employment by Purchasers pursuant Section 7.05(a)). Except for the officers and directors of South Central Seller set forth on Section 4.16(m)(iii) of the Sellers Disclosure Schedule and any personnel providing services on behalf of Seller or an Affiliate thereof to the Acquired Companies and / or Purchasers pursuant to the Transition Services Agreement or the Other Services Agreement, there is no employee of any member of Cleco Group LLC or any of their respective controlled Affiliates (including the Acquired Companies) who either (x) perform services primarily for the Acquired Companies or (y) provides any material service to any Acquired Company with respect to the Business, who does not constitute a Business Employee. None of the Acquired Companies is, and since February 4, 2019, has been, the W-2 employer of any individuals, including without limitation any Business Employees.
(n)    Section 4.16(m)(i) of the Sellers Disclosure Schedule sets forth a complete and accurate list of, for each natural person independent contractor who performs services for the Acquired Companies with respect to the Business, such contractor’s (i) name; (ii) rate of compensation; (iii) initial engagement date; and (iv) anticipated end date of engagement.
(o)    Except as set forth on Section 4.16(o) of the Sellers Disclosure Schedule, no Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and except for Business Employees subject to a Collective Bargaining Agreement set forth on Section 4.16(o) of the Sellers Disclosure Schedule, no employee of any Acquired Company nor any Business Employee is represented by any labor union, works council, or other labor organization with respect to providing services for the Acquired Companies with respect to the Business. To the Knowledge of Sellers, in the past three (3) years, there has not been any organizational campaign, petition or other unionization activity related to any employee of any Acquired Company or any Business Employee. There are no, and for the past three (3) years there have been no pending or, to the Knowledge of Sellers, threatened labor strikes, work stoppages, slowdowns, walkouts, lockouts or other material labor disputes against or involving any Acquired Company or any Business Employee. There are no unfair labor practice charges or complaints pending or, to the Knowledge of Sellers, threatened against any Acquired Company or involving any Business Employee before any Governmental or Regulatory Authority.
(p)    Except as would not result in material Liability for any Acquired Company, whether individually or in the aggregate: (i) each Acquired Company has fully and timely paid all salaries, wages, wage premiums, wage penalties, bonuses, commissions, fees, and other compensation that has come due and payable to its employees pursuant to Applicable Law, contract or Acquired Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to an Acquired Company and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified and treated as such for all applicable purposes.
(q)    Except as set forth on Section 4.16(q) of the Sellers Disclosure Schedule, within the past three (3) years no Acquired Company has implemented any employee layoffs or plant closures that required notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law, and no such actions are currently planned or announced.

(r)    No member of the management team of any Acquired Company has indicated to any Acquired Company, to any member of Cleco Group LLC, or to either Seller that he or she intends to resign or retire within one year after the Closing Date.
(s)    Within the past three (3) years, the Acquired Companies have reasonably and in accordance with legal obligations investigated all reported sexual harassment allegations involving any supervisory or executive employee of any Acquired Company or any supervisory or executive Business Employee. With respect to each such reported allegation with potential merit, corrective action has been taken that is reasonably calculated to prevent further harassment and the Acquired Companies do not reasonably expect to incur any Liability that would be material to any Acquired Company, taken as a whole, with respect to any such allegations.
Section 4.17    Insurance. Section 4.17 of the Sellers Disclosure Schedule sets forth a true and complete list of all material insurance policies covering the Acquired Companies (other than in connection with any Company Benefit Plan). All such insurance policies (or replacements thereof with comparable coverage) are in full force and effect, and all premiums thereunder that have become due and payable have been paid. No written notice of cancellation or termination or intent to increase premiums has been received by Sellers or such Acquired Company with respect to any such insurance policies (other than those that have replaced by policies with comparable coverage prior to the date of such cancellation or termination). No Acquired Company has reached or exceeded its policy limits for any insurance policies in effect at any time in the past three (3) years. There is no claim by an Acquired Company or an Affiliate thereof on behalf of an Acquired Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters that would reasonably be expected to be material to the Acquired Companies. No Acquired Company or Affiliate thereof is in breach of or in default under any insurance policies in any material respect, and each Acquired Company and Affiliate thereof has complied in all material respects with the terms and provisions of such insurance policies.
Section 4.18    Environmental Matters. Except as set forth in Section 4.18 of the Sellers Disclosure Schedule:
(i)    each Acquired Company and each Project are, and have for the past three years been, in compliance in all material respects with all applicable Environmental Laws and no Acquired Company has received any unresolved written, or to the Knowledge of Sellers, oral, communication that alleges that any Acquired Company or any Project is not in compliance in all material respects with applicable Environmental Laws;
(ii)    each Acquired Company and each Project has obtained and possesses all Environmental Permits necessary for the conduct of their operations as currently conducted, all such Environmental Permits are in good standing or are pending renewal, and each Acquired Company and each Project are in compliance in all material respects with all terms and conditions of such Environmental Permits, and, to the Knowledge of Sellers, there are no conditions that would reasonably be expected to result in Actions or Proceedings to cancel, suspend, terminate, materially restrict, or materially modify any such Environmental Permits;
(iii)    there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against any Acquired Company or any Project relating to a material violation of, or material liability under, Environmental Law and, to the Knowledge of Sellers, there are no circumstances that would reasonably be expected to give rise to any such Action or Proceeding under Environmental Law;
(iv)    there has been (x) no Release of any Hazardous Substance from, on, at, or under any Real Property by Sellers or any Acquired Company or, to the Knowledge of Sellers, by any other Person, and (y) to the Knowledge of Sellers, there has been no Release of any Hazardous Substance from, on, at or under any property formerly owned, leased, or operated by any Acquired Company, in either case of (x) or (y) that could reasonably be expected to result in any material obligation of any Acquired Company under any Environmental Law to investigate or remediate such Release;
(v)    To the Knowledge of Sellers, neither any Seller nor any Acquired Company has expressly assumed by contract responsibility for any known or reasonably expected liability or obligation of any other Person arising under or relating to Environmental Laws, in either case that would have, individually or in the aggregate, a Material Adverse Effect;
(vi)    no Acquired Company is currently subject to any outstanding material Order issued or entered into under any Environmental Law;
(vii)    to the Knowledge of Sellers, neither Sellers nor any Acquired Company has as of the date hereof placed CCR on, at or under any Real Property, except in the current Fly Ash Basin and Bottom Ash Basin;
(viii)    to the Knowledge of Sellers, neither Sellers nor any Acquired Company have arranged for disposal or disposed of Hazardous Substances, including CCR, on, at or under any property owned or operated by a third party;
(ix)    the Acquired Companies have completed all material filings or other submittals required to maintain any CCR financial assurance mechanism required under Environmental Law;
(x)    neither Sellers nor any Acquired Company is in possession of any written assessments, audits, memoranda, studies or other reports prepared by a third party in the last five (5) years that conclude that CCR at any Real Property is in contact with groundwater, nor, have Sellers or any Acquired Company received written notice from any Governmental or Regulatory Authority that CCR at any Real Property is in contact with groundwater; and
(xi)    copies of all material environmental site assessments, environmental compliance audits, and other reports or analyses materially bearing on environmental liabilities of any Acquired Company, in each case relating to the Projects and the Real Property that are in the possession of Sellers or any Acquired Company, have been made available to Purchasers.
Section 4.19    Permits. Each Acquired Company has all material Permits required to conduct its Business and operations as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Companies (taken as a whole) and all of such material Permits have been made available to Purchasers. Each such Permit is in full force and effect, and each Acquired Company is in compliance and, to the

Knowledge of Sellers, during the last three (3) years has been in compliance, with all its obligations under such Permits in all material respects. There are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened in writing, that would reasonably be expected to result in the revocation, cancellation or termination of any such Permit. Neither of the Sellers nor any Acquired Company make any representation or warranty in this Section 4.19 with respect to Permits required under any Environmental Law, which Permits are addressed in Section 4.18.
Section 4.20    Brokers. No broker, finder, investment banker, financial advisor, agent or other Person acting on behalf of any Acquired Company is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission with respect to the execution and delivery by Sellers of this Agreement or the other Transaction Documents to which Sellers are a party, or the consummation of the transactions contemplated hereby or thereby, that is or will be payable by Purchasers or any of their respective Affiliates (including, after the Closing, the Acquired Companies), excluding, in each case, any Liabilities that are included within Company Transaction Expenses.
Section 4.21    Sufficiency of Assets. Except as set forth on Section 4.21 of the Sellers Disclosure Schedule or as expressly contemplated by the Transition Services Agreement or the Other Services Agreement, the Acquired Companies own, lease or have the right to use all buildings, equipment, Contracts and other Assets (tangible or intangible) currently used by them for the conduct of the business of the Acquired Companies as presently conducted by the Acquired Companies as of the date hereof in the ordinary course of business. Each Acquired Company will continue to own, lease or have the right to use all of the buildings, equipment, Contracts and other Assets (tangible or intangible) used in or necessary to enable its respective Business to be conducted immediately following the Closing in the same manner in which it is currently being conducted by such Acquired Company in the ordinary course of business in all material respects.

Section 4.22    Accounts Receivable. All accounts receivable of the Acquired Companies contained in the Financial Statements (the “Accounts Receivable”) represent, in all material respects, bona fide transactions arising from services rendered or goods sold by an Acquired Company in the ordinary course of business. To the Knowledge of Sellers, the debtors to which the Accounts Receivable relate are not in or subject to a bankruptcy or insolvency Action or Proceeding, and to the Knowledge of Sellers, none of the Accounts Receivable have been made subject to an assignment for the benefit of creditors. To the Knowledge of Sellers, neither of the Sellers nor any of the Acquired Companies has received written notice of any dispute of the amount or validity of the Accounts Receivable.
Section 4.23    Bank Accounts. Section 4.23 of the Sellers Disclosure Schedule sets forth a true, complete and correct list of all material deposit, demand, time, savings, passbook, security or similar accounts that each of the Acquired Companies maintains with any bank or financial institution, the names and addresses of such account, the purpose for which such account is established and the authorized signatories on each such account.
Section 4.24    Anti-Money Laundering. The operations of the Acquired Companies are and have been conducted at all times within the last three (3) years in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing

Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Acquired Companies conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental or Regulatory Authority (collectively, the “Anti-Money Laundering Laws”), and no Action or Proceeding for which Sellers or an Acquired Company has received written notice by or before any Governmental or Regulatory Authority or any arbitrator involving the Acquired Companies with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Sellers, threatened.
Section 4.25    Indebtedness; Hedging Arrangement. Section 4.25 of the Sellers Disclosure Schedule sets forth a true and complete list of all Indebtedness for Borrowed Money of the Acquired Companies and their Subsidiaries as of the date of this Agreement, in each case showing the aggregate principal amount thereof and, to the extent applicable, the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt. No Acquired Company is a counterparty to any Hedging Arrangement.
Section 4.26    NRG Purchase Agreement.
(a)    Section 4.26(a)(i) of the Sellers Disclosure Schedule sets forth a true and complete list of all indemnification claims made or submitted by South Central Seller or any of its Affiliates under or pursuant to Section 11.01(c) of the NRG Purchase Agreement, and LA Gen Seller has made available to Purchasers or their Representatives, all material claim submission documentation and related material supporting documentation and correspondence associated therewith. Except as set forth on Section 4.26(a)(ii) of the Sellers Disclosure Schedule, (i) neither South Central Seller nor any of its Affiliates have made or submitted any claim for indemnity under or pursuant to Section 11.01(c) of the NRG Purchase Agreement, (ii) neither South Central Seller nor any of its Affiliates have received any payments pursuant to any indemnification claims made or submitted by South Central Seller or any of its Affiliates under or pursuant to Section 11.01(c) of the NRG Purchase Agreement and (iii) to the Knowledge of Sellers, there are no events or circumstances that may reasonably likely give rise to an indemnification claim under or pursuant to Section 11.01(c) of the NRG Purchase Agreement.
(b)    Section 4.26(b) of the Sellers Disclosure Schedule sets forth a true and complete list of all other indemnification claims made or submitted by South Central Seller or any of its Affiliates under or pursuant to the NRG Purchase Agreement (excluding any claim made under or pursuant to Section 11.01(c) of the NRG Purchase Agreement), in each case, solely to the extent such claims are pending as of the date hereof, and South Central Seller has made available to Purchasers or their Representatives, all material claim submission documentation and related material supporting documentation associated with such claims pending as of the date hereof. Except as set forth on Section 4.26(b) of the Sellers Disclosure Schedule and excluding any claim made under or pursuant to Section 11.01(c) of the NRG Purchase Agreement, (i) there are no indemnity claims pending under the NRG Purchase Agreement as of the date hereof, (ii) neither South Central Seller nor any of its Affiliates have received any payments pursuant to any other indemnification claims made or submitted by South Central Seller or any of its Affiliates under or pursuant to the NRG Purchase Agreement and (iii) to the Knowledge of Sellers, there are no events or circumstances that may reasonably likely give rise to an indemnification claim under or pursuant to the NRG Purchase Agreement.

(c)    No indemnification claims are pending in writing against South Central Seller or any of its Affiliates under or pursuant to Section 11.02 of the NRG Purchase Agreement and, to the Knowledge of Sellers, there are no events or circumstances that may reasonably likely give rise to an indemnification claim under or pursuant to Section 11.02 of the NRG Purchase Agreement.
Section 4.27    Energy Regulatory Status. Each of Big Cajun, LA Gen, Bayou Power, and Cottonwood Energy Company LP: (i) is an EWG or a “holding company” as such term is defined in PUHCA solely with respect to ownership of an EWG; (ii) has been granted MBR Authority by FERC in a final and non-appealable order pursuant to Section 205 of the FPA, and the market-based rate tariff and sales made thereunder are in compliance in all material respects with FERC regulations and orders relating thereto; (iii) has no knowledge of any facts that reasonably are likely to cause the Acquired Company to lose its MBR Authority or status as an EWG; and (iv) is not subject to regulation by a state Governmental or Regulatory Authority as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances, and capital structure.
Section 4.28    Support Obligations. The Acquired Companies (or Sellers on behalf of the Acquired Companies) have posted all material Support Obligations required to be posted in connection with their operations (the party that posted such Support Obligation being referred to as the “Support Obligor”), with each such Support Obligation being listed on Section 4.28(a) of the Sellers Disclosure Schedule. Except as disclosed on Section 4.28(b) of the Sellers Disclosure Schedule, each Support Obligor and is and has been in compliance in all material respects with all Support Obligations applicable to it.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Purchasers hereby jointly and severally represent and warrant to Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date:
Section 5.01    Legal Existence. Each Purchaser (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite organizational power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted, except as would not have a Purchaser Material Adverse Effect. Purchasers are duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by Applicable Laws, except such jurisdictions where the failure to be so qualified or in good standing would not have a Purchaser Material Adverse Effect.
Section 5.02    Authority. Purchasers have full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchasers of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Purchasers. Purchasers have duly executed and delivered this Agreement and the other Transaction Documents to which they are a party, and each of this

Agreement and the other Transaction Documents to which they are a party constitutes a valid and binding obligation on Purchasers, enforceable against Purchasers in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.
Section 5.03    No Conflicts. Except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of any Seller or any of its Affiliates and assuming all Consents set forth on Section 5.03 of the Purchasers Disclosure Schedule and the Required Governmental Approvals have been obtained or taken, the execution and delivery by Purchasers of this Agreement and the other Transaction Documents to which it is a party, the performance by Purchasers of the terms hereof and thereof, the consummation by Purchasers of the transactions contemplated hereby and thereby, and compliance by Purchasers with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the properties or assets of Purchasers under any provision of (a) the organizational documents and governing instruments of Purchasers, (b) any Contract to which either Purchaser is a party or by which any of its properties or assets are bound, excluding for the avoidance of doubt the Acquired Companies or (c) any Applicable Laws applicable to Purchasers or its properties or assets, other than, in the case of clauses (b) and (c) above, any items that would not have a Purchaser Material Adverse Effect.
Section 5.04    Government or Regulatory Approvals; Filings. No Consent of, with or to any Governmental or Regulatory Authority is required to be obtained or made by Purchasers in connection with the execution and delivery by Purchasers of this Agreement or any other Transaction Document to which it is a party, or the consummation by Purchasers of the transactions contemplated hereby or thereby, other than (i) Consents set forth on Section 5.04 of the Purchasers Disclosure Schedule or the Required Governmental Approvals, (ii) Consents that, if not obtained or made, would not have a Purchaser Material Adverse Effect, (iii) Consents not required to be obtained or made until after the Closing or (iv) requirements applicable as a result of the legal or regulatory status of Sellers or any of their Affiliates, or as a result of any other fact that specifically relates to the business or activities in which any of the foregoing is engaged or proposes to be engaged.
Section 5.05    Legal Proceedings. There are no (a) Actions or Proceedings pending or, to the Knowledge of Purchasers, threatened against Purchasers or affecting any of its assets or (b) Orders by which Purchasers or any of its assets is bound, in the case of each of clauses (a) and (b), that would reasonably be expected to have a Purchaser Material Adverse Effect.
Section 5.06    Investment Representations. Neither of the Sellers, nor any Acquired Company nor any of their respective Representatives has provided Purchasers with any professional opinions concerning the value of the Interests, the value of the assets of the Acquired Companies, the net worth of the Acquired Companies or the projected financial information of the Acquired Companies. Purchasers have substantial experience in evaluating and investing in securities of companies similar to the Acquired Companies and acknowledges that Purchasers can protect its own interests. Purchasers have such knowledge and experience in financial and business matters so that Purchasers are capable of evaluating the merits and risks involved in the transactions contemplated hereunder. Purchasers acknowledge that the Interests have not been registered under applicable securities laws and that the Interests may be subject to restrictions on the sale, transfer, offering for sale, assignment, pledge, hypothecation or other disposal thereof. Purchasers understand and acknowledge that no public market now exists for the Interests and that neither Sellers nor any Acquired Company has made any assurances that a public market will ever exist for the Interests.
Section 5.07    Brokers. No broker, finder, investment banker, financial advisor, agent or other Person acting on behalf of Purchasers or their respective Affiliates is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission with respect to the execution and delivery by Purchasers of this Agreement or the other Transaction Documents to which Purchasers are a party, or the consummation of the transactions contemplated hereby or thereby, that is or will be payable by Sellers or any of their respective Affiliates.
Section 5.08    Financial Ability. Purchasers have or will have at Closing, through a combination of cash on hand, equity commitments from its direct and indirect parent entities and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy all other costs and expenses arising in connection herewith. Purchasers understand and acknowledge that the obligations of Purchasers to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Purchasers’ consummation of any financing arrangement or obtaining of any financing or the availability, grant, provision or extension of any financing to Purchasers.
Section 5.09    Foreign Person. Neither the Purchasers nor any of the Purchaser Parents are a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, or any executive orders, rules or regulations relating thereto. The transaction as contemplated by this Agreement will not result in a “covered transaction” (as defined in 31 C.F.R. § 800.213).
Section 5.10    Investigation by Purchasers; No Other Representations; Non-Reliance of Purchaser. Purchasers acknowledge and agree that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Purchasers and their Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Sellers set forth in Article III and Article IV and the other Transaction Documents; and (b) except for the express representations and warranties of Sellers set forth in Article III and Article IV and the other Transaction Documents, neither of the Purchasers nor any of their Affiliates has relied on, and neither of the Sellers, any of their Affiliates nor any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Sellers, any of their Affiliates (including the Acquired Companies), or any of their or their respective Representatives, any assets of any of the foregoing (including the Interests), or any of the transactions contemplated by this Agreement or the other Transaction Documents. Purchasers (either alone or together with their respective Representatives) have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of the Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Acquired Companies for an indefinite period of time.

Purchasers have been afforded access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation as Purchasers have deemed necessary for Purchaser to investigate the business, assets, liabilities, financial or other condition and results of operations of the Acquired Companies sufficiently to make an informed investment decision to purchase the Interests and enter into this Agreement. Purchasers have relied solely on their own legal, tax, financial and other advisors in connection with its investigation of the Acquired Companies and not on the advice of Sellers, any of their Affiliates or any of Sellers’ or Sellers’ Affiliates’ respective Representatives. Purchasers acknowledge and agree that any financial projections that may have been made available to Purchasers, any of their Affiliates, or any of Purchasers’ or Purchasers’ Affiliates’ respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Sellers, their Affiliates and their respective Representatives). Without limiting the generality of the foregoing, Purchasers further acknowledge and agree that, except for the express representations and warranties of Sellers set forth in Article III and Article IV or the other Transaction Documents, neither of the Purchasers nor any of their Affiliates has relied on, and neither of the Sellers, nor any of their Affiliates nor any of their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other future condition of any Acquired Company or its business, assets or liabilities, or any other information, whether or not made available to Purchasers, any of their Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby, including in any memorandum or management presentation in any electronic data room established by Sellers, any of their Affiliates or any of their respective Representatives, and in any written or oral response to any information request by Purchasers, any of their Affiliates, or any of Sellers’ or their Affiliates’ respective Representatives.
ARTICLE VI
COVENANTS RELATING TO SELLERS
The Parties agree for the benefit of Purchasers, except to the extent Purchasers may otherwise consent in writing (other than with respect to obligations of Purchasers), as follows:
Section 6.01    Investigation by Purchasers. From the Execution Date until the earlier of the Closing Date or the Termination Date, Sellers shall use reasonable best efforts, subject to Applicable Laws, to provide Purchasers and their Representatives with reasonable access during normal business hours and upon reasonable written advance notice to the offices, properties, books and records of the Acquired Companies in the possession or control of Sellers or Cleco Corporate Holdings LLC or their controlled Affiliates (including, without limitation an employee census that includes both the birthdate and zip code (in respect of each Business Employee’s applicable location of residence) of each Business Employee) solely for a purpose reasonably related to the consummation of the transactions contemplated hereunder; provided that such access (x) does not unreasonably interfere with the normal operations of Sellers or any Acquired Company or cause a violation of any agreement to which Sellers or any Acquired Company is a party, and (y) shall be subject to the terms of the Confidentiality Agreement and any reasonable safety, confidentiality and other policies of the Acquired Companies. All requests for such access shall be directed to Sellers or such other Person as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Purchasers if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege (provided, however, that the parties shall use good faith efforts to enter into a mutually agreeable common interest agreement or similar agreement to provide Purchasers and their respective Representatives with access to such privileged information) or (ii) contravene any Applicable Laws, fiduciary duty or binding agreement (including the Confidentiality Agreement) entered into prior to the Execution Date; provided, that, to the extent necessary, Sellers shall reasonably cooperate with Purchasers in seeking, and use commercially reasonable efforts to secure at Purchasers’ expense, any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in any violation, contravention or loss of privilege. Sellers makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.01, and Purchasers shall not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article IV. The information provided pursuant to this Section 6.01 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by and subject to all the terms and conditions of the Confidentiality Agreement. Nothing set forth in this Section 6.01 shall require Sellers to (i) provide Purchasers with access to or copies of sensitive customer or supplier information which pursuant to Applicable Laws or binding Contracts may not be provided to Purchasers until the transactions contemplated hereby have been consummated (provided that Purchasers and Sellers shall use good faith efforts to enter into any mutually agreeable “clean team” agreement or similar agreement to provide Purchasers’ Representatives with reasonable access to such information if reasonably requested by Purchasers), (ii) provide any information regarding any Acquired Company in any specific format or otherwise to manipulate or reconfigure any data regarding the businesses, assets, financial performance or condition or operations of any Acquired Company, (iii) allow Purchasers to conduct any environmental assessments (including any “Phase II” environmental site assessments) or any invasive or intrusive investigations or other testing, analysis or sampling of any of the properties owned or leased by any Acquired Company or (iv) provide Purchasers with any information regarding the businesses, assets, financial performance or condition or operations of Sellers or any of their Affiliates not involving any Acquired Company. Purchasers shall indemnify each Acquired Company, its Affiliates and its and their respective Representatives in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any such Person resulting from, arising out of, or relating to the activities of Purchasers, its Affiliates and each of their respective Representatives under this Section 6.01, except (i) to the extent attributable to the gross negligence or willful misconduct of Sellers, their Affiliates or Sellers’ or their Affiliates’ respective Representatives or (ii) with respect to the mere discovery of pre-existing conditions (provided that Purchasers shall be responsible for exacerbation of such pre-existing conditions). The foregoing indemnification obligation shall survive for twelve (12) months beyond the Closing or earlier termination of this Agreement. Except as may be provided for in this Agreement, none of Purchasers, their Affiliates or Purchasers’ or their Affiliates’ respective Representatives shall contact any (i) competitor, customer, supplier, service provider, contractor, lender, partner, director, manager, officer or other agent of any Seller or its Affiliates (including the Acquired Companies) or any of their respective Representatives that have business relationships (including, to the Knowledge of Purchasers, prospective business relationships as a result of Purchasers’ investigation of the Acquired Companies in connection with the transactions contemplated by this Agreement) with the Acquired Companies other than unrelated to the transactions contemplated by this Agreement in the ordinary course of business without, in each case, any direct or indirect reference to the Acquired Companies, the Projects or the business of the Acquired Companies or (ii) Governmental or Regulatory Authority (except, in the case of this clause (ii) of this Section 6.01, as otherwise permitted or required by this Agreement).
Section 6.02    Conduct of Business. Except for those actions set forth in Section 6.02 of the Sellers Disclosure Schedule, or those actions otherwise permitted or required by the terms of this Agreement (including after receiving the prior written consent of Purchasers) or except as requested by Purchasers or as required by Applicable Laws or any Contract to which the Acquired Companies are bound, from the Execution Date until the earlier of the Closing Date and the Termination Date, as applicable (the “Interim Period”), Sellers shall use commercially reasonable efforts to cause each Acquired Company to (i) conduct its Business in the ordinary course of business consistent with past practice, (ii) preserve and maintain the Permits of such Acquired Company and (iii) maintain and preserve intact the current organization, business and franchise of such Acquired Company and to use reasonable best efforts to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, Governmental or Regulatory Authorities and others having business relationships with such Acquired Company.
Section 6.03    Certain Restrictions. From the Execution Date until the Closing, Sellers shall cause each Acquired Company to, and each Acquired Company shall, refrain from taking any of the following actions, except (a) with respect to those matters set forth in Section 6.03 of the Sellers Disclosure Schedule, (b) as expressly permitted or required by this Agreement, (c) with Purchasers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (d) as required by Law or the terms of any Permit, or (e) as expressly required to be taken under any Company Contract:
(a)    amending the Acquired Companies’ certificates of formation or the Acquired Companies Organizational Documents or taking any action with respect to any recapitalization, reorganization, liquidation, dissolution or winding up of any Acquired Company;
(b)    enter into a new line of business or abandonment or discontinuance of existing lines of business;
(c)    authorizing, issuing, selling or otherwise disposing of any membership or partnership interests of, or any other securities with respect to, any Acquired Company, or modifying or amending any right of any holder of outstanding membership or partnership interests of, or other securities with respect to, any Acquired Company;
(d)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(e)    splitting, combining or reclassifying any membership or partnership interests of, or any other securities with respect to, any Acquired Company;
(f)    acquiring any assets or properties, including any real property interests, or transferring or disposing of any assets or properties, including any Real Property, of any Acquired

Company, except for (i) acquisitions of spare parts, assets or properties valued at less than $200,000 individually or $750,000 in the aggregate and (ii) the purchase or sale of (x) natural gas, power, transmission or ancillary services or (y) chemicals and other supplies relating to the operation and maintenance of the Projects, in the case of each of clauses (i) and (ii) in the ordinary course of business;
(g)    making or committing to make any capital expenditures in excess of $200,000, other than capital expenditures (A) in respect of curing any Forced Outage in an amount not to exceed $750,000 for such Forced Outage, (B) in respect of any Casualty Loss in accordance with Section 8.06, (C) funded by the Sellers or their Affiliates (other than the Acquired Companies to the extent such funding would be borne by the Acquired Companies on a post-Closing basis) or (D) any capital expenditures that are made in accordance with the Capital Expenditures Schedule that is attached to Section 6.03 of the Sellers Disclosure Schedule (which, with respect to this clause (D) and solely to the extent such expenditures are not borne by the Sellers or their Affiliates (or, prior to the Closing, the Acquired Companies) pursuant to clause (C) of this section, shall not exceed $3,000,000 in the aggregate);
(h)    incurring any material Liens or permitting any material Liens to be imposed on any assets and properties of any Acquired Company (other than Permitted Liens);
(i)    entering into, amending, modifying, accelerating, waiving any rights, or terminating (partially or completely and other than pursuant to the expiration of the term thereof) in any material respect any Company Contract (or any Contract that, if in existence on the date hereof would have been required to be disclosed on Section 4.14(a) of the Sellers Disclosure Schedule), other than, in each case, the entering into, amendment, modification or termination (whether partial or complete) of any Hedging Arrangements related to any Acquired Company which will expire prior to the Closing without any continuing obligation or liability on or following the Closing with respect to the Acquired Companies; provided, with respect to any Collective Bargaining Agreements listed in items 1-4 in Section 4.14(a)(xxi) Sellers may amend or modify such Collective Bargaining Agreements to the extent required by applicable Law (including good faith obligations to bargain as required by Law), and Sellers may enter into an extension, not to exceed one (1) year, so long as such extension does not include any material terms related to the Business Employees other than salary increases that are entered into in the ordinary course of business or as required by Applicable Law;
(j)    except for Indebtedness that will be discharged in full at the Closing, voluntarily incurring Indebtedness pursuant to clause (a) of the definition of Indebtedness in an aggregate principal amount exceeding $1,000,000 (net of any amounts of Indebtedness discharged during such period);
(k)    canceling, compromising, settling, assigning or transferring:
(i)    any actual or potential indemnification claims under or pursuant to Section 11.01(c) of the NRG Purchase Agreement; or
(ii)    any material dispute or claim that would reasonably be expected to result in (A) a non-current liability exceeding $200,000 becoming due from any

Acquired Company after the Closing, or (B) non-monetary obligations on the Purchasers, their Affiliates or the Acquired Companies following the Closing;
(l)    increasing or decreasing the compensation of any of its managers, directors, officers, employees or other individual service providers (in the case of employees or other individual service providers with an annual base salary or annual base compensation, as applicable, of $200,000 or more), other than in the ordinary course of business, as required by Law, or as required pursuant to the terms of a Company Benefit Plan or Company Contract in effect as of the date of this Agreement;
(m)    (A) hiring, engaging, or terminating (other than for cause) the employment or engagement of any manager, officer or employee of, or other individual service provider to, any Acquired Company, other than in the ordinary course of business or to fill vacant positions in each case who will earn (or prior to such termination did earn) an annual base salary or annual base compensation, as applicable, of $200,000 or more or (B) implementing any group employee layoffs, furlough, reductions in force, or other voluntary or involuntary employment termination programs, other than individual employee terminations in the ordinary course of business (subject to the foregoing clause (A), if applicable);
(n)    other than in the ordinary course of business or as required pursuant to Applicable Law, or the terms of a Company Benefit Plan in effect as of the date of this Agreement, (i) adopting, materially amending, materially modifying or terminating any Company Benefit Plan (including a Benefit Plan that would constitute a material Company Benefit Plan if in effect as of the date hereof), (ii) accelerating the vesting or payment of any compensation or benefit under any Company Benefit Plan, or (iii) granting any new severance, change in control, retention, transaction, termination or similar compensation or benefits of $200,000 or more to any employee, individual independent contractor, officer or director;
(o)    (i) transferring into any Acquired Company the employment of any person whose employment duties are not related to the Business as of the date of this Agreement; or (ii) transferring out of any Acquired Company the employment of any person whose employment duties are related to the Business as of the date of this Agreement;
(p)    except as required by Law, materially changing any method of accounting or accounting practice of the Acquired Companies, except as required by Applicable Law, the Accounting Principles or GAAP;
(q)    making any new, changing any existing, or rescinding any material election with respect to Taxes or changing a Tax accounting period, entering into a closing agreement as described in Section 7121 of the Code (or any provision of any state, local or non-U.S. Law having similar effect) or otherwise settling or compromising any material Tax liability, surrendering any right to claim a material Tax refund, commencing or pursuing a voluntary disclosure agreement, or waiving or extending any statute of limitations period in respect of material Taxes; or
(r)    agreeing or committing to do or engage in any of the foregoing.

Notwithstanding anything else contained in this Section 6.03, (A) Sellers and any Acquired Company may take any actions consistent with Good Industry Practice with respect to emergency situations or to comply with the terms of any Company Contract or Law so long as Sellers shall, upon receipt of notice of any such actions, promptly inform Purchasers of any such actions taken outside the ordinary course of business and (B) Sellers and the Acquired Companies shall have no obligation to, or to cause any Acquired Company to, enter into any Contract, including any Hedging Arrangements.
Section 6.04    Governmental Filings.
(a)    FERC. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Sellers shall, and shall cause each Acquired Company to, and the Acquired Companies shall, consult and cooperate with Purchasers in the timely preparation and filing of the FERC application for approval of the transactions contemplated herein under Section 203(a) of the FPA and all other Required Governmental Approvals to be obtained from FERC, such cooperation to include providing Purchasers any information reasonably requested by Purchasers to comply with FERC’s regulations. Sellers shall, and shall cause each Acquired Company to, and the Acquired Companies shall, promptly comply with, or cause to be complied with, any requests by FERC for additional information to obtain such Required Governmental Approvals.
(b)    HSR. Subject to applicable confidentiality restrictions or restrictions required by Applicable Laws, and within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Sellers shall, and shall cause the Acquired Companies to, take all actions reasonably necessary to make the filings required of Sellers under the HSR Act and thereafter shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any request for additional information received by Sellers, any Acquired Company or their Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Sellers and the Acquired Companies shall reasonably cooperate with Purchasers in connection with Purchasers’ filings under the HSR Act. Sellers shall request, and shall cooperate with Purchasers in requesting, early termination of any applicable waiting period under the HSR Act.
(c)    FCC. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Sellers shall, and shall cause each Acquired Company to, consult and cooperate with Purchasers in the timely preparation and joint filing of an FCC application for approval of the transactions contemplated herein under Section 310 of the Communications Act of 1934, such cooperation to include providing Purchasers any information reasonably requested by Purchasers to comply with FCC’s regulations. Sellers shall, and shall cause each Acquired Company to, promptly comply with, or cause to be complied with, any requests by FCC for additional information concerning such application.
(d)    LPSC. Sellers shall as promptly as practicable, having sought reasonable consultation and reasonable input from Purchasers, and considered such input in good faith, but in any event within fifteen (15) Business Days after the Execution Date file the LPSC Notice. Sellers shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any requests by LPSC for additional information concerning the LPSC Notice.

Section 6.05    Affiliate Contracts. At or prior to the Closing, Sellers shall have caused, subject to Section 10(b) of Schedule A of this Agreement, all Affiliate Contracts to be terminated without any further force or effect following the Closing such that Purchasers and the Acquired Companies, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, do not have any further Liability to one another in respect thereof following the Closing.
Section 6.06    Copy of Dataroom. At Closing, Sellers shall cause to be delivered to Purchasers a USB flash drive, CD or electronic folder or file containing complete and accurate copies of all documents contained in the virtual data room as of the day before the Closing Date.
Section 6.07    Non-Solicitation. From the Execution Date until two (2) years following the Closing (such period, the “Seller Restricted Period”), South Central Seller agree that, during the Seller Restricted Period, South Central Seller shall not, and South Central Seller shall cause Cleco Group LLC and its subsidiaries not to, without the prior written consent of Purchasers, directly or indirectly, (a) hire or solicit to hire (or otherwise cause or seek to cause to leave the employ of Purchasers or any of their subsidiaries) those Persons set forth on Section 6.07 of the Sellers Disclosure Schedule (the “Designated Persons”) and (b) other than the Designated Persons, solicit to hire (or otherwise cause or seek to cause to leave the employ of Purchasers or any of their Subsidiaries) any Continuing Employee (the “Other Employees”). Notwithstanding the foregoing, the restrictions set forth in this Section 6.07 shall not apply to (i) bona fide general public advertisements for employment placed by South Central Seller or its Affiliates and not directly or indirectly targeted by South Central Seller or its Affiliates or at the direction of South Central Seller or its Affiliates at any Designated Persons or Other Employees, (ii) the hiring by South Central Seller or any of its Affiliates of any Business Employee (other than a Designated Person) that, as of the Closing, does not accept an offer of employment from Purchasers to become a Continuing Employee (so long as none of Cleco Group LLC, its subsidiaries, or any of their Representatives, have, prior to the date of such Person’s rejection of an offer from Purchasers, directly solicited such Business Employees to reject Purchasers’ offer of employment, or otherwise directed or encouraged such Business Employee to reject Purchasers’ offer of employment), or (iii) any hiring or solicitations permitted pursuant to the terms of the Transition Services Agreement. If a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.07 is invalid or unenforceable, then South Central Seller and Purchasers agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.
Section 6.08    Title Insurance and Real Property Cooperation; Estoppel Certificates.
(a)    Sellers agree, both for themselves and on behalf of their Affiliates, to reasonably cooperate with Purchasers in connection with Purchasers’ efforts to procure Title Policies at Purchasers’ sole cost and expense, including, without limitation, cooperating with Purchasers to obtain or procure any estoppels, Consents, and title curative documents, including any affidavits or certifications, to the extent reasonably necessary for the Title Company to issue any such Title Policy or to cure and title defects that would materially impair the validity of title to the Real Property or that are not otherwise Permitted Liens; provided, that, without limiting the foregoing obligations of Sellers, in no event shall Sellers or any of their Affiliates or any of their respective Representatives be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) not required to be paid, assumed or granted by the terms of an existing Contract in connection therewith and provided further that execution by Sellers of title affidavits in form and substance reasonably acceptable to Seller and Title Company, the non-imputation affidavits attached hereto as Exhibit D-1, and the owner’s affidavit attached hereto as Exhibit D-2 shall constitute reasonable cooperation. Purchasers understand that time is of the essence and agree to use Purchasers’ reasonable best efforts to expeditiously proceed through the title insurance process in all respects.
(b)    Without limiting anything set forth in Section 6.08(a) above:
(i)     Seller shall have delivered to Purchasers reasonably sufficient evidence that the landlord (under and as defined in that certain Lease Agreement dated as of February 4, 2019, by and between Cottonwood Energy Company LP and NRG Cottonwood Tenant LLC (the “Cottonwood Lease”)) has requested from Tenant (as defined in the Cottonwood Lease) an estoppel certificate pursuant to Section 24 of the Cottonwood Lease within 30 days of the Closing Date;
(ii)    Sellers shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, an estoppel certificate, in form reasonably acceptable to Purchasers, executed by the applicable landlord in respect of each Lease and the applicable grantor in respect of each Easement Agreement;
(iii)    Sellers shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, an estoppel certificate, in form reasonably acceptable to Purchasers, executed by the City of Alexandria, a political subdivision of the State of Louisiana in respect of the Joint Ownership Agreement dated as of March 3, 2014, a memorandum of which was recorded March 28, 2014 at COB V67, Page 974, Instrument No. 850697, official records of Acadia Parish, Louisiana;
(iv)    Sellers shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, an estoppel certificate, in form reasonably acceptable to Purchasers, executed by the applicable tenant in respect of each Landlord Agreement;
(v)    Notwithstanding anything in this Section 6.08(b) to the contrary, (A) Purchasers shall prepare and provide to Sellers a draft of each estoppel that Purchasers request pursuant to this Section 6.08(b), (B) in connection with Sellers’ obligations under this Section 6.08(b), neither Sellers nor any of their Affiliates or any of their respective Representatives shall be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) not required to be paid, assumed or granted by the terms of an existing Contract and (C) with respect to the foregoing matters contemplated by clauses (i)-(v) of this Section 6.08(b), Section 6.08(c) and Section 2.04(b)(vii) (collectively, the “Title Policy Matters”), neither any Seller nor any Affiliate of any Seller shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person in connection with the Title

Policy Matters. No Seller shall have any Liability whatsoever to Purchasers or any other Person arising out of or relating to the failure to consummate the Title Policy Matters or in respect of any consents or waivers that may be required in connection with the Title Policy Matters. Each Purchaser acknowledges that no representation, warranty or covenant of any Seller contained herein shall be breached or deemed inaccurate or breached, and no condition hereunder shall be deemed not satisfied, as a result of (x) the failure to consummate any of the Title Policy Matters or (y) any lawsuit, Actions or Proceedings, or termination or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the Title Policy Matters; and
(c)    In the event the Closing occurs prior to such time as Purchasers are able to finalize the Title Policy Proforma required by Section 2.04(b)(vii) or satisfy all the requirements to facilitate the Title Company’s issuance of the Title Policy, Sellers shall reasonably cooperate with Purchasers to transition to Purchaser any Title Policy Matters which are in process at the time of the Closing and shall promptly deliver to Purchasers any documents reasonably necessary to address Title Policy Matters which are received by Sellers from third parties, such as estoppels, Consents, and title curative documents, including any affidavits or certifications, to the extent reasonably necessary for the Title Company to issue any such Title Policy, such that Purchaser may continue pursuing such Title Policy Matters after the Closing. Sellers shall execute and deliver, or cause to be executed and delivered, and shall take, or cause to be taken, at no cost or expense to Sellers, all such other reasonable actions as Title Company may reasonably request to evidence and effectuate the preceding sentence to the extent doing so does not impose, or is not reasonably likely to impose, material Liability on Sellers. In addition, Sellers shall not be required to take any actions pursuant to this Section 6.08(c) that impose a third-party cost or expense on Sellers, in each case, (i) except for reasonable attorneys’ fees and costs incurred by Sellers’ attorneys in connection with Sellers’ compliance with the foregoing, or (ii) unless Purchasers agree to reimburse Sellers in full for any such third-party costs or expenses that are incurred in connection therewith.
Section 6.09    NRG Purchase Agreement Indemnity Payments. From and following the date hereof, in the event that Sellers or any of their Affiliates receives any payments pursuant to any indemnification claims made or submitted by South Central Seller or any of its Affiliates under or pursuant to the NRG Purchase Agreement, Sellers shall promptly (and in no event more than five (5) Business Days following receipt of such indemnity payment) notify Purchasers of the receipt of such indemnity payment and, if after Closing, shall within five (5) Business Days of receipt of such indemnity payment pay, or cause to be paid, to Purchasers an aggregate amount in cash, by wire transfer of immediately available funds, equal to such indemnity payment, to the account provided to Sellers by Purchasers in writing.
Section 6.10    Specific Environmental Indemnification Items. Notwithstanding anything to the contrary contained in Section 6.01:
(a)    South Central Seller shall, following the date hereof and prior to the Closing, comply with Section 11.05 and Section 11.07 of the NRG Purchase Agreement in respect of claims that South Central Seller determines in its good faith and reasonable discretion to submit for indemnification pursuant to Section 11.01(c) of the NRG Purchase Agreement.

(b)    During the Interim Period Sellers shall, subject to attorney-client privilege and work product restrictions, (i) make all information reasonably available to Purchasers or their Representatives in respect of the indemnification claims set forth on Schedule 4.26(a) and any claims determined by South Central Seller in its discretion to be made pursuant to Section 11.01(c) of the NRG Purchase Agreement after the date hereof (such claims, the “Identified Claims”), including without limitation providing Purchasers copies of all correspondence with NRG (including submission of invoices), (ii) not submit any written correspondence to NRG without first obtaining Purchasers’ approval of such proposed written correspondence (which approval shall not be unreasonably withheld, conditioned or delayed), provided, however, that if Purchasers do not provide Sellers any comments within the first five (5) business days after receipt of the draft written correspondence, Seller may assume that Purchasers are satisfied and finalize and/or submit such written correspondence to NRG, and, (iii) without limiting clauses (i) and (ii) promptly notify Purchasers of any written correspondence received, or discussions had with, NRG and otherwise keep Purchasers appraised at all times as to the status of such Identified Claims, including, without limitation, any discussions related to settlement negotiations. For the avoidance of doubt, the provisions of this Section 6.10 shall not be governed by, and shall not be subject to, the provisions of Section 6.01.
Section 6.11    Transition Services. From and following the date hereof until the Closing, in the event that Purchasers notify Sellers that Purchasers have identified services that are not on Exhibit A to the form of Transition Services Agreement that are reasonably necessary for the continued operation of the Business as it has been conducted in the twelve (12) months prior to the date hereof and which have been historically provided to the Acquired Companies prior to the Closing by Cleco Group LLC or its Subsidiaries, then the Parties shall work reasonably and in good faith to determine the duration and scope of such additional Services (as defined in the form of Transition Services Agreement). Upon the mutual written agreement as to the duration and scope of such additional Services, the Parties shall amend Exhibit A to the form of Transition Services Agreement to include such additional Services and the nature, duration, and scope related thereto. Such additional Services shall be charged at rates mutually agreed between Purchasers and Sellers, in each case, consistent with comparable pricing for existing services set forth on Exhibit A to the form of Transition Services Agreement, and in no event shall such services on Exhibit A to the form of Transition Services Agreement include HR, payroll, legal, audit (including internal audit), securities laws-related reporting, cash management services and/or risk management services.
Section 6.12    Certain Employee Matters relating to Sellers.
(a)    As soon as reasonably practicable following the Closing Date, South Central Seller shall cause the cash balance pension portion of the assets and liabilities of the Cash Balance Plan attributable to current and former Business Employees to be spun-off (the “Spin-off Cash Balance Plan”) to Purchasers, and Purchasers shall take all actions necessary to as soon as reasonably practicable thereafter merge the Spin-off Cash Balance Plan with and into the tax-qualified cash balance plan designated by Purchasers, such spinoff and merger to be effective as of the Closing Date and accomplished in accordance with the terms of such plans and all applicable Laws including Section 414(l) of the Code.

(b)    Except as otherwise provided in Section 7.05, Sellers shall cause the accrued benefits of each Continuing Employee and Continuing Union Employee who is a participant under the Defined Benefit Pension Plan immediately prior to the Closing Date to be fully vested as of the Closing Date (to the extent not already then vested) and the termination of the active participation of each such Continuing Employee and Continuing Union Employee under the Defined Benefit Pension Plan as of the Closing Date.
(c)    Except as otherwise provided in in this Section 6.12 or Section 7.05, or to the extent included in the final calculation of Net Working Capital Amount, Indebtedness Amount or Company Transaction Expenses, South Central Seller shall be solely responsible and neither Purchasers nor any Acquired Company shall have any obligations whatsoever for any compensation or other benefits amounts payable to any current or former employee, individual independent contractor, or individual consultant of Sellers or their Affiliates (or any of their eligible dependents) who are not Continuing Employees covered by Section 6.12(d) below, including, without limitation, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, employee benefits or severance pay payable to any such Persons or any of their eligible dependents (whether or not provided through a Company Benefit Plan or other employee benefits of Sellers or their Affiliates) relating to service with Sellers or their Affiliates at any time, whether prior to, on or after the Closing Date (other than LA Gen Seller and its Affiliates after the Closing Date) and whether or not such obligations arise in connection with the transaction contemplated hereby.
(d)    Except as otherwise provided in this Section 6.12 or Section 7.05, or to the extent included in the final calculation of Net Working Capital Amount, Indebtedness Amount or Company Transaction Expenses, South Central Seller shall be solely responsible and neither Purchasers nor any Acquired Company shall have any obligations whatsoever for any such amounts payable to any Continuing Employee to the extent such obligations relate to such Continuing Employee’s service with Seller or its Affiliates at any time, or for any period, prior to the Closing Date, including any accrued, unused vacation to the extent such accrual is not contained in the final calculation of the Net Working Capital Amount.
(e)    Sellers shall take all actions reasonably necessary to assign each of the Collective Bargaining Agreements identified on Section 4.16(o) of the Sellers Disclosure Schedule from Cleco Corporate Holdings LLC or Cleco Corporate Holdings BC-1, as the case may be, to LA Gen Seller (or an Affiliate thereof mutually agreed by the Parties) prior to Closing; provided, that, subject to Sellers’ compliance with the express terms of this Section 6.12(e), the failure to make such assignments pursuant to this Section 6.12(e) prior to the Closing shall not be deemed, in and of itself, a breach of any representation, warranty, covenant or condition to Closing hereunder.
ARTICLE VII
COVENANTS RELATING TO PURCHASERS
The Parties agree for the benefit of Sellers, except to the extent Sellers may otherwise consent in writing (other than with respect to obligations of Sellers), as follows:
Section 7.01    Governmental Filings.

(a)    FERC. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Purchasers shall take all actions reasonably necessary to prepare, in consultation with Sellers, an application under Section 203(a) of the FPA for approval of the transactions contemplated herein, which shall be submitted to FERC jointly by Sellers and Purchasers. Purchasers shall reasonably cooperate with Sellers in connection with the preparation and filing of such application. Purchasers shall promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.
(b)    HSR. Subject to applicable confidentiality restrictions or restrictions required by Applicable Laws, and within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Purchasers shall take all actions reasonably necessary to make the filings required of Purchasers under the HSR Act and thereafter shall use reasonable best efforts to promptly comply with, or cause to be complied with, any request for additional information received by Purchasers or their Affiliates or their Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Purchasers shall reasonably cooperate with Sellers in connection with Sellers’ filing under the HSR Act. Purchasers shall request, and shall reasonably cooperate with Sellers in requesting, early termination of any applicable waiting period under the HSR Act.
(c)    FCC. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Purchasers shall take all actions reasonably necessary to prepare, in consultation with Sellers, an application under Section 310 of the Communications Act of 1934 for approval of the transactions contemplated herein, which shall be submitted to the FCC jointly by Sellers and Purchasers. Purchasers shall reasonably cooperate with Sellers in connection with the preparation and filing of such application. Purchasers shall promptly comply with, or cause to be complied with, any requests by the FCC for additional information concerning such application.
(d)    LPSC. To the extent necessary, required, or advisable, Purchasers shall, and shall cause its Affiliates to, consult and cooperate with Sellers in the preparation of the LPSC Notice. Purchasers shall, and shall cause its Affiliates to, promptly comply with, or cause to be complied with, any requests by the LPSC for additional information concerning the LPSC Notice.
(e)    General. Purchasers shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect or materially delay or impair the approval of any Governmental or Regulatory Authority of any of the aforementioned filings. Notwithstanding any other provision of this Agreement, Purchasers shall, and shall cause its Affiliates to, promptly take, in order to consummate the transactions contemplated by this Agreement, any and all actions necessary to secure the expiration or termination of any applicable waiting period in connection with a Required Governmental Approval (including in connection with the expiration or termination of any applicable waiting periods under the HSR Act), including: (i) resolving any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental or Regulatory Authority; (ii) preventing the entry of any Order, and to have vacated, lifted, reversed or overturned any Order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; (iii) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental or Regulatory Authority in connection with the transactions contemplated by this

Agreement; (iv) litigating, challenging or taking any other action with respect to any Actions or Proceedings in connection with the transactions contemplated by this Agreement; (v) divesting or otherwise holding separate or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the businesses, assets, or properties of Purchasers, their Affiliates or the Acquired Companies; and (vi) terminating, modifying or extending any existing relationships or contractual rights and obligations of Purchasers, their Affiliates or the Acquired Companies.
Section 7.02    Insurance. Purchasers shall be solely responsible from and after the Closing for providing or procuring insurance for the Acquired Companies, including insurance sufficient to comply with any and all of the contractual and statutory obligations of the Acquired Companies after the Closing. Purchasers acknowledge and agree that (a) all insurance arrangements maintained by Sellers and their Affiliates for the benefit of the Acquired Companies will be terminated as of the Closing and (b) the Acquired Companies will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of Sellers’ or their Affiliates’ insurance policies or self-insurance programs following the Closing; provided, however, that in respect of any claims arising from an event or occurrence prior to the Closing Date, the Acquired Companies, subject to the terms and conditions of the applicable policies and solely for the period commencing on the Closing Date and ending on the one (1) year anniversary of the Closing Date (such period, the “Claims Period”), may make claims on any of Sellers’ or their controlled Affiliates’ insurance policies covering the Acquired Companies at the time of such event or occurrence during the Claims Period, and Sellers shall use, and shall cause the applicable controlled Affiliate to use, commercially reasonable efforts to assist Purchasers and the Acquired Companies in asserting any such claims during the Claims Period; provided, further, that Purchasers shall be solely liable for, and Sellers shall have no obligation to pay or reimburse Purchasers or the Acquired Companies for, all deductibles and retentions and all uninsured, uncovered, unavailable or uncollectable amounts relating to or associated with such claims, whether made by the Acquired Companies, their respective employees or third parties. Sellers shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the insurance policies referenced in Section 4.17 of the Sellers Disclosure Schedules until the Closing, including by maintaining each Acquired Company as insureds, except, in any such case, where such insurance is not available on commercially reasonable terms in the commercial insurance market, in which case Sellers shall use commercially reasonable efforts to and shall cause each Acquired Company to use commercially reasonable efforts to maintain or cause to be maintained, such insurance as is available on commercially reasonable terms in the commercial insurance market.
Section 7.03    Continuing Support Obligations.
(a)    Purchasers shall (and shall cause its Affiliates to) make commercially reasonable efforts to ensure that, effective as of the Closing, (i) South Central Seller and its applicable Affiliates (other than the Acquired Companies) shall be released from all Support Obligations set forth on Section 7.03 of the Sellers Disclosure Schedule and (ii) substitute arrangements, if required by any beneficiary of any Support Obligation, procured by Purchasers or their Affiliates shall be in effect, including substitute letters of credit, guarantees or similar credit support, it being understood that, with respect to any Support Obligation that is a guaranty, Purchasers shall, or shall cause one of their respective Affiliates to, if requested by South Central Seller and acceptable to the beneficiary of such guaranty, assume such guaranty such that South

Central Seller and its applicable Affiliates (other than the Acquired Companies) are released from all obligations thereunder. In the event that Purchasers, despite such commercially reasonable efforts, fail to cause the release of South Central Seller or its applicable Affiliates from any Support Obligation set forth on Section 7.03 of the Sellers Disclosure Schedule (the “Non-Released CSO”), then (v) Purchasers shall undertake to indemnify South Central Seller in respect of any drawing on the Non-Released CSO, (w) Purchasers shall reimburse Sellers for any out-of-pocket fees incurred by it in connection with maintaining such Non-Released CSO, (x) Purchasers shall provide to South Central Seller any back-to-back Support Obligations as Sellers may reasonably request in support of South Central Seller’s obligations with respect to the foregoing items (w) and (x), (y) Purchasers shall not assign or transfer (other than any assignment or transfer to an Affiliate of Purchasers), or enter into any amendment (other than any amendment that does not adversely affect the obligation of South Central Seller or such Affiliate under the applicable Non-Released CSO) with respect to, any Contracts containing obligations guaranteed by a Non-Released CSO, and (z) South Central Seller shall take any actions necessary to maintain the effectiveness of such Non-Released CSO for a period of at least 12 months following the Closing.
(b)    The actions set forth in Section 7.03(a) shall be taken by Purchasers at its own cost and expense, and Sellers shall reasonably cooperate with Purchasers in connection therewith, including by facilitating discussions with any beneficiary of any Support Obligations set forth on Section 7.03 of the Sellers Disclosure Schedule.
Section 7.04    Managers and Officers.
(a)    Purchasers acknowledge and agree that all rights to indemnification, expense advancement, and exculpation for actions or omissions of all current and former directors, managers and officers of the Acquired Companies (the “Indemnified Persons”) occurring at or prior to the Closing, as set forth in the Acquired Companies Organizational Documents as in effect on the Closing Date shall survive the Closing and shall continue in full force and effect. From and after the Closing Date until the sixth anniversary thereof, Purchasers shall (and shall cause the Acquired Companies to) maintain the provisions with respect to indemnification, expense advancement and exculpation of the Indemnified Persons as set forth in the Acquired Companies Organizational Documents as of the Closing Date, which provisions shall not be terminated, amended, repealed or otherwise modified in any manner with respect to the rights thereunder of any Indemnified Person unless such Acquired Companies Organizational Document (after giving effect to such amendment or restatement) would provide for indemnification and exculpation of the Indemnified Persons at least to the same extent that such indemnification and exculpation would be provided for under its Acquired Companies Organizational Documents in effect on the Closing Date. Any claims for indemnification, advancement of expenses or exculpation pursuant to such Acquired Companies Organizational Documents as to which Purchasers or any Acquired Company has received written notice before the sixth anniversary of the Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved.
(b)    On or prior to the Closing Date, the Acquired Companies shall obtain a non-cancelable run-off directors’ and officers’ liability insurance or a tail insurance policy (the “Tail Policy”), which shall, for a period of six years after the Closing Date, provide insurance coverage at the level and scope of coverage as the terms provided for in Section 7.04 of the Sellers Disclosure Schedule. The fees and expenses related to obtaining the Tail Policy shall be split equally between the Sellers and Purchasers with the portion borne by the Sellers being treated as a Company Transaction Expense.
(c)    If either Purchaser, any of the Acquired Companies, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, in each such case, such Purchaser shall cause proper provision to be made so that the successors and assigns of such Purchaser or such Acquired Company will assume the obligations set forth in this Section 7.04.
Section 7.05    Certain Employee Matters.
(a)    Set forth on Section 1.01(f) of the Sellers Disclosure Schedule is a list of all Business Employees. No later than five (5) Business Days prior to the anticipated Closing Date, Sellers shall provide Purchasers (1) an updated list of Business Employees reflecting any changes from the date hereof and (2) with respect to any Business Employees who are on short-term or long-term disability leave (including any Business Employee who (x) has notified his or her manager, supervisor, or human resources in writing that he or she will be applying for short-term or long-term disability or (y) has a pending application for short-term or long-term disability) (each such individual, a “Business Employee on Leave”), the estimated monthly Employee Costs for each such Business Employee (the “Estimated Employee Costs”). No later than forty-five (45) Business Days prior to an anticipated Closing Date that has been established in good faith by the Parties (but in no event shall any Employment Offer be issued earlier than sixty (60) days following the date hereof without the mutual consent of the Parties), Purchasers or one of their subsidiaries shall make an offer of employment (an “Employment Offer”) to all Business Employees with such employment to commence as of the Closing Date; provided, and except as required under the terms of any Collective Bargaining Agreement or Applicable Law, that Purchasers’ offer of employment to any Business Employee on Leave shall be effective upon such employee properly presenting himself or herself to South Central Seller or an Acquired Company for active employment and such employee’s subsequent return from approved leave; provided, further, that (except as otherwise provided pursuant to a Collective Bargaining Agreement or Applicable Law) such leave does not extend for a period greater than one hundred eighty (180) days (counting periods both before and after the Closing Date) or such later time as may be required by applicable Law or the terms of any Collective Bargaining Agreement. Sellers and Purchasers shall work reasonably and in good faith to enter into a services agreement (the “Designated Services Agreement”) which would be effective as of the Closing, with respect to any such Business Employee on Leave as of the Closing Date that will, among other terms include the following terms:
(i)    Purchasers shall pre-fund all Estimated Employee Costs (as such amounts may be increased or decreased by South Central Seller during the Employee Payment Period by providing at least ten (10) days’ prior notice to Purchasers) at least five (5) Business Days prior to the first calendar day of each month (or any applicable portion thereof) with the payment for the first month (or applicable portion thereof) being due on the Closing Date until the earlier of (x) one hundred and eighty (180) days (counting periods both before and after the Closing Date) following the commencement of such Business Employee’s leave (or any later date as required by the applicable Collective Bargaining Agreement), (y) the date on which such Business

Employee commences employment with the Purchasers or one of the Acquired Companies, as applicable, and (z) the date such Business Employee has indicated that he/she will not accept an offer of employment from Purchasers (with respect to each such Business Employee, the “Employee Payment Period”).
(ii)    At the end of each month during the Employee Payment Period, Sellers shall calculate a rolling true-up of any adjustments to Estimated Employee Costs attributable to non-fixed variable compensation (e.g., overtime, bonus payments, reimbursable expenses, etc.). Within fifteen (15) Business Days after the end of the applicable Employee Payment Period, South Central Seller shall notify the Purchasers of the amount of the difference between the Estimated Employee Costs and actual Employee Costs. If the foregoing reconciliation notice shows either an underpayment or an overpayment between the Parties, the Party owing the payment to the other Party shall pay (or, with respect to South Central Seller in regards to any period prior to the conclusion of the Employee Payment Period, credit as an offset against the next payment owed to South Central Seller, in each case, in respect of any prior overpayment to South Central Seller) the amount of the difference to the other Party within ten (10) Business Days after the date of delivery of such notice.
Purchasers agree that, effective as of the Closing Date (or with respect to Business Employees on Leave, immediately when such Business Employee returns from such leave and commences employment with the Purchaser or an Acquired Company) and continuing for one-year following the Closing Date (or the termination of the relevant Continuing Employee if sooner), Purchasers or one of their respective subsidiaries shall provide, or shall cause the Acquired Companies to provide, to each Business Employee who accepts an Employment Offer (each, a “Continuing Employee”): (i) an annual base salary or base wage rate, as applicable, that is no less than the annual base salary or base wage rate, as applicable, provided to the Continuing Employee immediately prior to the Closing, (ii) annual cash incentive target bonus opportunities (excluding equity-based compensation) that are, in each case, no less favorable in the aggregate than those provided to the Continuing Employee immediately prior to the Closing, and (iii) other employee benefits (including severance but excluding defined benefit pension, non-qualified deferred compensation, transaction bonus, retention bonus, retiree medical, welfare, or other post-termination health or welfare benefits, and any other special or non-recurring payments) that are substantially comparable in the aggregate to those provided to such Continuing Employee under the Company Benefit Plans immediately prior to the Closing. From and after the Closing Date, Purchasers or one of their respective subsidiaries shall, or shall cause the Acquired Companies to, honor the obligations set forth in the retention agreements identified on Section 7.05(a)(iii) of the Sellers Disclosure Schedule in respect of the applicable Continuing Employees, each in accordance with their terms as in effect immediately prior to the Closing Date, in each case, to the extent such obligations are consistent with the obligations contained in the Form of Retention Agreement set forth on Exhibit H attached hereto, and with respect to monetary obligations, to the extent such obligations are included in the calculation of Net Working Capital Amount, Company Transaction Expenses or Indebtedness Amount. Nothing in this Section 7.05 shall be considered or deemed to establish, amend or modify any Benefit Plan or to confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement. Notwithstanding anything to the contrary contained in this Section 7.05, with respect to any Business Employee covered by a Collective Bargaining Agreement (A) who is on short-term or long-term disability leave as of the Closing Date, but who is expected to return to work within one hundred and eighty (180) days (counting periods before and after the Closing Date), Sellers and Purchasers shall, following mutual agreement as between Sellers and the applicable union counterparties under the Collective Bargaining Agreements, work together, reasonably and in good faith following the date of this Agreement until Closing to obtain consent from the applicable labor union, trade union or labor organization for such Business Employee to remain employed by South Central Seller or its applicable W-2 employing Affiliate after Closing until such time as such Business Employee is hired by Purchaser or an Acquired Company in accordance with this Section 7.05(a); and (B) who has qualified for long-term disability as of the Closing Date (or any time after the Closing Date if such Business Employee was on short-term or long-term disability leave as of the Closing Date), Sellers and Purchasers shall work together, reasonably and in good faith following the date of this Agreement until Closing to obtain consent from the applicable labor union, trade union or labor organization for such Business Employee to remain employed by South Central Seller or its applicable W-2 employing Affiliate after Closing, but to have Purchasers be responsible for, and pre-fund all Employee Costs (including, without limitation long term disability insurance) at least five (5) Business Days prior to the first calendar day of each month (or any applicable portion thereof) with the payment for the first month (or applicable portion thereof) being due on the Closing Date (or such date when such employee qualifies for long term disability), in each case subject to a Designated Services Agreement. For the avoidance of doubt, following the Closing, South Central Seller’s obligations to Purchasers in respect of Business Employees on Leave shall be solely as set forth in the Designated Services Agreement. No Seller shall be required to take any action to the extent not permissible by the Collective Bargaining Agreements and/or to the extent not consented to by the applicable union counterparties to the Collective Bargaining Agreements. Each Purchaser acknowledges that, subject to Sellers’ compliance with the express terms of this Section 7.05, no representation, warranty or covenant of any Seller contained herein shall be breached or deemed inaccurate, and no condition hereunder shall be deemed not satisfied, as a result of (x) the failure to consummate any of the Designated Employment Matters or (y) any lawsuit, Actions or Proceedings, or termination or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the Designated Employment Matters, in each case, in and of itself.
(b)    Purchasers shall recognize the years of service for each Continuing Employee with the Acquired Companies and their respective predecessors before the Closing Date for all purposes; provided, however, that such service will not be recognized to the extent (x) that such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Benefit Plan immediately prior to the Closing Date. In addition, and without limiting the generality of the foregoing, Purchasers shall use, or shall direct any of its applicable subsidiaries to use, commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in the Benefit Plans of Purchasers to the same extent no waiting period was applicable under the corresponding Company Benefit Plan immediately prior to the Closing Date, (ii) all pre-existing condition exclusions and actively-at-work requirements of such Benefit Plan of Purchasers to be waived for such employee and his or her covered dependents to the same extent waived under the corresponding Company Benefit Plan immediately prior to the Closing Date, and (iii) any eligible expenses incurred by such employee and his or her covered dependents to be taken into account under any Benefit Plans of Purchaser for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year which includes the Closing Date to the same extent as under the corresponding Company Benefit Plan immediately prior to the Closing Date.
(c)    Promptly following the date hereof and in any event prior to the Closing Date, Purchasers shall take, or cause to be taken, any actions required under or with respect to any Collective Bargaining Agreement covering any Continuing Employee (collectively, the “Continuing Union Employees”) to (i) recognize each applicable labor union as the representative for the applicable Continuing Union Employees, and (ii) assume such Collective Bargaining Agreements and abide by the terms and conditions of such Collective Bargaining Agreements while they remain in effect with respect to such Continuing Union Employees.
(d)    Nothing in this Agreement shall be treated as an amendment of, or undertaking to amend, any Benefit Plan or any other benefit plan, program, agreement or arrangement. The provisions of this Section 7.05 are solely for the benefit of the Parties, and nothing in this Section 7.05, express or implied, shall confer upon any current or former director, officer, employee or natural person service provider of the Acquired Companies or legal representative or beneficiary thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Benefit Plan that such employee, representative, beneficiary or other Person would not otherwise have under the terms of that Benefit Plan.
Section 7.06    R&W Insurance Policy. Purchasers have acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached to Section 7.06 of the Purchasers Disclosure Schedule, naming Purchasers as the “named insureds” and the Indemnified Persons (including, post-Closing, the Acquired Companies) as additional insureds. Purchasers shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is issued as soon as practicable following the Closing (and, in any event, prior to the expiration of the time periods to satisfy the conditions set forth in the Binder Agreement). The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers’ fees (the “R&W Costs”), shall be paid by Purchasers at or prior to the Closing.
Section 7.07    Press Release and Communications. No press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by any Party without the prior written consent of the other Party, unless required by Applicable Law, any Governmental or Regulatory Authority or any rule or other requirement of any applicable securities exchange (in each case, on the advice of outside or in-house counsel), in which case the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance; provided that the foregoing shall not restrict either Party from disclosing any information regarding the transactions contemplated by the Agreement or the other Transaction Documents (a) to any of its Affiliates, Representatives and its and its Affiliates’ Financing Sources, (b) for purposes of compliance with its or its Affiliates’ respective financial reporting obligations or (c) in connection with its or its Affiliates’ fundraising or marketing activities; provided, further, that South Central Seller may disclose to any Person the fact it consummated the sale of the Projects in a third-party transaction (and such other terms relating thereto) without disclosing the identity of Purchasers or their Affiliates (to the extent such identity is not publicly available as of such time).
Section 7.08    Non-Solicitation. From the Execution Date until the later of (a) two (2) years following the termination of this Agreement pursuant to Section 12.01 and (b) two (2) years following the Closing (such period referenced in the foregoing clauses (a) and (b), the “Purchaser Restricted Period”), Purchasers agree that, during the Purchaser Restricted Period, each Purchaser shall not, and each Purchaser shall cause its Affiliates and subsidiaries not to, without the prior written consent of South Central Seller, directly or indirectly, hire or solicit to hire (or otherwise cause or seek to cause to leave the employ of Cleco Group LLC or any if its subsidiaries) any Person employed by Cleco Group LLC or any of their subsidiaries (other than the Acquired Companies) as of the Closing Date other than the Business Employees. Notwithstanding the foregoing, the restrictions set forth in this Section 7.08 shall not apply to (i) soliciting (or subsequently hiring) any such Persons pursuant to a bona fide general public advertisements for employment placed by Purchasers or an Affiliate thereof and not directly or indirectly targeted by Purchasers or an Affiliate thereof or at the direction of Purchasers at the employees of Cleco Group LLC and/or their subsidiaries or soliciting any such Persons after their termination of employment with Cleco Group LLC or its applicable subsidiary, (ii) the hiring by Purchasers or an Affiliate thereof of any individuals employed by Cleco Group LLC or its subsidiaries as of the Closing Date who are no longer employed by Cleco Group LLC (so long as none of Purchasers, their Affiliates or their respective Representatives have directly solicited such former Cleco Group LLC or subsidiary employee, or otherwise directed or encouraged such former Cleco Group LLC or subsidiary employee to terminate its employment with Cleco Group LLC or applicable subsidiary), (iii) soliciting (or subsequently hiring) any personnel who spend more than fifty percent (50%) of his or her time providing services on behalf of South Central Seller or an Affiliate thereof to the Acquired Companies, or (iv) soliciting (or subsequently hiring) any personnel that spend more than fifty percent (50%) of his or her time providing services to the Acquired Companies or the Purchasers pursuant to the Transition Services Agreement or Other Services Agreement. If a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.08 is invalid or unenforceable, then South Central Seller and Purchasers agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.
Section 7.09    Remaining Purchase Price. Following the Closing, Purchasers shall pay the Remaining Purchase Price (subject to any adjustments or offsets that are expressly provided for in the definition of “Remaining Purchase Price” hereunder or Section 2.03(d)), to South Central Seller or a designee thereof on the second anniversary of the Closing Date. Purchasers shall pay such Remaining Purchase Price to South Central Seller or a designee thereof in cash by wire transfer of immediately available funds in accordance with payment instructions delivered by South Central Seller to Purchasers at least two (2) Business Days prior to the second anniversary of the Closing Date. Notwithstanding anything to the contrary, the Remaining Purchase Price shall (a) be guaranteed in full by Purchaser Parents pursuant to the terms of Section 13.18, (b) not be subject to, or conditioned on, any term, conditions, consents, waivers or requirements pursuant to the terms hereof or pursuant to any other agreement and (c) without any further action by any Person become automatically and immediately payable and due to South Central Seller or a designee thereof on and as of the second anniversary of the Closing Date. Anything contained herein to the contrary notwithstanding, in the event of a Change of Control prior to the second anniversary of the Closing Date, and without any further action by any Person, the Remaining Purchase Price shall become automatically and immediately payable and due to South Central Seller or a designee thereof on and as of the date of such Change of Control. In furtherance of the foregoing, following the occurrence of a Change of Control Purchasers shall within two (2) Business Days of the Change of Control notify South Central Seller in writing of the Change of Control, and shall thereafter (and no later than two (2) Business Days following the occurrence of the Change of Control) pay the Remaining Purchase Price to South Central Seller or a designee thereof in cash by wire transfer of immediately available funds in accordance with payment instructions delivered by South Central Seller to Purchasers at least one (1) Business Day prior to payment of such amount.
Section 7.10    Financing Cooperation of Sellers.
(a)    Prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, and shall use commercially reasonable efforts to cause Sellers’ and the Acquired Companies’ respective officers, employees and other Representatives to, in each case, use commercially reasonable efforts to provide, at the sole cost and expense of Purchasers, such cooperation as may be necessary and reasonably requested by Purchasers in connection with the marketing or closing of debt financing contemplated Purchasers in connection with the consummation of the transactions contemplated hereby, including to the extent reasonably requested by Purchasers: (i) subject to the Purchasers’ Financing Sources entering into confidentiality agreements reasonably acceptable to Sellers, participating at reasonable times and in a reasonable number of meetings, due diligence sessions and road shows, (ii) assisting Purchasers and its Financing Sources in preparing confidential information memoranda (including public and private versions thereof), rating agency presentations and similar documents and (iii) subject to the Purchasers’ Financing Sources entering into confidentiality agreements reasonably acceptable to Sellers, otherwise providing to Purchasers and their Financing Sources such readily available documents and information relating to the Acquired Companies customarily required for the types of debt financing contemplated by the transactions referenced herein; provided that, Purchasers shall not distribute any marketing materials to any potential lenders or other parties without first providing Sellers with the opportunity to review and comment thereon.
(b)    Notwithstanding the foregoing, the cooperation and actions contemplated in Section 7.10(a) shall not be required to be taken if any such cooperation or action (i) unreasonably interferes with the ongoing operations of Sellers or any of their Affiliates (including the Acquired Companies), (ii) causes any representation or warranty in this Agreement to be breached, (iii) causes the failure of any condition to Closing set forth in Article IX or Article X to be satisfied or otherwise causes any breach of this Agreement or any material Contract to which Sellers or any of their respective Affiliates is a party, (iv) requires Sellers or any of their Affiliates (including the Acquired Companies) to take any action that could reasonably be expected to conflict with or violate its respective Acquired Companies Organizational Documents or any Law or result in a material violation or result in any breach of or default thereunder (or an event that, with or without notice or lapse of time, or both could constitute a breach of or default thereunder), or give rise to a right of termination, cancellation or acceleration of any obligation thereunder, (v) involve any binding commitment by Sellers or any of their Affiliates (other than the Acquired Companies), (vi) involve any binding commitment by any Acquired Company which commitment is not conditioned on the Closing and does not terminate without Liability to Sellers and their Affiliates (including the Acquired Companies) upon the termination of this Agreement, or (vii) require the delivery or execution of any agreement by Sellers or any of their Affiliates (other than the Acquired Companies) and, with respect to the Acquired Companies, that are not conditioned upon the Closing, (viii) require any Acquired Company to be a borrower, guarantor, grantor, pledgor or other obligor with respect to any contemplated debt commitment letters prior to the Closing, (ix) cause Sellers, any Acquired Company or any other Person acting at the direction or on behalf of Sellers pursuant to this Section 7.10 to have any Liability in connection with the activities contemplated in this Section 7.10 or (x) require Sellers, any Acquired Company or any of their respective Affiliates to cause any director or officer to sign any closing certificate or solvency certificate to be delivered at the Closing (it being understood and agreed that it shall be Purchasers’ obligation to cause such certificates to be delivered by Persons in their capacities as directors or officers of Purchasers or the Acquired Companies after the Closing).
(c)    Seller shall have satisfied its obligations under this Section 7.10 if Seller shall have used commercially reasonable efforts to comply with the obligations set forth in this Section 7.10, whether or not any applicable requested deliverables are actually obtained or provided. The conditions set forth in Section 9.02, as applied to Seller’s obligations under this Section 7.10, shall be deemed to be satisfied unless the financing contemplated by the terms hereof has not been obtained as a direct result of Seller’s intentional and willful material breach of its obligations under this Section 7.10.
(d)    Purchasers shall indemnify and hold harmless Sellers and their Affiliates (including the Acquired Companies) and its and their respective Representatives from and against any and all Losses suffered or incurred by and of them, and Purchasers shall promptly reimburse Sellers and their Affiliates (including the Acquired Companies) for all reasonable out-of-pocket costs incurred by Sellers and their Affiliates (including the Acquired Companies) and its and their respective Representatives, in connection with the arrangement of the financing contemplated by the terms hereof and any assistance or activities contemplated by this Section 7.10.
(e)    Without limiting the representations and warranties set forth in Article III and Article IV, none of Sellers or any of their Affiliates (including the Acquired Companies) shall have any Liability to Purchasers or any of their Affiliates in respect of the financial information or data or other information provided pursuant to this Section 7.10 or otherwise in connection with the arrangement of financing by or on behalf of Purchasers.
(f)    All non-public information or otherwise Confidential Information (as defined in the Confidentiality Agreement) regarding the Acquired Companies obtained by Purchasers in connection with this Section 7.10 shall be kept confidential in accordance with the Confidentiality Agreement.
(g)    Notwithstanding the foregoing and anything to the contrary, Purchasers acknowledge and agree that its obligations to consummate the transactions contemplated by this

Agreement are not in any way contingent upon or otherwise subject to the availability or receipt of any financing to Purchasers or any other Person.
ARTICLE VIII
ADDITIONAL COVENANTS
Section 8.01    Governmental Approvals; Third Party Consents.
(a)    On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its controlled Affiliates with respect to the Closing. Without limiting the foregoing, each Party shall take all actions necessary to cause the Required Governmental Approvals to become effective as promptly as possible following the Execution Date, including taking all actions to resolve, as promptly as commercially practicable, all inquiries of any Governmental or Regulatory Authority with respect to such Required Governmental Approvals within the time period prescribed by Applicable Law. Each Party shall not, and shall not permit any of their respective controlled Affiliates to, take any actions within their respective control that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied. Without limiting this Section 8.01(a) or the provisions set forth in Section 8.01(b), each Party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date.
(b)    Prior to the Closing, each Party shall, and shall cause its respective controlled Affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement; provided that neither Sellers nor any Affiliate of Sellers shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required, which, to the extent not paid prior to the Execution Date, shall be payable by Purchasers. Purchasers acknowledge that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in the Sellers Disclosure Schedule and that such Consents and waivers have not been obtained. Other than as expressly set forth in this Section 8.01(b), Sellers shall not have any Liability whatsoever to Purchasers arising out of or relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchasers acknowledge that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any lawsuit, action, Actions or Proceedings or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination.
(c)    Subject to applicable confidentiality restrictions or restrictions required by Applicable Laws, Purchasers and Sellers will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any material comments or questions from any officials of any Governmental or Regulatory Authority in connection with any filings made pursuant to this Section 8.01 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental or Regulatory Authority for amendments or supplements to any filings made pursuant to any Applicable Laws of any Governmental or Regulatory Authority or answers to any material questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental or Regulatory Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 8.01, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental or Regulatory Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental or Regulatory Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 8.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Purchasers and Sellers. Subject to Applicable Laws and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(d)    Each Purchaser and each Seller acknowledges and agrees that, if following the Execution Date, any Governmental or Regulatory Authority asserts that authorizations or approvals (an “Asserting Governmental or Regulatory Authority”) other than the Required Governmental Approvals or the Required Governmental Notices are required to consummate the transactions contemplated by this Agreement (a “Specified Approval”), (i) the Closing shall be postponed (irrespective of the satisfaction or waiver as of such time of any conditions to Closing contemplated by Article IX or Article X) pending the receipt of such Specified Approval, (ii) such Specified Approval shall without any further action by any Person be considered a Required Governmental Approval hereunder upon the assertion by the applicable Asserting Governmental or Regulatory Authority of a Specified Approval and (iii) Sellers shall consent (subject to reasonable parameters mutually agreed to by the Parties) to Purchasers having discussions with the applicable Asserting Governmental or Regulatory Authority in respect of the applicable Specified Approval. Notwithstanding anything to the contrary, in the event a Specified Approval arises and the Parties have been unable to obtain such Specified Approval as of the Termination Date, then either Party may elect to terminate this Agreement subject to and in accordance with Section 12.01(g). For purposes of this Section 8.01(d), a Specified Approval shall be deemed to be obtained, and the conditions to Closing with respect to Section 9.05 and Section 10.05 shall be deemed to be satisfied in respect of such Specified Approval (to the extent such Specified Approval has become a Required Governmental Approval pursuant to the terms of this Section 8.01(d)), upon either (1) the Asserting Governmental or Regulatory Authority approving the consummation of the transactions contemplated hereby in a manner satisfactory to Sellers and Purchasers or (2)

the Asserting Governmental or Regulatory Authority withdrawing such assertion of a Specified Approval, whether by challenge or otherwise.
Section 8.02    Certain Tax Matters.
(a)    Cooperation in Tax Matters. Purchasers and South Central Seller shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in preparing and filing all Tax Returns and throughout any Tax audit, Actions or Proceedings. Purchasers and South Central Seller agree, to allow each of the other Parties and their respective agents and other Representatives, at times and dates mutually acceptable to the Parties hereto, to inspect, review and make copies of such records as such Party or its agents or other Representatives may deem reasonably necessary or appropriate.
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, if any, and reasonable out of pocket expenses incurred in connection with the preparation of any Tax Returns with respect thereof (collectively, the “Transfer Taxes”), shall be borne fifty percent (50%) by Purchasers and fifty percent (50%) by Sellers. Each of Purchasers and Sellers shall remit the payment for all of the Taxes and file all Tax Returns and other documentation required to be filed by it with respect to any such Transfer Taxes, and, if required by Applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns. The parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes to the extent permitted by Applicable Law.
(c)    Pass-Through Tax Matter; Pointe Coupee Parish Tax Matter. Without limiting anything set forth in Section 8.02(a):
(i)    South Central Seller shall prepare or cause to be prepared any and all Tax Returns of the Acquired Companies for any Taxable period ending on or before the Closing Date which relate to Pass-Through Tax Matters in a manner consistent with past practice except to the extent required by applicable Law, and shall timely file or cause to be filed all such Tax Returns and shall timely pay or cause to be paid all Taxes in shown to be due on such Tax Returns. To the extent that any of the Acquired Companies make any payments in respect of such Taxes after Closing, South Central Seller shall promptly reimburse the Acquired Companies for any and all such amounts.
(ii)    South Central Seller shall timely pay or cause to be paid all Taxes, resulting from the Pointe Coupee Parish Tax Matter, including without limitation, any reassessments for tax years 2020-2022.
(d)    FIRPTA Certificate. Sellers shall deliver to Purchasers on or prior to the Closing Date, a duly executed certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b) or an IRS Form W-9.
(e)    Tax Treatment. For U.S. federal and applicable state income Tax purposes, Sellers and Purchasers agree to treat each sale of applicable Interests as a sale of the Assets of the applicable Acquired Companies and an assumption of the liabilities of the applicable Acquired Companies (including the obligations to perform certain remediation work with respect to the Assets of the Acquired Companies) within the meaning of Treasury Regulation 1.461-4(g)(1)(ii)(C). Sellers and Purchasers shall act in accordance with such treatment in the preparation and filing of all Tax Returns and in the course of any Tax audit, examination, Actions or Proceedings and to take no position and to cause their Affiliates to take no position inconsistent with such treatment for Tax purposes, except as otherwise required pursuant to a “determination” (as such term is defined in Section 1313 of the Code).
Section 8.03    Tax Allocation. Within 60 calendar days following the Closing, Purchasers shall deliver to South Central Seller a draft allocation of the aggregate consideration (including any assumed liabilities and other relevant items treated as consideration for federal income tax purposes) for the Interests among the assets of the Acquired Companies for purposes of Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Within 30 calendar days after the date of the delivery of such draft Allocation Schedule to South Central Seller, South Central Seller shall propose to Purchasers any changes to the allocation set forth in the draft Allocation Schedule. South Central Seller and Purchasers shall cooperate in good faith to mutually agree on any contested items and shall revise the Allocation Schedule to reflect any such agreement. The Parties shall act in accordance with the agreed-upon Allocation Schedule in the preparation, filing and audit of any Tax Return and no party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the agreed-upon Allocation Schedule unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law); provided, that nothing contained herein shall prohibit a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation, and neither South Central Seller nor Purchasers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging the allocation. Notwithstanding the foregoing, if the Parties do not agree on an Allocation Schedule within 120 days after the date of delivery of the Allocation Schedule by the Purchasers, the Parties will each prepare their own allocation of the purchase price among the assets to be used by such Party and its Affiliates, provided such allocation is reasonable and in accordance with the Code and the Treasury Regulations promulgated thereunder.
Section 8.04    Confidentiality.
(a)    Purchasers shall, and shall cause their Affiliates and their respective Representatives to, hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained by them from any Seller, any of its Affiliates and any of its or their respective Representatives in connection with the transactions contemplated by this Agreement, whether or not relating to the Acquired Companies, in accordance with the Confidentiality Agreement, which shall survive and remain in full force and effect following the execution of this Agreement for a period of two years commencing on Closing or any earlier termination of this Agreement; provided that, from and after the Closing, none of Purchasers, their Affiliates or their respective Representatives shall have any further obligation hereunder or thereunder with respect to Confidential Information solely relating to the Acquired Companies.
(b)    For a period of two years commencing on the Closing Date or, in the case of information acquired pursuant to Section 2.05, for a period of two years following the receipt of such information, South Central Seller shall not, directly or indirectly, disclose to any third party any proprietary or non-public materials and information to the extent relating to the business, assets, or affairs of the Acquired Companies, (including the terms of this Agreement and the transactions contemplated hereby) or that are otherwise proprietary or non-public information of the Acquired Companies (the “Acquired Company Confidential Information”), except to the extent (i) such Acquired Company Confidential Information has become generally available to the public (other than through disclosure in breach of this Agreement or breach of any other duty of confidentiality to any of the parties hereto or their Affiliates), (ii) making disclosures permitted by this Agreement or under the other Transaction Documents (including, for the avoidance of doubt, Section 7.07), (iii) making any disclosure in connection with the enforcement by South Central Seller of any rights under or in connection with this Agreement or any of the agreements or documents contemplated hereby and the transactions contemplated hereby or thereby, (iv) making disclosures to existing investors or prospective investors in any of its or its Affiliates’ funds (so long as such disclosure is of information customarily disclosed by South Central Seller and their Affiliates to such existing investors or prospective investors and is effected in a manner consistent with South Central Seller’s and its Affiliates’ customary practices), members, managing members, directors, officers, advisors, agents or attorneys (so long as such Persons are directed to keep such information confidential or are otherwise subject to an obligation to keep such information confidential); (v) required to be disclosed pursuant to Applicable Law, Order, interrogatory, subpoena or other legal process; or (vi) aggregated with other information regarding South Central Seller and its Affiliates such that confidential information regarding the Acquired Companies is not readily identifiable. For purposes hereof, Acquired Company Confidential Information shall not include any information that was or becomes available to South Central Seller on a non-confidential basis from a source other than Purchasers, the Acquired Companies or any of their respective Affiliates so long as such source was not actually known by South Central Seller to be bound by any agreement to keep such information confidential, or otherwise prohibited from transmitting the information to South Central Seller by a contractual, legal or fiduciary obligation. If South Central Seller is requested to disclose Acquired Company Confidential Information by any Governmental or Regulatory Authority having or claiming to have jurisdiction over South Central Seller, South Central Seller will, to the extent not prohibited, promptly notify Purchasers to permit Purchasers to seek a protective order or other reasonable assurance that confidential treatment will be accorded to such Acquired Company Confidential Information. If, in the absence of a protective order, South Central Seller is required to disclose any such Acquired Company Confidential Information in any Action or Proceeding or pursuant to legal process, South Central Seller may disclose to the Governmental or Regulatory Authority compelling disclosure only the part of such Acquired Company Confidential Information as is required by Law to be disclosed and South Central Seller (at Purchasers’ expense) will use commercially reasonable efforts to obtain confidential treatment therefor. Notwithstanding anything to the contrary herein, no notice or further action shall be required in respect of disclosure of Acquired Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over South Central Seller or any of its Affiliates in connection with routine regulatory examinations that are not targeted at the Acquired Companies. Purchasers agree that, prior to and from and after the Closing, Sellers and their Affiliates shall have the sole right to the use of the name “Cleco” or any similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in any business activities or operations conducted or contemplated by the Sellers and their respective Affiliates (excluding, in each case, the legal entity names of the Acquired Companies), including any name or mark confusingly similar thereto (collectively, the “Sellers’ Marks”) and Purchasers shall not, and shall not permit any of its Affiliates to, use such name or any variation or simulation thereof. Purchasers shall and shall cause the Business to, within thirty (30) days following the Closing Date, remove any of the Sellers’ Marks from any and all signage or documentation (including invoices, business cards, presentations, tanks, etc.) used by the Business; provided that, excluding any usage by Purchasers or their Affiliates in marketing, advertising, or sales-related procedures (including communications, documentation, etc.), nothing contained herein shall preclude Purchasers or their Affiliates from making reference to the fact that the assets owned by the Acquired Companies were previously owned by Cleco.
Section 8.05    Transferred Contracts; DCS and SCADA Contracts.
(a)    To the extent that the transfer and assignment of any Contract set forth on Section 8.05 of the Sellers Disclosure Schedule (each, a “Transferred Contract”) would require any Consent from any Person to transfer and assign such Transferred Contract to an Acquired Company and such Consent shall not have been obtained at or prior to the Closing, Sellers shall not be deemed in breach of any term or condition hereof as a result thereof, including any representations and warranties set forth in Article III and Article IV, and the Closing shall proceed without the transfer and assignment of such Transferred Contract, and following the Closing, South Central Seller shall (and shall cause its applicable controlled Affiliates to) use commercially reasonable efforts, and Purchasers will reasonably cooperate with South Central Seller if requested by South Central Seller, to promptly obtain such Consent or, in lieu thereof, entry into an amendment of such Transferred Contract pursuant to which one or more Acquired Companies (as determined by South Central Seller) is added as a party thereto in replacement of Sellers. Pending the receipt of such Consent or amendment, as applicable, South Central Seller shall (and shall cause their applicable controlled Affiliates to) use commercially reasonable efforts to provide the applicable Acquired Company with all of the benefits of such Transferred Contract at the sole cost and expense of Purchasers and solely to the extent that the provision of such benefits is permitted by the terms of such Transferred Contract. With respect to any Transferred Contract where Consent for the transfer and assignment is obtained following the Closing, such Transferred Contract shall automatically be deemed transferred and assigned to the applicable Acquired Company when such Consent to the transfer and assignment of such Transferred Contract is obtained or amendment to such Transferred Contract is executed, as applicable. South Central Seller shall (and shall cause its applicable controlled Affiliates to) hold in trust for, and pay to the applicable Acquired Company, promptly upon receipt thereof, all income, proceeds and other monies received by South Central Seller (or their applicable controlled Affiliate) derived from any Transferred Contract in connection with the arrangements under this Section 8.05 until such Consent to the transfer and assignment of such Transferred Contract is obtained or amendment to such Transferred Contract is executed, as applicable; provided that, so long as South Central Seller (or its applicable controlled Affiliate) provides Purchasers with the benefits of, or pays all such income, proceeds and other monies received by South Central Seller (or its applicable controlled Affiliate) derived from, such Transferred Contract to the applicable Acquired Company, Purchasers shall indemnify and hold harmless South Central Seller (or its applicable Affiliate) from and against its (or its applicable Affiliate’s) portion of any Losses or Liabilities incurred or asserted as a result of or in connection with South Central Seller (or its applicable Affiliate) being party to such Transferred Contract, other than Losses or Liabilities to the extent resulting from or arising out of any Seller’s (or its applicable Affiliate’s) willful misconduct or breach of its obligations pursuant to this Agreement.
(b)    Sellers shall use reasonable best efforts to, and Purchasers shall cooperate with Sellers to effect Purchasers entry into, arrangements substantially similar to the DCS and SCADA Contracts prior to the Closing Date, and, in any event, prior to the termination of the Transition Services Agreement, such that, one of the Acquired Companies or Purchasers (as determined by Purchasers) will be a party to a new agreement in respect of business of the Acquired Companies on terms and conditions which are substantially the same, in all material respects, to those of such DCS and SCADA Contracts prior to such entry into new arrangements (other than modifications to (x) allow for assignability, (y) make other ministerial changes, or (z) make proportional adjustments related to the relative use under such DCS and SCADA Contracts in comparison to the use under such DCS and SCADA Contract by the Acquired Company); provided, however, that neither Sellers nor their Affiliates shall be required to incur any material costs, expenses or Liability in respect of satisfying the foregoing provisions of this Section 8.05(b) (excluding, in each case, de minimis non-material administrative expenses incurred by Sellers) and, subject to Sellers’ compliance with the express terms of this Section 8.05(b), the failure to enter into any new agreements pursuant to this Section 8.05(b) prior to the Closing (and, in any event, prior to the termination of the Transition Services Agreement) shall not be deemed a breach of any representation, warranty, covenant or condition to Closing, in and of itself, hereunder.
Section 8.06    Risk of Loss.
(a)    If, during the Interim Period, any tangible Asset (or any material portion thereof) of any Acquired Company, either alone, or together with any other tangible Asset (or any material portion thereof) of any Acquired Company is damaged or destroyed (the portion of such Asset(s) so damaged or destroyed, the “Damaged Portion”) by fire, flood, wind, explosion or other casualty (“Casualty Loss”), or is taken by a Governmental or Regulatory Authority by exercise of the power of eminent domain (“Condemnation”), then the provisions of this Section 8.06 shall apply. Sellers shall use commercially reasonable efforts to furnish any information reasonably requested by Purchasers with respect to any such Condemnation, Casualty Loss, or the property or operations affected thereby, including any condemnation or eminent domain proceeding or insurance claim made in respect thereof and the expected proceeds that may arise in connection therewith, and shall use (and cause the Acquired Companies to use) commercially reasonable efforts to respond to any such Condemnation or Casualty Loss, including by making insurance claims.
(b)    Following the occurrence of (i) any Casualty Loss, if the aggregate cost to restore, repair or replace the Damaged Portion subject to such Casualty Loss to a condition comparable in all material respects to its condition prior to the occurrence of such Casualty Loss, plus the amount of any lost profits reasonably expected to accrue as a result of such Casualty Loss (collectively, “Restoration Cost”) or (ii) any Condemnation, if the value of the property subject to such Condemnation, plus the amount of any lost profits reasonably expected to accrue as a result of such Condemnation (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to 2% of the Total Purchase Price (“Major Loss Amount”), then (A) there shall be no effect on the transactions contemplated hereby and (B) the applicable Acquired Companies shall be entitled to and shall retain all insurance, condemnation award or other third-party proceeds for any Casualty Loss or Condemnation (“Loss Proceeds”) received by the Acquired Companies (other than any Loss Proceeds received following the Closing in respect of lost profits attributable to the Interim Period, which, if received by Purchasers or any of their Affiliates following the Closing, shall be remitted promptly to Sellers). The Restoration Cost and Condemnation Value shall be determined by an independent third-party appraiser mutually selected by the Parties.
(c)    Subject to the termination rights of Purchasers and Sellers set forth in Section 8.06(e), upon the occurrence of any Casualty Loss or Condemnation involving an aggregate Restoration Cost or Condemnation Value in excess of the Major Loss Amount, Sellers shall have, in the case of any Casualty Loss, the option to restore, repair or replace the Damaged Portion subject to such Casualty Loss prior to Closing to a condition comparable in all material respects to its condition prior to the occurrence of such Casualty Loss. If Sellers exercise such option, which shall be exercised by delivering written notice to Purchasers prior to the Closing and as soon as practicable, but in no event more than three (3) Business Days, after the occurrence of such Casualty Loss and the determination of the Restoration Costs pursuant to and in accordance with Section 8.06(b), then (i) Sellers shall consult with and consider in good faith reasonable proposals from Purchasers with respect to all restoration, repair or replacement plans, drawings and specifications, (ii) Sellers shall complete or cause to be completed the repair, replacement or restoration of the Damaged Portion subject to such Casualty Loss prior to the Closing, and (iii) the Closing Date and, if applicable, the Termination Date, shall be postponed for the amount of time reasonably necessary to complete such restoration, repair or replacement; provided that Purchasers shall have the right to assume such repair, replacement or restoration and cause the Closing to occur if such repair, replacement or restoration would be reasonably be expected to extend beyond the date that is 30 days following the Termination Date. If Sellers do not exercise their option to restore, repair or replace the Damaged Portion subject to such Casualty Loss, or such Casualty Loss is the result, in whole or in part, of one or more Condemnations or is otherwise not capable of being restored, repaired or replaced, then the provisions of Section 8.06(d) shall apply. If Sellers complete the restoration, repair or replacement of the Damaged Portion subject to such Casualty Loss in accordance with this Section 8.06(c), then (A) Sellers may utilize any Loss Proceeds (including any Loss Proceeds received by the Acquired Companies) in furtherance of its restoration, repair or replacement activities and shall be entitled to and shall retain any other Loss Proceeds following such completion, which if received by Purchasers or any of their Affiliates following the Closing, shall be remitted promptly to Sellers, (B) Sellers shall be entitled to and shall retain any Loss Proceeds in respect of lost profits attributable to the Interim Period, which, if received by Purchasers or any of their Affiliates following the Closing, shall be remitted promptly to Sellers, and (C) Purchasers shall be entitled to and shall retain Loss Proceeds in respect of lost profits attributable to the period following the Closing, which if received by Sellers or any of their Affiliates following the Closing, shall be remitted promptly to Purchasers.
(d)    Subject to the termination right of Purchasers and Sellers set forth in Section 8.06(e), in the event that Sellers do not exercise their option to restore, repair or replace the Damaged Portion, or in the event that Sellers, after exercising such option, fails to complete such restoration, repair or replacement within the period of time specified in Section 8.06(c), or such Casualty Loss is the result, in whole or in part, of one or more Condemnations or is otherwise not capable of being restored, repaired or replaced, then the Parties shall adjust the Total Purchase Price downward by the aggregate Restoration Costs and Condemnation Value related thereto, less the value of any repair, replacement or restoration work actually completed by Sellers on the

Damaged Portion subject to such Casualty Loss and proceed to the Closing. If the Total Purchase Price is adjusted in accordance with this Section 8.06(d), then Sellers shall be entitled to and shall retain all Loss Proceeds, which, if received by Purchasers or any of their Affiliates following the Closing, shall be remitted promptly to Sellers.
(e)    In the event that the aggregate Restoration Cost or Condemnation Value with respect to one or more Casualty Losses or Condemnations equals an amount in excess of 15% of the Total Purchase Price, then either Purchasers or Sellers shall have the right to terminate this Agreement.
(f)    Neither Sellers nor any Acquired Company shall be obligated to indemnify, or otherwise have any Liability to, Purchasers or their Affiliates or its or their Representatives with respect to any breach by Sellers of this Agreement with respect to any event, fact, circumstance, occurrence or condition to the extent relating to or arising from any Casualty Loss or Condemnation (except for any breach by Sellers of this Section 8.06), and no such event, occurrence or condition (except for any breach by Sellers of this Section 8.06) shall be taken into account in determining whether any of the conditions set forth in Article IX or Article X have been satisfied.
(g)    Notwithstanding anything to the contrary, a Forced Outage shall not in any respect be deemed a Casualty Loss or Condemnation hereunder or otherwise.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF PURCHASERS
The obligation of Purchasers to consummate the transactions described in Sections 2.01 through 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchasers in their sole discretion):
Section 9.01    Representations and Warranties. The (a) Sellers Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on such date in all respects (other than de minimis inaccuracies), and (b) the other representations and warranties set forth in Article III and Article IV shall be true and correct as of the Closing Date as though made on such date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”), except that such representations and warranties that address matters as of particular dates shall be true and correct in all respects as of such dates, in each case except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.02    Performance. Sellers and the Acquired Companies shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers and the Acquired Companies at or before the Closing.
Section 9.03    No MAE. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 9.04    Prohibitive Order. There shall not be in effect on the Closing Date any Prohibitive Order.
Section 9.05    Governmental or Regulatory Approvals and Notices. (a) Subject to Section 8.01(d)(ii), all of the governmental approvals set forth on Section 9.05 of the Sellers Disclosure Schedule (collectively, the “Required Governmental Approvals”) shall have been obtained, made or given, and shall be in full force and effect or shall have occurred and (b) all of the notices set forth on Section 9.05 of the Sellers Disclosure Schedule (collectively, the “Required Governmental Notices”) that are required to be given prior to Closing shall have been given and the requisite period of time, if any, shall have lapsed with respect to such notice.
Section 9.06    Frustration of Closing Conditions. Purchasers may not rely on the failure of any covenant set forth in Section 9.02 in respect of the performance of covenants to be satisfied if such failure of such covenant was primarily caused by Purchasers’ failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF SELLERS
The obligation of Sellers to consummate the transactions described in Sections 2.01 through 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their respective sole discretion):
Section 10.01    Representations and Warranties. The representations and warranties of Purchasers set forth in Article V shall be true in all respects as of the Closing Date as though made on such date (other than de minimis inaccuracies and disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”), except that such representations and warranties of Purchasers that address matters as of particular dates shall be true in all respects as of such dates, in each case except as would not have a Purchaser Material Adverse Effect.
Section 10.02    Performance. Purchasers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchasers at or before the Closing.
Section 10.03    No MAE. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
Section 10.04    Prohibitive Order. There shall not be in effect on the Closing Date any Prohibitive Order.
Section 10.05    Governmental or Regulatory Approvals and Notices. (a) All of the Required Governmental Approvals shall have been obtained, made or given, and shall be in full force and effect or shall have occurred and (b) all of the Required Governmental Notices that are required to be given prior to Closing shall have been given and the requisite period of time, if any, shall have lapsed with respect to such notice.

Section 10.06    Frustration of Closing Conditions. Sellers may not rely on the failure of any covenant set forth in Section 10.02 in respect of the performance of covenants to be satisfied if such failure of such covenant was primarily caused by Sellers’ or Acquired Companies’ failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
ARTICLE XI
SURVIVAL; NO OTHER REPRESENTATIONS
Section 11.01    Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed. No Party or any of its Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided that the foregoing shall not limit (a) any claim or recovery that may be available to Purchasers under the R&W Insurance Policy that may be procured by Purchasers in connection with the transactions contemplated hereby or (b) any claim of Fraud. The Parties agree that, other than in the case of Fraud, none of the Acquired Companies or their respective Affiliates shall be liable to the insurer under the R&W Insurance Policy purchased by, or on behalf of, Purchasers for subrogation claims pursuant to such R&W Insurance Policy, and Purchasers covenants and agrees that the R&W Insurance Policy will include a waiver of such subrogation claims for the benefit of the Sellers and their Affiliates.
Section 11.02    Release.
(a)    Effective as of the Closing, Purchasers, on their own behalf and on behalf of their direct and indirect equity holders, Affiliates (including the Acquired Companies following the Closing) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Purchaser Releasing Person”), hereby absolutely and unconditionally release and forever discharge Sellers and each Acquired Company and each of its past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agree not to assert any cause of action or Actions or Proceedings with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Seller Released Person, which any Purchaser Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to Sellers’ and the Acquired Companies’ ownership or operation of the Acquired Companies or the Interests (the “Seller Released Claims”); provided that, notwithstanding the foregoing, no Purchaser Releasing Person releases any of its rights to assert any cause of any Actions or Proceedings with respect to any such Losses or Liabilities to the extent arising under this Agreement.
(b)    Effective as of the Closing, Sellers, on their own behalf and on behalf of their direct and indirect equity holders, Affiliates and Representatives, and its and their respective

Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby absolutely and unconditionally release and forever discharge Purchasers and each Acquired Company and each of their past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Purchaser Released Person”) from, and agree not to assert any cause of action or Actions or Proceedings with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Purchaser Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to Sellers’ and the Acquired Companies’ ownership or operation of the Acquired Companies or the Interests (the “Purchaser Released Claims”); provided that, notwithstanding the foregoing, no Seller Releasing Person releases any of its rights to assert any cause of any Actions or Proceedings with respect to any such Losses or Liabilities to the extent arising under this Agreement or any rights arising under the Acquired Companies Organizational Documents (including any rights of indemnification related thereto).
ARTICLE XII
TERMINATION
Section 12.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time by written notice from Sellers or Purchaser to the other (except for paragraph (a) below):
(a)    by mutual written consent of Purchasers and Sellers;
(b)    by either Purchasers or Sellers:
(i)    if the Closing has not occurred on or before two hundred and seventy (270) days after the Execution Date (the “Termination Date”), which date may be extended by any Party, by notice to the other Parties, for an additional fifteen (15) Business Day period if (A) one or more applicable Required Governmental Approvals (other than a Specified Approval) have not been obtained by such date, (B) the lack of any such Required Governmental Approvals (other than a Specified Approval) is the sole reason that the unwaived conditions set forth in Article IX and Article X to consummate the Closing are unfulfilled as of such date, and (C) the Parties reasonably expect to obtain the missing Required Governmental Approvals (other than a Specified Approval) within such fifteen (15) Business Day period; provided that the terminating Party (including Sellers or the Acquired Companies in the case that Sellers are the terminating Party) is not in material breach under this Agreement; or
(ii)    if any court of competent jurisdiction in the United States or other Governmental or Regulatory Authority shall have issued a Final Order or enacted any Law or taken any other final action restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and nonappealable.

(c)    at any time before the Closing, by Purchasers if (x) Sellers have failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a breach by Sellers or the Acquired Companies of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Sellers or the Acquired Companies is or shall have become untrue, in either case such that the conditions set forth in Section 9.01 or 9.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Sellers by Purchasers and (B) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not be available to Purchasers at any time that Purchasers have violated, or are in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Sellers’ conditions to Closing hereunder (and such condition(s) has not been waived by Sellers) or, if capable of being cured, has not been cured by Purchasers;
(d)    at any time before the Closing, by Sellers if there has been a breach by Purchasers of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Purchasers is or shall have become untrue, in either case such that the conditions set forth in Sections 10.01 or 10.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Purchasers by Sellers and (B) the Termination Date; provided, however, that no cure period shall apply to Purchasers’ obligation to pay the Preliminary Purchase Price. The right to terminate this Agreement pursuant to this Section 12.01(d) shall not be available to Sellers at any time that Sellers or the Acquired Companies have violated, or are in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Purchasers’ conditions to Closing hereunder (and such condition(s) has not been waived by Purchasers) or, if capable of being cured, has not been cured by Sellers or the Acquired Companies;
(e)    at any time before the Closing, by Sellers if all of the conditions set forth in Article IX have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 12.01(e)), (B) Sellers have given irrevocable written notice to Purchasers that all the conditions set forth in Article X have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 12.01(e)) and they are ready, willing, and able to consummate the Closing, and (C) Purchasers have failed to consummate the transactions contemplated by this Agreement on or prior to the date which is two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.04;
(f)    by either Purchasers or Sellers, by written notice to the other Person pursuant to Section 8.06(e); or
(g)    by either Purchasers or Sellers, by written notice to the other Person, if the Closing has not occurred on or before the Termination Date solely as a result of a failure to obtain a Specified Approval.

Section 12.02    Effect of Termination.
(a)    If this Agreement is validly terminated pursuant to Section 12.01, then this Agreement shall become null and void and there will be no Liability or obligation on the part of any Party or any other Person in respect of this Agreement; provided that the provisions with respect to effect of termination in Section 12.02(b) and Article XIII will continue to apply following any termination hereof and liability may exist for breach of, or otherwise with respect to, such provisions.
(b)    In the event that this Agreement is terminated by (i) Sellers pursuant to Section 12.01(d) or Section 12.01(e) or (ii) Sellers or Purchasers pursuant to Section 12.01(b)(i) at a time when Sellers would be entitled to terminate this Agreement pursuant to Section 12.01(d) or Section 12.01(e), then Purchasers shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Sellers, by wire transfer of immediately available funds in U.S. Dollars to the account(s) designated by Sellers, an amount equal to the Termination Fee Amount. In addition to the foregoing, in the event that this Agreement is terminated by Purchasers or Sellers pursuant to Section 12.01(a) or Section 12.01(b), and, at the time of such termination, all of the conditions set forth in Article IX have been satisfied or waived in accordance with the Agreement, other than those set forth in Section 9.04 or Section 9.05 and those that by their nature can only be satisfied at Closing, then Purchasers shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Sellers, by wire transfer of immediately available funds in U.S. Dollars to the account(s) designated by Sellers, an amount equal to the Regulatory Termination Fee Amount. Each of the Parties acknowledges and agrees that the agreements contained in this Section 12.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. Purchasers and Sellers acknowledge and agree that (i) Purchasers and Sellers have expressly negotiated the provisions of this Section 12.02(b), (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller, Purchasers and their respective Affiliates) the provisions of this Section 12.02(b) are reasonable, (iii) both the Termination Fee Amount and the Regulatory Termination Fee Amount, respectively, represent a good faith, fair estimate of the damages that Sellers, Purchasers and their respective Affiliates would suffer and (iv) the Termination Fee Amount and the Regulatory Termination Fee Amount, respectively, shall be payable as liquidated damages (and not as a penalty) without requiring Sellers, Purchasers or any other Person to prove actual damages. In no event shall this Section 12.02(b) be construed to mean that receipt of any financing is a condition to Purchasers’ obligations hereunder; rather, the Termination Fee Amount and Regulatory Termination Fee Amount, respectively, shall be payable when required in accordance with this Agreement regardless of whether or not Purchasers received the proceeds from any contemplated debt or equity financing. For the avoidance of doubt, in no event shall Purchasers be required to pay both the Termination Fee Amount and the Regulatory Termination Fee Amount.
(c)    Without limiting any Party’s rights under Section 13.06, the right of a Party to terminate the Agreement and receive the Termination Fee Amount or the Regulatory Termination Fee Amount, as applicable, pursuant to Section 12.02(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of such Party for any damages suffered by such Party in connection with a termination pursuant to, or when a termination is possible under, Section 12.01(d) or Section 12.01(e). While a Party may pursue both a grant of specific performance under Section 13.06 and seek payment of the Termination Fee Amount or the Regulatory Termination Fee Amount, as applicable, under Section 12.02(b), under no circumstances shall either Party be permitted or entitled to receive both a grant of specific performance and payment of the Termination Fee Amount or the Regulatory Termination Fee Amount, as applicable, in connection with the termination of this Agreement.
(d)    For the avoidance of doubt and without limiting Sellers’ rights under this Section 12.02, Section 13.06 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Purchasers to consummate the Closing when required and to make the payments required by Section 2.04 when required shall be an intentional breach of this Agreement by Purchasers that is not capable of being cured, that has prevented consummation of the transactions contemplated hereby (including if such failure results from Purchasers being unable to obtain all or any portion of any contemplated financing for the transactions contemplated hereby or failing to take all actions when and in the manner required of it hereunder), and that gives rise to Sellers’ right pursuant to Section 12.01(d) or Section 12.01(e). For purposes of this Section 12.02(d) and without limiting Sellers’ rights under this Section 12.02, Purchasers shall conclusively be deemed obligated to consummate the Closing and/or to make the payments required by Section 2.05 as of a particular date, if (i) the conditions set forth in Section 9.01 and Section 9.02 would be satisfied if the Closing were to occur on such particular date and (ii) all conditions to Closing set forth in Article IX (other than (A) the conditions set forth in Section 9.01 and Section 9.02, (B) those conditions which by their terms or nature are to be satisfied by performance at Closing, provided that such conditions are satisfied or waived by Purchasers at Closing and (C) any conditions that are not satisfied as a result of a breach by Purchasers of any representation, warranty, covenant or agreement contained in this Agreement) have been satisfied or duly waived in accordance with this Agreement on or prior to such particular date.
(e)    In the event that this Agreement is terminated pursuant to Section 12.01, Purchasers shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Sellers or destroy (at Purchasers’ election), and will cause its Representatives to return to Sellers or destroy, all of the documents and other materials received from Sellers or their Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Purchasers (or, if Purchasers are not signatory thereto, their Affiliates signatory thereto) shall comply with all of its obligations under the Confidentiality Agreement pursuant to the terms of the Confidentiality Agreement.
ARTICLE XIII
MISCELLANEOUS
Section 13.01    Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and shall not be deemed to create a partnership between Sellers or any of their Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand, and no Person has any other special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 13.02    Expenses; Payments.
(a)    Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
(b)    Purchasers shall be responsible for the payment of any filing fees with respect to any filings required under the HSR Act in connection with this Agreement and any R&W Costs.
(c)    Each Party agrees that, where not otherwise specified, all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence). In the event any Actions or Proceedings is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Actions or Proceedings is the prevailing party in such Actions or Proceedings, all reasonable and documented out-of-pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such Actions or Proceedings shall be reimbursed by the non-prevailing party in such Actions or Proceedings; provided that if the defendant in such Actions or Proceedings prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Actions or Proceedings shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis. For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Actions or Proceedings if the Person attempting to enforce its rights hereunder commences or threatens any such Actions or Proceedings and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed, or voluntarily reduced and/or (ii) such defendant defeats any such claim(s).
Section 13.03    No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion.
Section 13.04    Amendments. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Purchasers and Sellers, and solely with respect to Section 13.18, Purchaser Parents. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Purchasers and Sellers, and any such waiver shall be effective only in the specific instance and for the purposes for which given. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
Section 13.05    Addresses for Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or facsimile or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing. Notices will be effective and deemed to have been given (a) when personally delivered, sent by email (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (b) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.
If to Sellers and, prior to the Closing, the Acquired Companies:
c/o Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attn:    Richard Sharp
Email:    Richard.Sharp@clecocajun.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP
609 Main Street
Houston, TX 77002
Attn:    John D. Pitts, P.C.
Email:    john.pitts@kirkland.com

        and

Kirkland & Ellis, LLP
401 Congress Avenue
Austin, TX 78701
Attn:    Brice Lipman
Email:    brice.lipman@kirkland.com
If to Purchasers and, after the Closing, the Acquired Companies:
c/o Atlas Holdings LLC
100 Northfield
Greenwich, CT 06830
Attn:    Jerome Lay
Email:    jlay@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:
Kindle Energy Management Company LLC
500 Alexander Park, Suite 300
Princeton, New Jersey 08540
Attn:    Grace Kurdian
Email:    grace.kurdian@kindle-energy.com
with a copy (which shall not constitute notice) to:
King & Spalding LLP
1100 Louisiana, Suite 4100
Houston, Texas 77002
Attn:    Jason M. Peters
Email:    jpeters@kslaw.com
If to Purchaser Parents:

Atlas Capital Resources IV LP
100 Northfield
Greenwich, CT 06830
Attn:    Jerome Lay
Email:    jlay@atlasholdingsllc.com
Section 13.06    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that, subject to Section 12.02, (a) each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in the Borough of Manhattan, the City of New York, New York, in addition to any other remedy to which such Person may be entitled, at law or in equity, and (b) the provisions set forth in Section 12.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 13.06, none of the Parties would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, on or prior to the Termination Date, any Party brings any action, in each case in accordance with the terms hereof, to enforce specifically the performance of the terms and provisions hereof by any other Party, the

Termination Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event shall this Section 13.06, be used, alone or together with any other provision of this Agreement, to require Sellers or the Acquired Companies to remedy any inaccuracy of any representation or warranty made by Sellers herein.
Section 13.07    Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 13.08    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under Applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 13.09    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of law) without the prior written consent of the other Party; provided, however, that Purchasers may, with reasonable advance notice to Sellers, assign any or all of their rights, obligations and interests hereunder without any such written consent to any of their respective Affiliates; provided, further, that in each case, Purchasers will remain responsible for each of its obligations hereunder. For the avoidance of doubt, Purchaser Parents may not assign their rights, interests, or obligations under this Agreement to any other Person.
Section 13.10    No Third-Party Beneficiary. No Person other than the Parties shall have any rights, remedies, obligations, or benefits under any provision of this Agreement.

Section 13.11    Disclaimer; Non-Recourse.
(a)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES OR THE PROJECTS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASERS WAIVE, RELEASE AND FOREVER DISCHARGE ALL CLAIMS AND RIGHTS OF ACTION, WHETHER AT LAW OR EQUITY, AGAINST SELLERS OR THE ACQUIRED COMPANIES ARISING WITH RESPECT TO THE PROJECTS OR RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANY OTHER ENVIRONMENTAL LAWS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE EVENT OF FRAUD, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR (I) ANY EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES OR (II) SPECIAL DAMAGES OR LOSSES THAT ARE NOT A REASONABLY FORESEEABLE RESULT OF THE EVENT, MATTER AND/OR BREACH THAT GAVE RISE THERETO, IN EACH CASE WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANY OTHER ENVIRONMENTAL LAWS, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT.
(b)    All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties, and solely for the purposes of Section 13.18, Purchaser Parents. No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 13.11(b).
(c)    Notwithstanding anything to the contrary contained herein or provided for under any Applicable Law or Order, except (i) for claims of Fraud or (ii) with respect to any such damages sought by third parties against Purchasers or Sellers, no party hereto will, in any event, be liable to any other party hereto, either in contract or in tort, for any punitive damages or any damages or Losses resulting from the transactions contemplated hereby in excess of the Total Purchase Price.
Section 13.12    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties to this Agreement may execute this Agreement by signing any such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.
Section 13.13    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to any choice of law or conflict of law rules or principles thereof that would require the application of the rules of another jurisdiction.
Section 13.14    Consent to Jurisdiction.
(a)    For all purposes of this Agreement, and for all purposes of any Actions or Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of the state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably and unconditionally agrees that any such Actions or Proceedings shall be heard and determined in such New York court or, to the extent permitted by law, in such federal court; provided that each Party hereto agrees that a final judgment in any such Actions or Proceedings may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law or at equity. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court; provided that nothing in this Agreement shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.
(b)    Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:
(i)    any objection which it may now or hereafter have to the laying of venue of any Actions or Proceedings arising out of or relating to this Agreement or any related matter in any state and federal courts within the Borough of Manhattan, the City of New York, New York; and
(ii)    the defense of an inconvenient forum to the maintenance of such Actions or Proceedings in any such court.
Section 13.15    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY

LEGAL ACTION, SUIT, OR PROCEEDING (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.
Section 13.16    Disclosure. Any fact or item disclosed in any section of the Sellers Disclosure Schedule shall be deemed disclosed in each other section of the Sellers Disclosure Schedule to which such fact or item may apply so long as (a) such other section is referenced by applicable cross-reference or (b) it is reasonably apparent on its face that such disclosure is applicable such other section. The headings contained in the Sellers Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Sellers Disclosure Schedule or this Agreement. The Sellers Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Any fact or item disclosed in the Sellers Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Sellers Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. No disclosure in the Sellers Disclosure Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Sellers Disclosure Schedule shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.
Section 13.17    Legal Representation. Purchasers agree and will cause each Acquired Company to agree, on their own behalf and on behalf of their directors, managers, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Sellers or any direct or indirect director, manager, member, partner, officer, employee, equityholder, Affiliate or other Representative of Sellers, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of any Acquired Company, and Purchasers consent thereto and will cause each Acquired Company to consent thereto on behalf of itself and the Waiving Parties, and Purchasers irrevocably waive (and will not assert) and will cause each Acquired Company to irrevocably waive (and not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchasers acknowledge and will cause each Acquired Company to acknowledge that the foregoing provision applies whether or not K&E provides legal services to any Acquired Company after the Closing Date. Purchasers irrevocably acknowledge and agree and will cause each Acquired Company to irrevocably acknowledge and agree, for itself and the Waiving Parties, that all communications among K&E, any Acquired Company, Sellers and/or any director, officer, manager, member, employee or other Representative of any of the foregoing and Sellers made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs to solely to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Purchasers or any Acquired Company and from and after the Closing none of Purchasers, any Acquired Company or any Person purporting to act on behalf of or through Purchasers, any Acquired Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, Purchasers, on behalf of itself and the Waiving Parties, waives and will not assert and will cause each Acquired Company to waive and not assert any attorney-client privilege with respect to any communication among K&E, any Acquired Company, Sellers and/or any director, officer, manager, member, employee, or other Representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Purchasers or any Acquired Company, on the one hand, and a third party other than Sellers, on the other hand, Purchasers and any Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any Acquired Company may waive such privilege without the prior written consent of Sellers.
Section 13.18    Purchaser Parents Guaranty. For good and valuable consideration, and to induce Sellers to enter into this Agreement, Purchaser Parents hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantee to Sellers (x) the punctual and complete performance of the obligations of Purchasers under Section 2.03(d), Section 2.04 and Section 7.09 of this Agreement and (y) that each Purchaser Parent shall, and shall cause its Affiliates to, at all times preserve within their respective funds and capital accounts (and those of their respective Affiliates) unfunded equity commitments that are sufficient to satisfy in full the obligations of Purchasers under Section 2.03(d), Section 2.04 and Section 7.09 of this Agreement (the foregoing, collectively, the “Obligations”). The limited guaranty set out in this Section 13.18 (the “Purchaser Parents Guaranty”) shall remain in full force and effect until the earlier to occur of (i) the satisfaction of each and every obligation of Purchasers under Section 2.03(d), Section 2.04 and Section 7.09 or (ii) the termination of this Agreement in accordance with the terms of Article XII. Upon default by Purchasers of any of the Obligations, Sellers may proceed directly against Purchaser Parents, jointly and severally, without proceeding against Purchasers or any other Person or pursuing any other remedy. Each Purchaser Parent waives any defenses which it may have with respect to the performance of the Obligations, other than defenses that Purchasers would have under the terms of this Agreement. Each Purchaser Parent further waives notice of the acceptance of this Purchaser Parents Guaranty, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations. Each Purchaser Parent represents and warrants that (1) it has the full power and authority to enter into and perform the Purchaser Parents Guaranty, (2) there are no bankruptcy, reorganization or receivership Actions or Proceedings pending, being contemplated by or, to such Purchaser Parent’s knowledge, threatened against such Purchaser Parent, and such Purchaser Parent is not insolvent or generally not paying its debts as they become due, (3) the execution, delivery and performance by such Purchaser Parent of this Purchaser Parents Guaranty has been duly and validly authorized and approved by all necessary corporate action on the part of such Purchaser Parent, and this Purchaser Parents Guaranty constitutes the legal, valid and binding obligation of such Purchaser Parent, enforceable against such Purchaser Parent, jointly and severally, in accordance with its terms and (4) the execution, delivery and performance by such Purchaser Parent of this Purchaser Parents Guaranty does not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of the governing instruments of such Purchaser Parent or any Contract to which such Purchaser Parent is a party or by which any of its properties or assets are bound.
[Reminder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party and Purchaser Parent, solely for purposes of such Purchaser Parent’s obligations expressly set forth in the Agreement, as of the date first above written.
SELLERS:
CLECO CAJUN LLC

By: /s/ William G. Fontenot
Name: William G. Fontenot
Title: Chief Executive Officer

SOUTH CENTRAL GENERATING LLC

By: /s/ William G. Fontenot
Name: William G. Fontenot
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

PURCHASERS:
BIG PELICAN LLC

By: /s/ Jerome Lay
Name: Jerome Lay
Title: President
PELICAN SOUTH CENTRAL LLC

By: /s/ Jerome Lay
Name: Jerome Lay
Title: President

Solely for the purposes of Section 13.18

PURCHASER PARENTS:

ATLAS CAPITAL RESOURCES IV LP
By: ATLAS CAPITAL GP IV LP,
its general partner
By: ATLAS CAPITAL RESOURCES GP IV LLC,
its general partner

By: /s/ Andrew Bursky
Name: Andrew Bursky
Title: Authorized Person

ATLAS CAPITAL RESOURCES (P) IV LP
By: ATLAS CAPITAL GP IV LP,
its general partner
By: ATLAS CAPITAL RESOURCES GP IV LLC,
its general partner

By: /s/ Andrew Bursky
Name: Andrew Bursky
Title: Authorized Person

By: /s/ Andrew Bursky
Name: Andrew Bursky
Title: Authorized Person
Signature Page to Purchase and Sale Agreement